Exhibit 2.1

Execution Version

Membership Interest PURCHASE AGREEMENT

Among

IMWHP, LLC

as Buyer

Xcel Brands, Inc.

and

IM Brands, LLC

as Seller

and

IM TOPCO, LLC

May 27, 2022

Membership Interest PURCHASE AGREEMENT

This Membership Interest PURCHASE AGREEMENT (the “Agreement”), dated as of May 27, 2022 (the “Effective Date”), by and among IMWHP, LLC, a Delaware limited liability company (“Buyer”), Xcel Brands, Inc., a Delaware corporation (“Xcel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with Xcel, “Seller”), and IM TOPCO, LLC, a Delaware limited liability company (the “Company”). Buyer, Seller and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Xcel owns and will, as of immediately prior to Closing, own all of the issued and outstanding limited liability company interests of the Company (the “Interests”);

WHEREAS, Seller owns and/or controls intellectual property rights relating to an apparel and accessories business that produces, markets and sells various goods under the “Isaac Mizrahi” brand;

WHEREAS, Buyer desires to purchase, and Xcel desires to sell to Buyer, seventy percent (70%) of the issued and outstanding Interests in the Company (the “Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Buyer’s willingness to enter into this Agreement, the board of directors of Xcel, on behalf of Xcel and for Xcel in its capacity as the sole member of IMB, are delivering to Buyer a written consent of Xcel approving this Agreement, the other Transaction Documents and the consummation of the Transaction by Seller;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“2011 APA” means that certain Asset Purchase Agreement, dated as of May 19, 2011, by an among Xcel, IMB and IM ready-Made, LLC, as amended by the First Amendment to Asset Purchase Agreement, dated as of July 28, 2011, further amended by the Second Amendment to Asset Purchase Agreement, dated as of September 15, 2011, further amended by the Third Amendment to Asset Purchase Agreement, dated as of September 21, 2011, and further amended by the Fourth Amendment to Asset Purchase Agreement, dated as of September 29, 2011.

“Adjusted Net Cash Flow” means, with respect to any period, the Net Cash Flow for such period as increased or decreased, as appropriate, in respect of reasonable “run rate” adjustments (as if such adjustments were in effect during the relevant period) reflecting the estimated impact (made in good faith) of (i) the entry into, amendment of or termination of, any license agreements by the Company, (ii) any material changes to business volumes resulting in reduced or increased revenues from existing licensees (in each case resulting from a change to business volumes that has been corroborated by licensee communications as being likely to continue), and (iii) any material increases or reductions in cost; provided that in the case of each of the foregoing (i), (ii), and (iii), such adjustments are reasonably identifiable and factually supportable and projected by Buyer in good faith to result based on recent historical results, communications with licensees, and from actions taken by the Company, or with respect to which substantial steps have been taken.

“Adjustment Amount” means $16,000,000 less all amounts of Net Cash Flow distributed to Buyer by the Company.

“Adjustment Event” has the meaning set forth in Section 2.5(a).

“Adjustment Period” means the period beginning on the first calendar day of the calendar quarter in which the Closing Date occurs and ending on the last calendar day of the calendar quarter in which the third (3rd) anniversary of the Closing Date occurs.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Alternative Transaction” means a sale, transfer or other disposition, directly or indirectly, whether by means of an asset sale, merger, sale of stock, amalgamation, reorganization, liquidation or otherwise, of any portion of the Company, the Business or the Contributed Assets, in a transaction or a series of transactions with one or more Persons, other than Buyer and/or its Affiliates.

“Appeal” means any request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other administrative or judicial petition for review or reconsideration.

“Applicable Royalty Period” means the quarterly, semi-annual or other royalty period to which such Royalty relates, as set forth in the applicable Contributed Contract.

“Acquired Interests” means seventy percent (70%) of the issued and outstanding limited liability company interests of the Company.

“Assignment Consent” has the meaning set forth in Section 3.5(b).

“Assignment of Marks” has the meaning set forth in Section 8.2(b).

“Assumed Liabilities” has the meaning set forth in Section 3.2.

3

“Audit” means any audit, assessment of Taxes, any other examination or claim by any Tax Authority, and any judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

“Basket” has the meaning set forth in Section 9.7(a).

“Bill of Sale” has the meaning set forth in Section 8.2(j).

“Business” means the business of owning, exploiting, promoting, marketing, advertising and licensing of the Transferred IP.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 5.1 (Authorization), Section 5.2 (Organization) and Section 5.5 (Broker’s Fees).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Company” has the meaning set forth in the preamble.

“Company Losses” has the meaning set forth in Section 9.2.

“Company Royalty Allocation” has the meaning set forth in Section 2.4.

“Consent Required Contract” has the meaning set forth in Section 3.5.

“Consents” means any and all consents, approvals, orders or authorizations of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which are necessary to permit (i) Buyer and Seller to consummate the transactions contemplated hereby and perform their respective obligations hereunder, (ii) Seller to transfer to the Company good and marketable title in and to the Contributed Assets or (iii) Xcel to transfer to Buyer good and marketable title in and to the Acquired Interests.

“Continuing Liability Licenses” has the meaning set forth in Section 3.5(b).

“Continuing License Obligations” has the meaning set forth in Section 3.5(b).

4

“Contract” means any written or oral contract, agreement, instrument, order, commitment or binding arrangement, express or implied of any nature whatsoever.

“Contributed Assets” has the meaning set forth in Section 3.1.

“Contributed Contracts” means (i) licenses between Seller and third-party licensees and (ii) other Contracts entered into by Seller and relating primarily or exclusively to the Transferred IP, in each case set forth in Section 1.1 of the Disclosure Letter.

“Contributed IP Acquisition Contracts” has the meaning set forth in Section 4.10(b).

“Data Activities” has the meaning set forth in Section 4.14.

“Defense Counsel” has the meaning set forth in Section 9.5(a).

“Defense Notice” has the meaning set forth in Section 9.5(a).

“Disclosure Letter” means a letter sent by Seller to Buyer on even date herewith disclosing certain information referred to herein.

“Domain Name Transfer” has the meaning set forth in Section 8.2(c).

“Domains” means the Internet domain names and URLs listed on Section 1.2 of the Disclosure Letter.

“Earn-Out Amount” has the meaning set forth in Section 2.7(a).

“Earn-Out Event” has the meaning set forth in Section 2.7(a).

“EBITDA” means Adjusted Net Cash Flow, increased by any of the following to the extent deducted in the calculation of Net Cash Flow and not treated as operating expenses under GAAP: (a) capital expenditures and investments, (b) interest, principal, and other amounts due under indebtedness of the Company, (c) any cash taxes owed by the Company, and (d) the amount of any reasonable holdbacks or reserves established under the definition of Net Cash Flow. Further, the following working capital amounts shall be added or subtracted (as indicated herein) from Adjusted Net Cash Flow to calculate EBITDA: (i) add any revenues earned under GAAP but not yet received in cash, (ii) subtract any revenues received in cash but not yet earned under GAAP, (iii) add expenses paid in cash but not yet accrued under GAAP, and (iv) subtract expenses accrued under GAAP but not yet paid in cash.

“Electronic Delivery” has the meaning set forth in Section 11.5.

“Employee Offer Letters” has the meaning set forth in Section 6.14(a).

“Equity Securities” means with respect to any Person, all (a) units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of such Persons, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (b) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

5

“Excluded Assets” has the meaning set forth in Section 3.3.

“Final Order” means an Order (i) which has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (ii) in relation to which no Appeal is pending or has been granted; and (iii) as to which the prescribed time for filing an Appeal, and for the entry of orders staying, reconsidering, or reviewing on the applicable Governmental Body’s own motion has expired.

“Financial Information” means the financial performance of the “Isaac Mizrahi” brand made available to Buyer and set forth on Section 1.5 of the Disclosure Letter.

“Force Majeure Event” means (a) acts of God; (b), earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, explosions of any kind, fires, epidemics and pandemics (including any escalation or general worsening thereof); (c) outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorist acts or riots; (d) embargoes or blockades; and (e) strikes or labor stoppages, shortages or slowdowns.

“Full Amount” has the meaning set forth in Section 6.12(a).

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Body” means any: (a) nation, state, county, city, town, village or other equivalent jurisdiction; (b) federal, state, local, municipal, foreign, multi-national or other government; (c) governmental authority of any nature (including any governmental agency (including the SEC), branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); or (d) organization or association that sponsors, authorizes or conducts arbitration proceedings, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Inbound Licenses” has the meaning set forth in Section 4.10(b).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnified Taxes” has the meaning set forth in Section 9.2(d).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Intellectual Property Rights” means any and all intellectual and industrial property and proprietary rights arising or enforceable under the laws of the United States, any other jurisdiction, or any bilateral or multilateral treaty regime, including (i)  (A) all works of authorship directly related to the Trademarks, in whole or in part, including any copyrights in or to any logo, illustration, design, or artwork and other copyrightable works (whether or not published), moral rights, and all applications, registrations, renewals and rights to prepare derivative works in connection therewith and (B) all other works of authorship, including copyrights in or to clothing designs, patterns, and other copyrightable works (whether or not published), website content, moral rights, design rights and all applications, registrations, renewals and rights to prepare derivative works in connection therewith; (ii) all trade secrets, know-how and confidential business information; (iii) the Trademarks; (iv) all internet domain names and all registrations thereof, URLs, websites, and Social Media Assets; (v) all copies and tangible embodiments of the foregoing (in whatever form and medium); (vi) any license or similar right to or from a third party in any of the foregoing; and (vii) the right to sue for past, present and future infringement, dilution, misappropriation or other violation of any of the foregoing.

6

“Interim Period” has the meaning set forth in Section 6.1.

“ITU Applications” means the Pending US ITU Trademark listed on Section 1.6 of the Disclosure Letter.

“JAMS Rules” has the meaning set forth in Section 11.12(b).

“Joint Venture Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date, in the form attached hereto as Exhibit A.

“Key Man Policy” means the Individual Renewable Term Life Insurance Policy insuring Isaac Mizrahi issued by Massachusetts Mutual Life Insurance Company, Policy No. 24669790, in the face amount of $25,000,000.

“Knowledge” means, with respect to Seller, the actual knowledge of Robert D’Loren, Seth Burroughs and James Haran, after due inquiry.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Body legally binding on the relevant party or its properties.

“Liabilities” means any indebtedness, liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Licenses” has the meaning set forth in Section 4.10(b).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, easements, encroachments, judgments, leases, hypothecations, assessments, options, pledges, encumbrances, claims of equitable interest or security interests, impositions, imperfections or defects of title of any kind or nature whatsoever.

7

“Loss” means any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, Taxes, fines, awards, judgments or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys’ and other professionals’ fees and expenses (including in connection with the enforcement of Buyer’s right to be indemnified for any such amount regardless of whether or not the loss, cost, liability, damage, fine, penalty, judgment fee, award or expense related a third-party claim), and all amounts paid in investigation, defense or settlement of any of the foregoing, but excluding any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, or diminution of value or any damages based on any type of multiple (other than in the amounts paid to third parties in respect of any Third-Party Claim for which indemnification hereunder is otherwise required).

“Marketing Collateral” means advertising and marketing materials and collateral (including all physical, digital or electronic imagery), copy, promotional material, commercials, images, artwork, archival materials and product catalogs, in each case, that are primarily used in or primarily related to the Business.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance or other matter that, either alone or in combination with any other change, effect, event, occurrence, circumstance or other matter, had, or would reasonably be expected to have or give rise to, a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Company, the Business or the Contributed Assets, (ii) the ability of the Company and/or any permitted licensees to use and exploit the Contributed Assets after the Closing, or (iii) the ability of Seller to consummate the transactions contemplated by this Agreement or any of the Transaction Documents, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on Seller: (i) a change in the market price or trading volume of Seller’s common stock, (ii) conditions affecting the economy as a whole, or (iii) conditions affecting the retail or rental clothing industry as a whole, unless in the cases of (ii) or (iii), such conditions had or would reasonably be expected to have a disproportionate effect on the Business or the Contributed Assets relative to similarly situated Persons.

“Mizrahi Morals Event” means any act, omission or statement by Isaac Mizrahi that would reasonably be considered: (i) to be immoral, scandalous or obscene or (ii) to injure tarnish damage or otherwise negatively affect the reputation and goodwill associated with the “Isaac Mizrahi” brand or the Business.

“Net Cash Flow” has the meaning set forth in the Joint Venture Agreement.

“Net Royalty Revenue” means the royalty payments actually received by the Company under an outbound license agreement (excluding any advertising royalties and any taxes, foreign or domestic, withheld from or added to any royalties paid to the Company) less (i) any fees, costs and/or expenses (including attorneys’ fees) incurred by the Company in connection with the enforcement by the Company of its rights to receive royalties under any outbound license agreement, (ii) any unaffiliated third-party commissions payable by the Company on such royalty revenues and (iii) any royalty payments (and any collections, recoveries, payments, supplements or other compensation made in lieu thereof) and any other remuneration of any kind payable by the Company pursuant to any inbound license agreement with respect to such royalty payments.

8

“Non-Disclosure Agreement” means that certain Mutual Non-Disclosure and Non-Use Agreement, dated as of November 12, 2021, by and between WH Buyer, LLC, d/b/a WHP Global, a Delaware limited liability company, and Xcel.

“Nonassigned Contract” has the meaning set forth in Section 3.5.

“OFAC” has the meaning set forth in Section 4.13.

“Order” means any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict or award of any Governmental Body.

“Outbound Licenses” has the meaning set forth in Section 4.10(b).

“Permitted Lien” means (i) Liens for Taxes not yet due and delinquent or being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen arising or incurred in the ordinary course of business to secure claims for labor, materials or supplies that are not (A) past due or in default or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Seller’s financial statements in accordance with GAAP, provided that in all cases such liens are discharged of record prior to the Closing, and (B) individually or in the aggregate, impairing or interfering with, in a manner material to, the continued use, value or operation of the Contributed Assets to which they relate in the conduct of the Business as it is currently conducted, (iii) licenses of Intellectual Property Rights to Persons pursuant to (or otherwise included in) any Contributed Contracts, (iv) Liens created by or through Buyer or any of its Affiliates and (v) the Assumed Liabilities.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Information” means any information relating to a living identified or identifiable natural person, such as name, postal address, email address, telephone number, date of birth, social security number or other unique government-issued identifier, financial information including unique financial account identifiers, personal identification number, any other identification number, location data, online identifiers including IP addresses, health or medical information, racial identity, ethnic origin, political opinions, religious or philosophical beliefs, trade union membership, criminal charges (convicted or otherwise), information concerning health or sexual orientation, photographs and other images and any other unique identifier or one or more factors specific to the individual’s physical, physiological, mental, economic or social identity, regardless of the media in which it is contained.

“Privacy Agreements” has the meaning set forth in Section 4.14.

“Privacy Laws” has the meaning set forth in Section 4.14.

9

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Proceeding” means any action, claim, arbitration, audit, charge, complaint, petition, mediation, equitable action, hearing, investigation, litigation, or any other judicial or administrative proceeding of any kind or nature whatsoever, or suit (whether civil, criminal, administrative, judicial, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any arbiter or Governmental Body.

“Purchase Price” has the meaning set forth in Section 2.2.

“Registered IP” means all Intellectual Property issued or registered or applied for, respectively, with the United States Patent and Trademark Office, the United States Copyright Office, or the trademark office, copyright office or other applicable filing office of any other jurisdiction to which the registration or application pertains, or any ICANN-authorized domain name registrar.

“Registered Marks” means Registered IP constituting Trademarks.

“Retained Liabilities” has the meaning set forth in Section 3.4.

“Royalties” means any guaranteed royalties, earned royalties, overage royalties, marketing fund payments (including any “image fund”, “corporate advertising contribution” and “agency contribution” payments, as such terms are used in the Contributed Contracts), percentage royalties, other royalties, licensing receivables or other similar amounts under the Contributed Contracts generated by the Contributed Assets for any period.

“Sale of the Company” means (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to an Affiliate of Buyer, (b) the Transfer of a majority of the outstanding Equity Securities of the Company (whether directly or indirectly through a sale by one or more Persons) to a Person or a group of Persons acting in concert, or (c) the merger or consolidation of the Company with or into another Person, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority in voting power of the outstanding Equity Securities of the Company immediately prior to such transaction, own less than a majority in voting power of the outstanding Equity Securities of the Company, or the surviving or resulting Person, immediately following such transaction.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Fundamental Representations” means the representations and warranties contained in Section 4.1 (Authorization), Section 4.2 (Organization), Section 4.6 (Title and Condition of Assets), Section 4.10 (Intellectual Property), Section 4.11 (Taxes) and Section 4.15 (Broker’s Fees).

10

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Social Media Assets” means Seller’s worldwide ownership, control, right, title, and interest in and to the social media accounts with the social media platforms set forth on Section 1.3 of the Disclosure Letter and the social media pages associated with such accounts, all rights of an account holder as set forth in the terms of service or comparable agreement between Seller and the operator of the corresponding social media platform, all copyrights in such social media pages and all content owned by Seller on such social media pages, including all graphics used on the social media pages, all databases generated for the social media accounts and pages, online forms and scripts used in connection with the social media accounts and pages and all advertisements for the social media accounts and pages, and the goodwill associated with the social media accounts and pages and symbolized thereby.

“Social Media Handle Transfer” has the meaning set forth in Section 8.2(d).

“Straddle Period” means any taxable period which includes but does not end on the Closing Date.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, natural resources, production, severance, stamp, recordation, occupation, premium, windfall profit, profits, environmental, customs, duties, real property, personal property, occupancy, capital stock, social security (or similar), unemployment, disability, payroll, wage, license, employment or other withholding, or other tax, fee, charge, premium, duty, levy, impost, assessment or imposition of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, joint and several liability, or for being a member of an affiliated, consolidated, combined, unitary or other group (defined within the meaning of Section 1504(a) of the Code or any similar provision of foreign, state or local applicable Law) for any period, or payable by reason of contract assumption, operation of law, or otherwise, and (c) any liability for the payment of amounts described in clause (a) as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person whether by contract or otherwise.

“Tax Authority” shall mean the Internal Revenue Service and any other taxing or other authority (whether within or outside the U.S.) competent to administer, impose or collect Tax.

“Tax Return” shall mean any and all returns, declarations, reports, estimates, documents, claims for refund, or information returns, statements or filings which are supplied or required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 10.1(c).

“Third Party Claim” has the meaning set forth in Section 9.5(a).

11

“Trademark Consent” has the meaning set forth in Section 4.10(h).

“Trademark Consent Rights” has the meaning set forth in Section 4.10(h).

“Trademarks” means the registered and unregistered trademarks, service marks and applications for trademark and service mark registration set forth on Section 1.4 of the Disclosure Letter, together with all other trademarks, trade names, service marks, service names, corporate names, fictitious names (DBAs), slogans, tag lines, trade dress, elements comprising the look and feel, whether separately and/or as a collective whole, logos, designs, symbols, and other designations of origin, together with all translations, adaptations, derivations and combinations of the foregoing and all foreign equivalents thereof, together with all goodwill connected with the use thereof and symbolized thereby, and all rights, applications, registrations, renewals and extensions in connection therewith arising or enforceable under the laws of the United States, any other jurisdiction, or any bilateral or multilateral treaty regime.

“Transaction Documents” means each of the Assignment of Marks, the Domain Name Transfer, the Social Media Handle Transfer, the Bill of Sale, the Joint Venture Agreement, the Design, Interactive Television, and Talent Services Agreement, the Brand Support Services Agreement and the Shared Access Agreement and each of the other agreements, documents, certificates and instruments, including the Disclosure Letter, being delivered pursuant to, or in connection with, this Agreement.

“Transfer” means any sale, hypothecation, pledge, assignment, attachment, encumbrance or other transfer.

“Transfer Tax” means any and all transfer, documentary, sales, use, stamp, value-added, recording, registration, real and personal property transfer, or other similar Taxes and fees imposed by any Governmental Body.

“Transferred Business Information” means all books, financial information, records (including Tax Returns of the Company and records), files, ledgers, documentation, instruments, research, papers, data, sales or similar information that, in each case, is in the possession or control of Seller and, in each case, is (1) related to any license or use by any third party of, or rights of any third party with respect to, the Transferred IP or the Contributed Contracts, (2) otherwise related to the Transferred IP in connection with the Business or (3) primarily related to the operation of the Business, including, for the avoidance of doubt:

(i)                 the User Information;

(ii)              current and historical customer lists and customer data maintained by Seller with respect to the Business.

(iii)            the websites (including the content contained therein), Social Media Assets (including the content contained therein), tech packs, designs, design rights, design archives, patterns, diagrams, drawings, art and archive files, archive garments, style guides, prototypes, molds, sample books, sample archives, sourcing codes, signage samples, supplies, domain names and all advertising and marketing materials and collateral (including all physical, digital or electronic imagery and design files), copy, promotional material, commercials, images, artwork, archival materials and product catalogs, in each case, that are primarily used in or primarily related to the Business.

12

“Transferred IP” means (i) the Trademarks, all rights thereunder, remedies against infringements or other violations thereof, and rights to protection of interests therein under the Laws of all jurisdictions, (ii) all Intellectual Property Rights covering or embodied by the Transferred Business Information, and (iii) all other Intellectual Property Rights owned by Seller, or in which Seller has any interest or right, and used or held for use by them primarily in the conduct of the Business.

“User Information” means all Personal Information and other information provided by or relating to users of any websites, Social Media Assets (including the Facebook, Instagram and Twitter accounts maintained by Seller with respect to the Business), email marketing platforms and other Internet accessible marketing platforms directed to known customers of the Business or the general public, in each case, primarily used in connection with the operation of the Business, together with all information compiled or otherwise relating to the use thereof by such users, whether such information is specific to a particular user or is aggregated information relating to more than one specific user.

Article 2

Principal TRANSACTION

2.1              Sale and Purchase of Securities. On the terms and subject to the conditions of this Agreement, at the Closing, Xcel shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Xcel, all of the rights, title and interests in and to the Acquired Interests, free and clear of any Liens.

2.2              Purchase Price. In consideration of the sale and transfer of the Acquired Interests to Buyer, at the Closing, Buyer will pay to Xcel an aggregate amount equal to $46,200,000 in cash (the “Purchase Price”). The Purchase Price shall be payable by wire transfer to the account(s) designated by Xcel in writing not less than three (3) days prior to the Closing Date.

2.3              Royalties Waiver. In consideration of the Purchase Price, effective as of the Closing, Seller hereby releases the Buyer Indemnified Parties from any and all Liabilities, actions, rights of action, contracts, indebtedness, obligations, claims, causes of action, suits, damages, demands, costs, expenses and attorneys’ fees whatsoever, of every kind and nature, known or unknown, disclosed or undisclosed, accrued or unaccrued, existing at any time, in all circumstances, that Seller or its Affiliates and all such Persons’ respective successors and assigns have or may have against any of the Buyer Indemnified Parties arising out of, related to or resulting from any Royalties under the Contributed Contracts accruing at any time.

13

2.4              Proration of Royalties. For each Contributed Contract which was in effect as of the Closing Date, any Royalties (including any guaranteed minimum royalties) due to the licensor under such Contributed Contract for the Applicable Royalty Period in which the Closing Date occurs shall be allocated as follows: (a) to Seller, based on the number of days in the Applicable Royalty Period prior to the Closing Date divided by the total number of days in the Applicable Royalty Period, and (b) to the Company, based on the number of days in the Applicable Royalty Period on and after the Closing Date divided by the total number of days in the Applicable Royalty Period (the “Company Royalty Allocation”). If any Royalty under a Contributed Contract for the Applicable Royalty Period in which the Closing Date occurs has been or is paid to Seller on or prior to the Closing Date, Seller shall pay to the Company the Company Royalty Allocation of such Royalty on the Closing Date, payable by wire transfer of immediately available funds to the account(s) designated by the Company in writing at Closing. If any portion of a Royalty due to the other Party under this Section 2.4 is paid to the Company or Seller after the Closing Date, the recipient shall pay such amount to the Party entitled to such amount under this Section 2.4 in accordance with Section 6.5. The Parties agree that for the purposes of allocating Royalties pursuant to this Section 2.4, the amount of any Royalty paid to Seller prior to the date such Royalty amount is accrued shall be deemed to have been paid on the date such Royalty amount accrued under the terms of the applicable Contributed Contract; provided, that the amount of any Royalty paid to Seller prior to Closing in respect of any period following the Closing (other than the Applicable Royalty Period in which the Closing Date occurs) shall be paid by Seller to the Company on the Closing Date.

2.5              Purchase Price Adjustment.

(a)               Subject to the provisions of this Section 2.5, Buyer shall be entitled to receive the Adjustment Amount from Seller if, during any four (4) consecutive calendar quarters within the Adjustment Period, the aggregate Royalties collected in respect of the Business, whether by Seller in respect of any pre-Closing periods or by the Company in respect any post-Closing periods, are less than $13,347,000 (the “Adjustment Event”); provided, however, that the failure to have collected aggregate Royalties equal to or greater than $13,347,000 during any such four (4) consecutive calendar quarter period shall not constitute an Adjustment Event to the extent such failure is caused by a (i) Force Majeure Event or (ii) a willful and material breach by Buyer of the provisions of Section 2.5(d) that directly reduces the collected Royalties.

(b)               Buyer shall promptly notify Seller if the Adjustment Event has occurred. If the Adjustment Event does not occur within the Adjustment Period, the Adjustment Amount will not be due and payable. If the Adjustment Amount becomes due and payable, then Seller shall pay, or cause to be paid, the Adjustment Amount to Buyer within ten (10) Business Days after Buyer has notified Seller that the Adjustment Event has occurred. Buyer shall indicate in its notice to Seller its calculation of the Adjustment Amount payable (including Buyer’s statement of Net Cash Flow distributed to it) and may further indicate whether Buyer desires to receive the Adjustment Amount in cash, in Equity Securities of the Company or any combination thereof; provided that (i) the final determination of whether such payment shall be in cash, Equity Securities of the Company or a combination thereof shall be determined by Seller and (ii) if the WHP Member is entitled to a distribution attributable to the Net Cash Flow for the period in which the Adjustment Event has occurred, such amounts owed to the WHP Member shall be credited as paid to the extent of the distributions paid by the Company to the WHP Member. If Seller elects that all or any portion of the Adjustment Amount is to be satisfied by the transfer from Seller to Buyer of any of Seller’s Equity Securities of the Company, all of Seller’s Equity Securities of the Company shall be valued at an amount equal to (i) the aggregate EBITDA of the Company during the four (4) consecutive calendar quarters in which the Adjustment event occurs, multiplied by (ii) six and no tenths (6.0), less (iii) the aggregate Liabilities of the Company, multiplied by (iv) Seller’s percentage interest in the fully-diluted equity capital of the Company at the time the Adjustment Amount is to be paid.

14

(c)               In the event that Buyer notifies Seller of the occurrence of the Adjustment Event and Seller believes that the Adjustment Event has not occurred or that the Adjustment Amount is not accurate, then Seller shall so notify Buyer in writing and Buyer and Seller shall attempt to resolve such dispute by good faith negotiations during a period of 30 days. If Seller and Buyer are unable to resolve such dispute within such 30-day period, then either Seller or Buyer may commence arbitration proceedings within 30 days of the end of such 30-day period by making a written request to the American Arbitration Association, together with any appropriate filing fee. Such arbitration shall be conducted exclusively in New York, New York, before an arbitral tribunal of between one and three arbitrators as Seller and Buyer agree. If such Parties cannot agree on the number of arbitrators, there shall be three arbitrators. The arbitrator(s) shall be disinterested, shall have knowledge of the legal, financial, corporate and technical issues relevant to the matters in dispute and shall otherwise be chosen in the manner provided in the AAA arbitral rules. Any order or determination of the arbitration shall be final and binding upon the parties to the arbitration. Any arbitration award shall not include attorney’s fees or other costs, and each party shall share equally the fees and expenses owed to the arbitrator(s). Notwithstanding any provision in this Agreement to the contrary, each Party shall be entitled to institute litigation in accordance with Section 11.12 immediately if litigation is necessary to prevent irreparable harm to that Party.

(d)               During the period beginning on the Closing Date and ending at the end of the Adjustment Period (the “Buyer Operating Period”), subject to each of (x) the Joint Venture Agreement, (y) the Design, Interactive Television, and Talent Services Agreement and (z) the Brand Support Services Agreement, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company, provided that, during the Buyer Operating Period, Buyer shall, and shall cause any of its Affiliates to (i) use commercially reasonable efforts to operate and support the Company; (ii) act in good faith and not take any action, or refrain from taking any action, that it is reasonably highly likely to trigger the Adjustment Event; (iii) materially breach, terminate or materially amend any Contributed Contract, in each case, that it is reasonably highly likely to trigger the Adjustment Event; or (iv) terminate the services of Isaac Mizrahi without cause, as reasonably determined by Buyer in good faith.

(e)               The Parties agree to treat the Adjustment Amount paid to Buyer, if any, made pursuant to this Section 2.5 as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by applicable Tax Law.

(f)                The right to receive any potential Adjustment Amount (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) does not give, directly or indirectly, Buyer any rights as an equity holder of, or rights to acquire any equity of, the Company, Seller, or any of their Affiliates, including any distribution rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, (iv) is not redeemable and (v) may not be transferred, except with the consent of Seller or by operation of Law (and any transfer or assignment in violation of this Section 2.5(f) shall be null and void ab initio).

15

2.6              Withholding. In the event that Buyer is required pursuant to applicable Law to deduct or withhold amounts from any payment required to be made under this Agreement, Buyer shall be entitled to deduct and withhold such amounts as are required to be deducted or withheld under applicable Law; provided, however, except as a result of the failure to provide the form required under Section 8.2(q), the parties hereto do not anticipate that any withholding is required on any amount payable pursuant to this Agreement (other than any such amount treated as compensation for applicable Tax purposes), and if Buyer determines it is required to withhold, Buyer shall use reasonable efforts to give Seller prior written notice thereof. Such amounts that are withheld or deducted shall be treated for all purposes of this Agreement as having been paid to Seller.

2.7              Earn-Out.

(a)               Subject to the provisions of this Section 2.7, Xcel shall be entitled to receive $2,000,000 of additional consideration (the “Earn-Out Amount”) from Buyer if both of the following are achieved during the period from January 1, 2023, through December 31, 2023, inclusive: (i) the Company receives Net Royalty Revenue in an amount equal to or greater than $17,500,000, and (ii) the Company generates EBITDA in an amount equal to or greater than $11,800,000 (conditions (i) and (ii) collectively, the “Earn-Out Event”). Buyer shall promptly notify Seller if the Earn-Out Event has been achieved. If either condition constituting the Earn-Out Event is not met, the Earn-Out Amount will not be due and payable. If the Earn-Out Event does not occur on or prior to December 31, 2023, the Earn-Out Amount will not be due and payable. If the Earn-Out Amount becomes due and payable, Buyer shall pay, or cause to be paid, the Earn-Out Amount to Xcel on or before February 15, 2024, by wire transfer of immediately available funds to the account designated by Xcel.

(b)               In the event that, notwithstanding the fact that Buyer has not provided Seller notice of achievement of the Earn-Out Event as provided in Section 2.7(a), Seller believes that the Earn-Out Event has been achieved by the Company, then Seller shall so notify Buyer in writing and Buyer and Seller shall attempt to resolve such dispute by good faith negotiations during a period of 30 days. If Seller and Buyer are unable to resolve such dispute within such 30-day period, then either Seller or Buyer may commence arbitration proceedings within 30 days of the end of such 30-day period by making a written request to the American Arbitration Association, together with any appropriate filing fee. Such arbitration shall be conducted exclusively in New York, New York, before an arbitral tribunal of between one and three arbitrators as Seller and Buyer agree. If such Parties cannot agree on the number of arbitrators, there shall be three arbitrators. The arbitrator(s) shall be disinterested, shall have knowledge of the legal, financial, corporate and technical issues relevant to the matters in dispute and shall otherwise be chosen in the manner provided in the AAA arbitral rules. Any order or determination of the arbitration shall be final and binding upon the parties to the arbitration. Any arbitration award shall not include attorney’s fees or other costs, and each party shall share equally the fees and expenses owed to the arbitrator(s). Notwithstanding any provision in this Agreement to the contrary, each Party shall be entitled to institute litigation in accordance with Section 11.12 immediately if litigation is necessary to prevent irreparable harm to that Party.

16

(c)               The right to receive any potential Earn-Out Amount (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) does not give, directly or indirectly, Seller any rights as an equity holder of, or rights to acquire any equity of, the Company, Buyer or any of their Affiliates, including any distribution rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, (iv) is not redeemable and (v) may not be transferred, except with the consent of Buyer or by operation of Law (and any transfer or assignment in violation of this Section 2.7(c) shall be null and void ab initio).

(d)               During the period beginning on the Closing Date and ending on January 31, 2023 (the “Earn-Out Period”), subject to each of (x) the Joint Venture Agreement, (y) the Design, Interactive Television, and Talent Services Agreement and (z) the Brand Support Services Agreement, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company, provided, that, during the Earn-Out Period, Buyer shall, and shall cause any of its Affiliates to (i) use commercially reasonable efforts to operate and support the Company; (ii) act in good faith and not take any action, or refrain from taking any action, that it is reasonably highly likely to cause the Earn-Out Event not to occur; (iii) materially breach, terminate or materially amend any Contributed Contract, in each case, that it is reasonably highly likely to cause the Earn-Out Event not to occur; or (iv) terminate the services of Isaac Mizrahi without cause, as reasonably determined by Buyer in good faith.

(e)               The Parties agree to treat the Earn-Out Amount paid to Xcel, if any, made pursuant to this Section 2.7 as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by applicable Tax Law.

Article 3

Pre-Closing Transactions

3.1              Contribution of Assets to the Company. Prior to the Closing, Seller will contribute, convey, transfer, assign and deliver to the Company, and the Company will acquire and accept from Seller, all of Seller’s worldwide right, title and interest in and to the following assets, properties and rights of Seller, free and clear of any Liens (collectively, the “Contributed Assets”):

(a)               the Trademarks;

(b)               the Domains;

(c)               the Social Media Assets;

(d)               the Transferred IP;

(e)               the ITU Applications;

(f)                the right to enforce and to represent to third parties that the Company is the successor of the Transferred IP;

(g)               all originals and copies of all material files and assignment documentation pertaining to existence, validity, availability, registrability, infringement, enforcement or ownership of any of the Transferred IP and material documentation of the development, conception or reduction to practice thereof, in each case, under Seller’s possession or control; provided that Seller shall be entitled to retain copies thereof for legal record-keeping purposes;

17

(h)                the Contributed Contracts;

(i)                 all letters of credit for the benefit of Seller in respect of any of the Contributed Contracts;

(j)                 the Transferred Business Information;

(k)                all Seller’s e-mail addresses under the domain names primarily related to the Business;

(l)                 the Marketing Collateral;

(m)               all tradeshow and showroom fixtures that are exclusively used in or exclusively related to the Business;

(n)                all of Seller’s prepaid expenses relating to any of the Contributed Contracts;

(o)                all claims, causes of action, lawsuits, judgments, demands and other legal rights and remedies against other Persons, including for royalties, fees or other income, past, present or future infringement, misappropriation or violation of, any of the Transferred IP, whether or not known as of the Closing, to the extent arising from or relating to the (i) Contributed Assets, and (ii) Assumed Liabilities;

(p)                all rights of indemnity, warranty rights, rights of contribution, rights of reimbursement and other rights of recovery possessed by Seller against other Persons and the prosecution files of Seller related thereto, in each case, to the extent related to the Contributed Assets or the Assumed Liabilities (regardless of whether such rights are currently exerciseable), but excluding any of the foregoing to the extent arising in connection with respect to Excluded Assets;

(q)               any rights of publicity and all similar rights, including all commercial merchandising rights, owned or controlled by Seller and either (i) derived from, based upon, inherent in or attaching to the Transferred IP or (ii) used or held for use by Seller primarily in the conduct of the Business, in each case, to the extent permitted to be assigned by Seller under any Contract or applicable Law;

(r)                 insurance proceeds received by Seller and insurance awards received by Seller with respect to any of the Contributed Assets which are not in respect of any Retained Liabilities;

(s)                all goodwill associated with the Business to the extent primarily related to the Contributed Assets; and

(t)                 all cash and cash equivalents held by Seller for the benefit of the Company or in respect of the Business or the assets set forth this Section 3.1 on or prior to the Closing Date.

18

3.2              Assumption of Liabilities. Subject to the terms and conditions of this Agreement, the Company agrees to assume, pay and perform as and when due (or on such other terms (including amount and due date) as the Company may be able to negotiate with the Persons to which such Liabilities are owed) only the following Liabilities of Seller after the Closing Date (collectively, the “Assumed Liabilities”):

(a)               all Liabilities arising or incurred under the Contributed Contracts after the Closing Date, but only to the extent that such Liabilities under the Contributed Contracts: (i) do not arise from or relate to, or are in connection with, any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach, violation or default of such Contributed Contract by Seller prior to the Closing Date; and (ii) are not required to be performed prior to the Closing Date; and

(b)               all Liabilities arising or incurred after the Closing Date in connection with the Company’s use, ownership or possession of the Contributed Assets after the Closing Date, other than to the extent such Liabilities (i) accrued on or prior to Closing or (ii) arise from or are directly or indirectly caused by any actions or inactions of Seller and/or any of its subsidiaries or any of their Affiliates on or prior to the Closing, including any infringement, misappropriation or violation of any third party Intellectual Property Right;

provided, however, that the Company shall have no obligation to pay commissions to any third-parties other than QVC, Inc.

3.3              Excluded Assets. Notwithstanding anything to the contrary herein, Seller is not contributing, and the Company is not acquiring any assets or rights not specifically contributed to the Company in Section 3.1 above and all such assets and rights are reserved by Seller (the “Excluded Assets”) including, without limitation, (i) the retained media rights owned by Isaac Mizrahi pursuant to Section 2.5 of that certain Asset Purchase Agreement, dated as of May 19, 2011, as amended, by and among Xcel, IMB, IM Ready-Made, LLC, Isaac Mizrahi and Marisa Gardini; and (ii) any employees of Seller or its Affiliates.

3.4              Retained Liabilities. The Company is assuming only the Assumed Liabilities and the Company is not, by virtue of its acceptance of the Contributed Assets, the Closing of the transactions contemplated hereby, or otherwise, assuming or becoming responsible for any Liabilities of Seller, whether arising prior to, at, or following the Closing (the “Retained Liabilities”) including, without limitation:

(a)               any Liabilities of Seller to any Person arising from a breach or violation of any Contract occurring or arising from the ownership or use of the Contributed Assets on or prior to the Closing Date;

(b)               any Liability (i) for any Taxes (A) for transactions completed on or prior to the Closing Date or with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date arising from, attributable to, or related to the Business or the ownership or use of the Contributed Assets or (B) of Seller (or any owner or Affiliate of Seller) of any kind or description or (ii) in respect of any Excluded Assets;

19

(c)               any Liabilities or obligation (contingent or otherwise) of Seller arising out of any Proceeding pending or not on or prior to the Closing Date, including, without limitation any judicial or administrative proceedings;

(d)               any Liabilities or obligations arising out of services provided or products sold by Seller or its Affiliates on or prior to the Closing Date;

(e)               except as provided in Section 3.5(b) as a result of receiving the requisite written consent, any Liabilities under any of the Licenses set forth on Section 3.5(b) of the Disclosure Letter; and

(f)                any other Liabilities of Seller (whether known or unknown, direct or indirect, absolute or contingent, matured or unmatured, or otherwise), whether the same currently exist or come to exist in the future.

The intent and objective of Seller, Buyer and the Company is that the Company shall not, and does not hereby, assume, and no transferee or successor liability of any kind and nature shall attach to the Company pertaining to, any of the Excluded Assets or the Retained Liabilities, all of which shall remain the sole responsibility of Seller. Seller shall pay, perform or otherwise discharge as the same shall become due and payable in accordance with their respective terms, all of the Retained Liabilities.

3.5              Satisfaction of Third-Party Consents Under Contributed Contracts.

(a)               Notwithstanding any other provision hereof, this Agreement shall neither constitute nor require an assignment to the Company of any Contributed Contract if an attempted assignment of the same without the consent of any party to such Contributed Contract would constitute a breach thereof or a violation of any Law or Order, unless and until such consent shall have been obtained. In the case of any such Contributed Contract or other right that cannot be effectively transferred to the Company without such consent (a “Consent Required Contract”), Seller shall use, whether before or after the Closing, its commercially reasonable efforts to obtain all necessary consents to the assignment and transfer thereof, it being understood that, to the extent the foregoing shall require any action by Seller that would, or would continue to, have an adverse effect on the Business or the business of the Company or any of its Affiliates after the Closing, such action shall require the prior written consent of Buyer. The Parties agree that in the event the Parties shall have failed prior to the Closing to obtain consents to the transfer of any Consent Required Contract, then the Parties shall use commercially reasonable efforts to obtain any required consent to the assignment to, and assumption by, the Company of each Consent Required Contract that is not transferred at the Closing (a “Nonassigned Contract”) as promptly as practicable after the Closing.  With respect to any Nonassigned Contract, the Nonassigned Contract shall be held by Seller in trust for the Company and shall be performed by Seller in the name of the Company, and all benefits and obligations derived thereunder after the date hereof shall be for the account of the Company; provided, however, that where entitlement of the Company to such assets contributed hereunder is not recognized by any third party, Seller shall, at the request of Buyer, enforce in a commercially reasonable manner, at the cost of and for the account of the Company, any and all rights of the Company against such third party. Upon satisfying any requisite consent requirement applicable to a Nonassigned Contract after the Closing, such Nonassigned Contract shall promptly be transferred and assigned to the Company in accordance with the terms of this Agreement.

20

(b)               Seller acknowledges and agrees that, absent the affirmative written consent of the applicable licensee (“Assignment Consent”), assignment of the Licenses set forth on Section 3.5(b) of the Disclosure Letter (the “Continuing Liability Licenses”) by Seller to the Company requires that Seller remain liable, whether primarily, secondarily, jointly and severally, or any combination thereof, for all of the Liabilities and obligations of the licensor under the Continuing Liability Licenses (the “Continuing License Obligations”). With respect to each Continuing Liability License, until such time as Assignment Consent is delivered to the Company with respect to such Continuing Liability License, Seller shall remain liable to the respective counterparty for each of the Continuing License Obligations thereunder following the Closing in accordance with the terms of such Continuing Liability License.

3.6              Pre-Closing Transactions. Seller shall effect, pursuant to documentation reasonably acceptable to Buyer and Seller, the restructuring and other transactions set forth in this Article 3. Seller shall in good faith, and on a prompt and timely basis, consult with Buyer and keep Buyer reasonably apprised of the implementation of the transactions contemplated by this Article 3 and the execution of any transaction documentation related thereto. Without limiting the generality of the foregoing and without reducing or waiving the obligations of Seller pursuant to Section 3.1 and Section 7.2(d), Seller shall ensure that all Contributed Assets are contributed, conveyed, transferred, assigned and delivered to the Company no later than (A) fourteen (14) calendar days following the Closing Date, in the case of the Contributed Assets (including delivery of the duly-executed consents of third parties set forth on Section 4.3(f) of the Disclosure Letter) other than the Domains and electronic or digital Transferred Business Information and (B) sixty (60) calendar days following the Closing Date, in the case of the Domains and electronic and digital Transferred Business Information.

3.7              Transfer Taxes and Closing Costs. Any Transfer Taxes imposed by reason of the transfer of the Contributed Assets to the Company or the sale of the Acquired Interests by Seller to Buyer provided hereunder and any deficiency, interest or penalty asserted with respect thereto shall be borne 50% by Seller on the one hand and 50% by the Buyer on the other hand, regardless of the party responsible for effectively paying or withholding such Transfer Taxes. Seller shall prepare and file any applicable Tax Returns and other filings required with respect to such Transfer Taxes, and, if required by applicable Law, Buyer shall reasonably cooperate with respect thereto. Seller and Buyer shall each bear 50% of, and shall promptly pay all of, any and all recording costs, filings fees and related expenses associated with the assignment and transfer of the Contributed Assets to the Company and the registration and/or recordation of such assignment and transfer with any applicable Governmental Body.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that the statements contained in this Article 4 are true, correct and complete as of the Effective Date and as of the Closing Date, other than as set forth in the Disclosure Letter.

21

4.1              Authorization. Each of Seller and the Company has full corporate or limited liability company power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party that have been or, upon the Closing, will be duly executed and delivered by Seller and the Company, as the case may be, and constitute or will constitute upon execution the valid and binding obligations of Seller and the Company, enforceable against Seller and the Company in accordance with their respective terms, except as the enforceability thereof may be limited by laws of general application relating to bankruptcy, insolvency and debtors’ relief, and by general principles of equity. All corporate actions on the part of Seller and the Company, and their respective shareholders, directors, members and managers necessary for the authorization, execution, delivery and performance by Seller and the Company of this Agreement and each of the Transaction Documents to which it is a party have been taken and no other corporate action on the part of Seller or the Company is necessary to authorize this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.

4.2              Organization. Xcel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, license, develop and operate the Contributed Assets and to carry on the Business as now being conducted. IMB is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, license, develop and operate the Contributed Assets and to carry on the Business as now being conducted. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, license, develop and operate the Contributed Assets and to carry on the Business as now being conducted. Seller is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing under the Laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the Business makes such qualification or license necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, would not result in a Material Adverse Effect.

4.3              No Violation. The execution, delivery and performance of this Agreement by Seller and the execution, delivery and performance by Seller of each Transaction Document to which it is (or will become at Closing) a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)               violate, conflict with or result in a breach of any Law or Order;

(b)               conflict with, result in any breach of or constitute a default under any provision of the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or any other formation or organizational documents of Seller;

(c)               without giving effect to Section 7.1(d), conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation of any right or obligation or to a loss of any benefit under any provision of any Contributed Contract;

22

(d)               result in the creation or imposition of any Lien upon any of the Contributed Assets;

(e)               require any authorization, consent or approval of or designation, declaration or filing with any Governmental Body or any other action by or notice to any court or Governmental Body pursuant to any Laws; or

(f)                require any Consents or notifications to any Persons except as set forth on Section 4.3(f) of the Disclosure Letter.

4.4              Company Capitalization; No Operations.

(a)               All of the issued and outstanding equity interests, and interests convertible into or exchangeable for such equity interests, in the Company are directly held of record and beneficially owned by Xcel. All of the issued and outstanding Interests and all the other equity interests of the Company have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, anti-dilution rights, preemptive rights, rights of first refusal, exchange rights or other Contracts that would require the Company to issue, sell or otherwise cause to become outstanding any equity securities of the Company. The Company does not, either directly or indirectly, have any investments or ownership interests in any other corporation, business association, joint venture, partnership, trust, limited liability company or other entity or any agreement with respect to any of the foregoing. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom interests, profit participation or similar rights with respect to the Company. There are no voting trusts, proxies or other Contracts with respect to the voting of the securities or other equity interests of any of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests or any warrants, options or other rights to acquire the equity interests of the Company, nor has ever repurchased or otherwise acquired or retired any equity interests or any warrants, options or other rights to acquire equity interests of the Company. All of the outstanding securities of the Company have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws and are not subject to any preemptive right or right of first refusal which has not been irrevocably waived. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for equity interests having the right to vote) on any matter.

(b)               Except for this Agreement, the Company does not have, nor has ever had, any assets, Liabilities or operations of any kind.

23

4.5              Contracts.

(a)               Section 4.5(a) of the Disclosure Letter contains a true, correct and complete list of all Contracts that are necessary for the transfer, assignment and use of the Transferred IP. Subject to receipt of the Consents set forth on Section 4.3(f) of the Disclosure Letter, (i) each of the Contributed Contracts is in full force and effect and constitutes a valid and binding obligation of Seller, and, to the Knowledge of Seller, each other party thereto, and (ii) Seller is not in breach or default in any material respect under any of the Contributed Contracts and, to the Knowledge of Seller, the other parties to such Contracts are not in breach or default in any material respect thereunder (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default in any material respect, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Liens thereunder or pursuant thereto). None of the Contributed Contracts has been cancelled or otherwise terminated by Seller or, to the Knowledge of Seller, any other party thereto, and Seller has not delivered any written notice to any counterparty to such Contributed Contract regarding any such cancellation or termination by Seller.

(b)               There is no existing material dispute between Seller and any Person with respect to any of the Contributed Assets.

4.6              Title and Condition of Assets. Seller has good and marketable title to all of the Contributed Assets and, after Closing, the Company will be vested with good and marketable title and interest in and to the Contributed Assets, free and clear of all Liens. No subsidiary or Affiliate of Seller holds any Contributed Asset.

4.7              Financial Information.

(a)               The Financial Information is (i) consistent with and has been prepared from the books and records of the Seller and (ii) true and correct in all material respects. The revenue reflected on the Financial Information (i) represents all net sales of any products bearing any of the Trademarks which are operating in nature received during the periods presented; (ii) does not include any net sales which have not been generated in the ordinary course of business; (iii) represents bona fide, arm’s-length sales transactions; and (iv) has been recorded consistently across the periods presented.

(b)               The information set forth on Section 4.7(b) of the Disclosure Letter is (i) true and correct in all material respects and (ii) presents all royalty income recorded on Seller’s books and records generated by third party licensees of Transferred IP for Seller’s fiscal year ended December 31, 2021 and Seller’s fiscal year to date period ended April 30, 2022.  Copies of the royalty reconciliation reports and the licensee net sales reports related to the Business received from third party licensees of Transferred IP, in each case for the periods indicated above, are set forth on Section 4.7(b) of the Disclosure Letter and, to Knowledge of Seller, such reports are true and correct in all material respects.

4.8              Litigation.

(a)               Except as set forth on Section 4.8(a) the Disclosure Letter, there is no Liability, Proceeding, Order or action of any nature or kind whatsoever pending or threatened against Seller relating to the validity, enforceability, ownership or use of the Contributed Assets, before any court or Governmental Body; nor, is there any reasonable basis for any such Proceeding or other such matter. Seller (i) is not subject to any Order of any court or Governmental Body related to the Contributed Assets; and (ii) has not commenced preparations to initiate, and is not engaged in, any Proceeding related to or affecting the Contributed Assets.

24

(b)               Except as set forth on Section 4.8(b) of the Disclosure Letter, to the Knowledge of Seller, since September 2011, Isaac Mizrahi has acted in an upstanding manner and no Mizrahi Morals Event has occurred. Neither Seller nor any of its Affiliates are party to a settlement agreement and/or non-disclosure agreement with a current or former manager, officer, employee or independent contractor of Seller or its Affiliates that involves allegations relating to any Mizrahi Morals Event. To the Knowledge of Seller, there is no Liability, Proceeding, Order or action of any nature or kind whatsoever pending or threatened against Isaac Mizrahi relating to any Mizrahi Morals Event. No party to any Contributed Contract has notified Seller of its intention to terminate or amend its respective Contributed Contract, or withhold any payment to be made by it thereunder, or otherwise notified Seller that such Person intends to decrease, limit or otherwise materially alter its ongoing commercial relationship with Seller or the Business as a result of any Mizrahi Morals Event.

4.9              Compliance with Applicable Laws. Seller is not, and has not been since January 1, 2019, in violation of any Law in connection with the conduct, ownership or use of the Contributed Assets or the Business or any services provided by Seller in connection with the Transferred IP, in each case except as would not, individually or in the aggregate be, or would reasonably be expected to be, material to the Contributed Assets or the Business, nor has Seller received written notice of any such violations. Since January 1, 2019, no notice, citation, summons, or Order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any Governmental Body or other Person with respect to (i) any alleged violation by Seller of any Law, rule, regulation, judgment, Order, permit, or approval relating to the Contributed Assets, the Business or any services provided by Seller in connection with the Transferred IP, or (ii) any alleged failure by Seller to have any license, permit, authorization, or other approval relating to the Contributed Assets, the Business or any services provided by Seller in connection with the Transferred IP.

4.10          Intellectual Property.

(a)               Except as specifically identified and disclosed in Section 4.10(a) of the Disclosure Letter, Seller is the sole and exclusive owner of all right, title and interest in, to and under the Transferred IP or has an exclusive, irrevocable license to use the Transferred IP in the manner used in the Business at any time since January 1, 2017, and the Transferred IP includes all of the Trademarks used in the Business at any time since January 1, 2017. Except as specifically identified and disclosed in Section 4.10(a) of the Disclosure Letter, all of Seller’s rights in and to the Transferred IP are free and clear of any Liens other than Permitted Liens. Except as set forth in Section 4.10(a) of the Disclosure Letter, to Seller’s Knowledge, the ownership, use and operation of the Transferred IP in connection with the Business does not infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property Rights of any Person. Since January 1, 2017, neither Seller nor any of its Affiliates has received any notice from any Person alleging any such infringement, misappropriation, dilution or other violation. Except as set forth in Section 4.10(a) of the Disclosure Letter, (i) there are no Proceedings against Seller or any of Seller’s Affiliates that are currently pending or, to the Knowledge of Seller, threatened, alleging that Seller or any subsidiary of Seller has infringed, misappropriated, diluted or otherwise violated any Intellectual Property Rights of any other Person in connection with the ownership, operation or use of any Transferred IP and (ii) no Person is engaging in any activity or using any Intellectual Property Rights that infringe, misappropriate, otherwise violate or, solely with respect to the Trademarks, dilute, the Transferred IP. Except as set forth on Section 4.10(a) of the Disclosure Letter, since January 1, 2017, neither Seller nor any of its Affiliates has received any notice from any Person asserting any right, title or interest in or to the Transferred IP.

25

(b)               Section 4.10(b) of the Disclosure Letter lists (i) all Contributed Contracts pursuant to which a Seller or any of its Affiliates uses or otherwise exploits any material Intellectual Property Rights owned by a third party (the “Inbound Licenses”), (ii) all Contributed Contracts under which a Seller or any of its Affiliates licenses or otherwise grants to another Person any material right to use or otherwise exploit any Intellectual Property Rights (the “Outbound Licenses”, and collectively with the Inbound Licenses, the “Licenses”), and (iii) all Contributed Contracts pursuant to which a Seller or any of its Affiliates acquired an ownership interest in any Transferred IP (other than Transferred IP constituting a “work made for hire” as that term is defined in 17 U.S.C. § 101, as amended) from a third party (the “Contributed IP Acquisition Contracts”). Seller or its Affiliates are authorized, pursuant to one or more Inbound Licenses, to use or exploit all material Intellectual Property Rights used in the Business that are not owned by Seller. True, correct and complete copies of all of the Licenses and Contributed IP Acquisition Contracts (including, for the avoidance of doubt, all amendments or modifications thereto) have been made available to Buyer.

(c)               Except for the Licenses and except as set forth in Section 4.10(c) of the Disclosure Letter, neither Seller nor its Affiliates are currently licensing to any Person the right to use or otherwise exploit the brand names “Isaac Mizrahi”, “Isaac Mizrahi Jeans”, “Isaac Mizrahi New York”, “Isaac Mizrahi Craft”, “True Isaac Mizrahi”, “Fabulous Isaac Mizrahi”, “IsaacMizrahiLive”, “Isaac Mizrahi Live and Design”, “IsaacMizrahi with Horizontal Oval Design”, “IMNYC”, “Healthy Glamour”, “Magnifisoles”, “I Stylized” (slim version), “I Stylized” (wider version), “IM Stylized”, “Starburst Logo”, or any name, logo or design similar thereto or constituting an abbreviation or extension thereof (other than pursuant to the Contributed Contracts), nor is Seller or any of its Affiliates obligated to pay any royalties or licensing fees to any Person in respect of any Transferred IP. Section 4.10(b) of the Disclosure Letter sets forth all of the rights of third parties to directly or indirectly receive any Royalties paid to a Seller pursuant to any Outbound License.

(d)               Section 4.10(d) of the Disclosure Letter contains a complete and accurate list of all Transferred IP constituting Registered IP. Except as set forth in Section 4.10(d) of the Disclosure Letter, (i) none of the Registered IP is now involved in any pending opposition, invalidation or cancellation Proceeding or any other Proceeding relating to the validity, use, ownership, enforceability or registrability thereof, and, since January 1, 2017, no such action has, to the Knowledge of Seller, been threatened to Seller or any of its Affiliates with respect to any of such Registered IP; and (ii) since January 1, 2017, none of the Registered IP has been challenged (or, to the Knowledge of Seller, threatened) in any way to Seller or any of its Affiliates. All necessary registration, maintenance, renewal and other fees and charges currently due in connection with the Registered IP have been paid and all necessary documents and certificates in connection with such Registered IP have been filed with the relevant governmental office, authority or registrar. Except as set forth in Section 4.10(d) of the Disclosure Letter, no unpaid registration, maintenance or renewal fees in respect of any Registered IP are required to be paid on or before the date arising ninety (90) days after the Closing Date in order to register, maintain or renew any Registered IP.

26

(e)               Following the Closing, neither Seller nor its Affiliates or any third parties will own or have any rights in any of the Transferred IP except as set forth in Section 4.10(e) of the Disclosure Letter.

(f)                Except as set forth in Section 4.10(f) of the Disclosure Letter, there are no restrictions on the Company’s use of the User Information after the Closing Date.

(g)               As of the date hereof, Seller has paid all fees due associated with maintaining and advertising on and through the Social Media Assets. Except as set forth in Section 4.10(g) of the Disclosure Letter, Seller has not deactivated or deleted any Social Media Asset in the six (6) months prior to the date of the Closing.

(h)               Seller has procured from Isaac Mizrahi a written consent (the “Trademark Consent”) granting to Seller (i) the right throughout the United States to use and register any Registered Marks and other Trademarks included in the Transferred IP that comprise the name ISAAC MIZRAHI in any classes of goods and services throughout the United States, and (ii) the right throughout the United States to use, and seek registration of, new (i.e., not included in the Transferred IP) Trademarks comprising the name ISAAC MIZRAHI (collectively, the “Trademark Consent Rights”). Seller has the full right, power and authority to assign the Trademark Consent to Company. Upon consummation of the Transaction, Company will be entitled to exercise the Trademark Consent Rights to the same extent as Seller had prior to Closing. A true, correct and complete copy of the Trademark Consent is set forth on Section 4.10(h) of the Disclosure Letter.

4.11          Taxes.

(a)               All Tax Returns required to be filed by, on behalf of or with respect to the Company, the Business and the Contributed Assets have been duly and timely filed (taking into account valid extensions thereto) with the relevant Tax Authority. All such Tax Returns are true, complete and correct in all material respects. All Taxes (whether or not required to be shown on any Tax Return) required to have been paid by the Company or on behalf of or with respect to the Business and the Contributed Assets have been duly and timely paid in full.

(b)               No Tax Return of the Company or with respect to the Business or the Contributed Assets has been subject to an Audit that has not been resolved, nor is there any Audit or other inquiry in progress, pending or to the Knowledge of Seller, threatened involving the Company, the Business or the Contributed Assets.

(c)               There is not currently outstanding any waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company or with respect to the Business or the Contributed Assets.

(d)               No power of attorney has been granted by or with respect to the Company, the Business or the Contributed Assets with respect to any matter relating to Taxes which remains in effect.

27

(e)               The Company is not liable for the Taxes of any Person including, without limitation, under Treasury Regulations Section 1.1502-6 (and comparable provisions of any other applicable Tax Law), as a transferee or successor, or by contract, indemnity or otherwise (other than such Taxes of any Person imposed pursuant to commercial contracts entered into in the ordinary course of business not primarily related to Taxes). The Company is not party to any Tax sharing agreement, Tax indemnity agreement or other similar Tax sharing arrangement (other than commercial contracts entered into in the ordinary course of business not primarily related to Taxes).

(f)                The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid income received on or prior to the Closing Date.

(g)               The Company has never filed an election to be classified as a corporation for U.S. federal income tax purposes. The Company has not made any elections under the provisions of Subchapter C of Chapter 63 of the Code.

(h)               No incentive equity interests have been issued by the Company.

(i)                 Except for Permitted Liens, there are no Liens for Taxes on the Acquired Interests or any of the Contributed Assets.

4.12          Insurance.

(a)               Section 4.12 of the Disclosure Letter contains a true, correct and complete list of all insurances policies as of the Effective Date (including the names and insurers and policy numbers) that are owned by Seller or name Seller as an insured or loss payee and that relate primarily or exclusively to the Contributed Assets and a description of all material pending claims under each of such insurance policies pertaining to the Contributed Assets. Seller has within the past three (3) years reported all known material claims or incidents to the respective insurers that have issued current and prior insurance policies insuring the Business to the extent that any such claims or incidents would reasonably be expected to create a covered event under the terms and conditions of such policies and Seller was required to report them pursuant to the terms of the policies.

(b)               A true and complete copy of the Key Man Policy has been made available to Buyer. The Key Man Policy is in full force and effect and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, the Key Man Policy. All premiums due on the Key Man Policy have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of the Key Man Policy. The Key Man Policy (i) is valid and binding in accordance with its terms and (ii) has not been subject to any lapse in coverage. None of Isaac Mizrahi, Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in the Key Man Policy.

28

4.13          Anti-Corruption and Sanctions. Since January 1, 2016, none of Seller nor any of its employees, directors or officers nor, to the Knowledge of Seller, any supplier or distributor of the Business or any other Person on behalf of the Business: (i) has directly or indirectly, taken any act in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other applicable anti-bribery or anticorruption Law, (ii) has made any offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any material gift, money or anything of value to a government official to secure an improper advantage or to obtain or retain business, or (iii) is (A) listed on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of Specially Designated Nationals and Blocked Persons or (B) otherwise subject to sanctions administered by OFAC or any equivalent Governmental Body in any jurisdiction.

4.14          Data Privacy. Use of the Transferred Business Information by Seller and its Affiliates has, at all times during the three (3) years preceding the Effective Date, been in compliance in all material respects with applicable Laws (the “Privacy Laws”) pertaining to (A) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Information (referred to collectively in this Agreement as “Data Activities”); and (B) all obligations imposed upon Seller or its Affiliates pursuant to privacy policies of websites operated by Seller or its Affiliates and all other Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities or Personal Information (collectively, “Privacy Agreements”). At all times during the three (3) years preceding the Effective Date, Seller and its Affiliates have adopted and maintained commercially reasonable security policies and procedures with respect to all Data Activities and all Personal Information in material compliance with Privacy Laws and Privacy Agreements. Except as set forth in Section 4.14 of the Disclosure Letter, Seller and its Affiliates do not possess Personal Information provided by natural persons located in any country other than the United States. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under the Transaction Documents, will violate any of the Privacy Agreements or any applicable Privacy Laws, provided that any legal or contractual obligations that attach to the Data Activities continue to be satisfied after the Effective Date. There is no pending, nor has there been during the three (3) years preceding the Effective Date, any Proceeding asserted against, or, to the Knowledge of Seller, any unresolved investigation of, Seller or its Affiliates initiated by any Person or Governmental Body alleging that any Data Activity of Seller or any of its Affiliates is in material violation of any applicable Privacy Laws or Privacy Agreements or materially constitutes an unfair, deceptive or misleading trade practice. There has not been, at any time during the three (3) years preceding the Effective Date, any unauthorized access, use, or disclosure of Personal Information in the possession or control of the Seller or any Affiliates.

4.15          Broker’s Fees. Except for the fees of Harrison Group, Inc., whose fees with respect to the Transactions will be borne by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller.

29

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in Article 5 are true, correct and complete in all material respects as of the Closing Date.

5.1              Authorization. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite action in accordance with applicable Law. This Agreement to which Buyer is a party has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms. No Consents of or notifications to (i) any Governmental Body or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents and the consummation by Buyer of the transactions contemplated hereby or thereby.

5.2              Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.3              No Violation. Neither the execution and delivery of this Agreement and the Transaction Documents nor the performance by Buyer of its obligations hereunder or thereunder will:

(a)               violate, conflict with or result in a breach of any Law or Order;

(b)               conflict with, result in any breach of or constitute a default under any provision of the certificate of formation, operating agreement or any other formation or organizational documents of Buyer; or

(c)               require any authorization, consent or approval of or designation, declaration or filing with any Governmental Body or any other action by or notice to any court or Governmental Body pursuant to any Laws.

5.4              Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price in immediately available funds, and consummate the transactions contemplated by this Agreement.

5.5              Broker’s Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

30

Article 6
COVENANTS

6.1              Conduct of Business Pending the Closing. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing (the “Interim Period”), Seller shall (i) carry on the Business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve the Business intact and preserve the goodwill of and relationships with Governmental Bodies, customers, suppliers, employees and others having business dealings with the Business and (ii) timely pay when due all registration, maintenance and renewal fees in respect of any Registered IP that are required in order to register, maintain or renew any Registered IP. Notwithstanding the first sentence of this Section 7.1, during the Interim Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Buyer:

(a)               modify, amend, terminate, waive any material rights or obligations under or otherwise seek to reject any Contributed Contract;

(b)               license, surrender, relinquish, sell, transfer, convey, assign or otherwise dispose of any interest in any Contributed Assets;

(c)               mortgage, pledge or subject to Liens any of the Contributed Assets or any part thereof;

(d)               institute, settle, compromise or agree to settle any (i) material Proceeding before any Governmental Body relating primarily or exclusively to the Contributed Assets or (ii) pending or threatened Claim that could give rise to Liabilities that are not Assumed Liabilities, or modify in any manner that is adverse to the Contributed Assets, rescind, reject or terminate a permit (or application therefor) relating primarily or exclusively to the Contributed Assets; or

(e)               cause the Company to make, change or revoke any Tax election or adopt any method of accounting with respect to Taxes or any annual Tax period;

(f)                enter into any Contract to do any of the foregoing.

6.2              Access. Subject to applicable Law, during the Interim Period, Seller (a) shall give Buyer and its representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, books and records of Seller in each case to the extent relating primarily or exclusively to the Contributed Assets, as Buyer reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement, (b) shall furnish to Buyer and its representatives such information relating primarily or exclusively to the Contributed Assets as Buyer and its representatives reasonably request and (c) shall cooperate reasonably with Buyer in its investigation of the Contributed Assets. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Seller hereunder.

6.3              Public Announcements. No Party shall make, or cause or permit to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement without the prior written consent of the other Parties, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Seller may, without the prior consent of the other Parties, make such press release, public disclosure, securities law filings, or public announcement as may be required in such party’s opinion under applicable Laws, including stock exchange rules and regulations (including the filing of Forms 8-K announcing the transaction contemplated by this Agreement and the filing of this Agreement with the SEC as may be required under applicable Laws).

31

6.4              Consents; Further Assurances.

(a)               Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties will use their respective reasonable best efforts to (i) prepare and file as soon as practicable all forms, registrations and notices relating to the consents of Governmental Bodies that are required by applicable Law to be filed in order to consummate transactions contemplated by this Agreement that are material to the Contributed Assets or to Buyer and its Affiliates as soon as reasonably possible following the Effective Date, and take such actions as are reasonably necessary to obtain any consents from, or to avoid any action or proceeding by, any Governmental Body relating to such approvals, (ii) take all actions necessary to transfer the Contributed Assets, (iii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable, (iv) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the transactions contemplated by this Agreement, and (v) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement; provided, however, that nothing in this Agreement, including this Section 6.4 shall require Buyer or the Company to (A) consent to any material condition or material concession required by any Governmental Body or third party; (B) consent to any divestitures of any material subsidiary or material assets of Buyer or its Affiliates or the Company, or of the Contributed Assets or accept any material limitation on or material condition on the manner in which any of the foregoing conducts its business; (C) pay any material amounts required or requested by any Governmental Body; or (D) accept an agreement to hold separate any material portion of any business or of any material assets of any material subsidiary of Buyer or its Affiliates or the Company, or of the Contributed Assets. Buyer, Seller and the Company shall not, and shall cause their respective Affiliates not to, take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Body of any of the filings referred to in this Section 6.4(a).

(b)               Each Party shall (i) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Body relating to the matters described in Section 6.4(a), and (ii) not enter into any agreement with any Governmental Body agreeing not to consummate the transactions contemplated by this Agreement.

(c)               In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Body: (i) promptly notify the other Parties of any material written communication to that Party from any Governmental Body concerning this Agreement or the transactions contemplated hereby, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (ii) not participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Body in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Body, gives the other Parties the opportunity to attend and participate in such meeting, telephone call or discussion; and (iii) subject to the attorney-client and similar applicable privileges, furnish outside legal counsel for the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective representatives, on the one hand, and any Governmental Body or its members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that any such Party may limit the disclosure of filings to protect confidential information, including limiting dissemination of filings on an “outside counsel only” basis.

32

(d)               Each Party shall, from time to time (whether before or after the Closing Date), upon the request of the other Party, execute, acknowledge and deliver to the other Party such other documents or instruments, and take any and all actions as are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.

6.5              Payments from Third Parties After Closing. In the event that Seller receives any payment from a third party (other than Buyer or any of its Affiliates) after the Closing Date pursuant to any of the Contributed Contracts (or with respect to the operation by the Company of any Contributed Asset during the post-Closing period) and to the extent such payment is not in respect of an Excluded Asset or an Excluded Liability, Seller shall (a) in respect of any Royalty, forward the Company Royalty Allocation with respect to such Royalty according to the procedure provided in Section 2.4, and (b) in respect of any other payment, forward such payment in its entirety, in each case as promptly as practicable but in any event within ten (10) days after such receipt, to the Company (or other entity nominated by the Company in writing to Seller) and notify such third party to remit all future payments (in each case, to the extent such payment is in respect of any post-Closing period with respect to a Contributed Asset and is not in respect of an Excluded Asset or an Excluded Liability) pursuant to the Contributed Contracts to the Company (or such other entity). Notwithstanding anything to the contrary in this Agreement, in the event that the Company receives any payment from a third party after the Closing on account of, or in connection with, any Excluded Asset, or receives a Royalty payment with respect to an Applicable Royalty Period ending prior to the Applicable Royalty Period in which the Closing Date occurs, the Company shall forward such payment, or that portion of the payment allocable to Seller according to the procedures provided in Section 2.4, as promptly as practicable but in any event within ten (10) days after such receipt, to Seller (or other entity nominated by Seller in writing to the Company) and notify such third party to remit all future payments on account of or in connection with any Excluded Assets to Seller (or such other entity).

6.6              Seller Use of Transferred IP After Closing. Other than as required by Law or as set forth on Section 6.6 of the Disclosure Letter, immediately after the Closing, Seller shall, and shall cause each of its Affiliates to, cease using the brand name “Isaac Mizrahi” and any name similar thereto or constituting an abbreviation or extension thereof and any other trademarks, trade names, service marks, corporate names, trade names, trade dress, logos or symbols, in each case, included in the Transferred IP included in the Contributed Assets.

6.7              Confidentiality. The terms of the Non-Disclosure Agreement shall be deemed incorporated herein by reference as if set forth herein and, notwithstanding the Closing, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms; provided that any obligation of the Company to maintain as confidential any information with respect to any of the Business or the Contributed Assets shall terminate at the Closing.

33

6.8              Exclusive Dealing. During the period from the Effective Date through the Closing or the earlier termination of this Agreement, Seller shall not, and shall direct its Affiliates and their respective representatives, officers, directors, employees, agents, consultants, members, shareholders, representatives and advisors to not, directly or indirectly: (a) initiate, solicit, facilitate or encourage any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to a possible Alternative Transaction; (b) participate in any discussions, communications (except for unconditional rejection), conversations or negotiations or enter into any agreement with (whether of a binding or nonbinding nature), or provide any information to, any Person (other than Buyer or its Affiliates) relating to or in connection with a possible Alternative Transaction; or (c) respond to or entertain any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) relating to a possible Alternative Transaction. Seller further agrees that it shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly notify Buyer in writing of any proposal or offer relating to a possible Alternative Transaction, including the identity of the Person making or submitting such proposal or offer, and the material terms thereof (including a copy of any written inquiry, proposal, offer, term sheet, letter of intent, indication of interest or similar document or agreement) received by Seller or any of its representatives from the date hereof through the Closing and shall promptly provide any information reasonably requested by Buyer related thereto.

6.9              Trademarks. From and after the date hereof and through and after the Closing, (a) to the extent that any Trademark or other Transferred IP is not in the current legal name of Seller or is subject to a chain of title defects, Seller shall, at Seller’s expense, cause the preparation, execution, filing and recording of all instruments and documents reasonably necessary to cure such title defects such that the end result reflects (i) “IM Brands, LLC” as the last listed recorded owner of all Transferred IP and (ii) “IM Brands, LLC, 1333 Broadway, 10th Floor, New York, New York 10018” as the address of the last listed recorded owner of all Transferred IP, (b) Seller shall file and record all releases with respect to the Trademarks so that all Liens on record are shown to be extinguished and title as it appears in all trademark tribunals throughout the world (including the United States Patent and Trademark Office) as well as copyright offices (including the United States Copyright Office) are free and clear, (c) Seller shall file and record releases and/or notices of termination with respect to the Trademarks such that all licenses on record (other than those Contributed Contracts as set forth under Section 1.1 of the Disclosure Letter) are shown to have been terminated and therefore extinguished from the local records throughout the world, (d) Seller shall timely respond to all deadlines through the later of (i) June 30, 2022 and (ii) thirty (30) days following Closing, concerning the Transferred IP such that the Transferred IP is maintained and not abandoned or otherwise cancelled in whole or in part, and to the extent any deadlines apply to contentious proceedings, Seller shall also timely respond in accordance with the foregoing, (e) upon the reasonable request of Buyer, Seller shall use commercially reasonable efforts in providing information and materials regarding Seller’s use inclusive of the date of first use in commerce, list of goods and/or services bearing such use, specimens of use suitable for filing with the U.S. Patent and Trademark Office, to the extent any of the foregoing particulars are applicable and are in Seller’s possession, custody and control, (f) by the later of (i) June 30, 2022 and (ii) thirty (30) days following Closing, Seller shall deliver to Buyer a list of each foreign trademark agent or law firm retained or otherwise utilized by Seller, pursuant to a power of attorney or otherwise, to prosecute, docket, report or otherwise maintain trademark and service mark applications, registrations and contentious trademark office proceedings in each foreign territory in connection with the Transferred IP, including, only to the extent such information is retained in Seller’s files, the full name of the main contact person, firm name, address, e-mail and phone number, and (g) to the extent requested by the Company or Buyer, use continuing best efforts to obtain from Isaac Mizrahi such written consents and other instruments evidencing the approval and consent of Isaac Mizrahi to the use and registration of Trademarks comprising ISAAC MIZRAHI and any matter that would otherwise suggest an association with Isaac Mizrahi throughout the world.

34

6.10          Enforcement of Specified Contracts. From and after the Closing Date, Seller shall, and shall cause its Affiliates to, at the reasonable request of Buyer or the Company, in accordance with Buyer’s or the Company’s reasonable instruction and at the cost of and for the account of the Company (any such costs not to be incurred without the prior written consent of the Company), enforce any and all rights of Seller against any other party to the 2011 APA until the termination of any covenant that survives the closing of the transactions contemplated by the 2011 APA for the purpose of procuring, protecting, defending and enforcing the Company’s interests in any Contributed Asset. Seller shall cooperate in good faith with all reasonable instructions of Buyer or the Company given under this Section 6.10 and shall take any action, and execute, acknowledge and deliver to Buyer or the Company such other documents or instruments, in each case reasonably requested by Buyer or the Company as soon as commercially feasible at the Company’s expense, excluding initiating or being a party to a Proceeding. In the event Buyer or the Company lacks standing to commence a Proceeding, and requests Seller to commence a Proceeding at the Company’s expense and under the Company’s direction solely (a) to enforce the Company’s interest in any Contributed Asset or (b) for the purpose of enforcing any rights of Seller under the 2011 APA, Seller shall cooperate. All benefits derived under the 2011 APA after the Closing Date as a result of such enforcement shall be for the account of the Company.

6.11          Financing Cooperation. Seller shall, and shall cause each of their respective officers, employees, directors, agents and other representatives to, use commercially reasonable efforts to cooperate in connection with the arrangement of any debt financing as may be reasonably requested by Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangements.

6.12          Key Man Insurance.

(a)               From and after the Effective Date, Seller shall use its reasonable best efforts to facilitate the cooperation of Isaac Mizrahi with Buyer to secure such “key man” insurance policies for the benefit of Buyer as Buyer may request from time to time in its reasonable discretion. The premiums payable with respect to such insurance as procured for the benefit of Buyer under this Section 6.12 shall be paid by the Company.

(b)               At the Closing, Seller shall designate Buyer as the sole beneficiary of the Key Man Policy in accordance with the terms thereof. Following the Closing, Seller shall not change the beneficiary designation under the Key Man Policy, or name any other beneficiary thereunder, until such time as Buyer delivers written notice to Seller that Buyer has secured insurance coverage on the life of Isaac Mizrahi in the amount of $25,000,000 (the “Full Amount”). Buyer shall use its reasonable best efforts to promptly procure the Full Amount of such insurance coverage with a cost of the associated premiums reasonably proportionate to the benefits of such coverage and, upon procuring any insurance coverage on the life of Isaac Mizrahi, Buyer shall promptly deliver written notice thereof to Seller. From the Effective Date until delivery of notice by Buyer to Seller that Buyer has obtained the Full Amount of such insurance coverage, the Company shall pay all premiums payable with respect to the Key Man Policy, and Seller shall take all actions as are necessary to maintain the Key Man Policy in full force and effect. Following delivery by Buyer to Seller of written notice of Buyer securing the Full Amount of such insurance coverage, Seller shall be entitled change the beneficiary of the Key Man Policy, including removing Buyer as a beneficiary thereof, and take such other actions with respect to the Key Man Policy as Seller may elect in its reasonable discretion. To the extent that Buyer secures insurance coverage on the life of Isaac Mizrahi in an amount less than the Full Amount, Buyer shall remain a beneficiary of such portion of proceeds under the Key Man Policy as is equal to the difference of Full Coverage over such insurance coverage obtained by Buyer until such time as the Buyer has obtained the Full Amount of such insurance coverage. From and after the Effective Date, Seller shall copy Buyer on all notices and correspondence with any insurers, agents, underwriters, carriers or other third parties regarding the Key Man Policy and shall promptly, and in any event within two (2) Business Days, deliver to Buyer copies of any correspondence or notices received from any of the foregoing regarding the Key Man Policy.

35

6.13          Certain Tax Matters.

(a)               Intended Tax Treatment. The Parties intend and expect that the transactions contemplated by this Agreement will be treated, for federal income tax purposes as resulting in the sale to Buyer by Xcel of 70% of the outstanding membership interests in the Company, which purchase of membership interests, under Rev. Rul. 99-5, 1999-1 C.B. 434, is treated for federal income tax purposes as a sale by Xcel of an undivided 70% interest in the Contributed Assets, followed by the contribution by each of Xcel and Buyer of an undivided 30% and 70% interest, respectively, in such assets to a newly formed partnership corresponding in legal form to the Company.

(b)               Straddle Period Taxes. In the case of any Straddle Period, the portion of Taxes that is attributable to the portion of any Straddle Period ending on and including the Closing Date shall be (i) in the case of a Tax imposed on a periodic basis (such as real or personal property Taxes), the total amount of such Tax for the full Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the beginning of such Straddle Period and ending on and including the Closing Date and the denominator of which is the total number of days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in (i) above (including any Taxes based on net income), the Tax that would be due with respect to such partial period, if such partial period were a full taxable period ending as of the end of the Closing Date.

(c)               Tax Allocation. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Contributed Assets for all Tax purposes as shown on the allocation schedule attached hereto as Schedule 6.13(c) (the “Allocation Schedule”). Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.5 or Article 9 of this Agreement shall be allocated in a manner consistent with the Allocation Schedule. Buyer and Seller shall each promptly provide written notice to the other of any Audit that may be initiated in connection with the allocation of the Purchase Price for any tax purpose and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such Audit.

36

(d)               Cooperation on Tax Matters. After the Closing, upon reasonable written notice, Buyer, Seller, and the Company shall furnish or cause to be furnished to each other such information and assistance (to the extent within the control of such party) relating to the Company or the Business (including access to books and records) as is reasonably requested for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any Audit, and the prosecution or defense of any action related to any Tax Return.

6.14          Employees.

(a)               Within two (2) days after the Closing Date, the Company shall extend offers of employment to the employees of Seller set forth on Section 6.14 of the Disclosure Letter on substantially similar terms and conditions as those under which such employees were employed by Seller on April 1, 2022, except as otherwise shall be mutually agreed upon by Buyer and Seller (the “Employee Offer Letters”). The Employee Offer Letters shall include a confidentiality agreement by such employees in favor of the Company in form and substance reasonably satisfactory to the Company. Seller shall use its reasonable best efforts to induce such employees to accept employment with the Company in accordance with the terms of the Employee Offer Letters.

(b)               Seller shall be responsible for, and shall defend, indemnify and hold harmless (as set forth in  Article 9) Buyer and the Company from and against any and all severance, accrued vacation, termination, retention bonus, “golden parachute,” unemployment compensation or any similar or other payment, or any other Liabilities of Seller, with respect to any of Seller’s employees, whether or not the Company extends an offer of employment to such employee, whether or not such employee accepts the Company’s offer of employment, whether or not pursuant to an individual agreement or commitment or group plan or corporate policy, or required by Law, including any liability under any of Seller’s benefit plans, the Workers Adjustment and Retraining Notification Act of 1988 as it may be amended from time to time and the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

6.15          Company Operations Support. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, Buyer and Seller agree that (i) on the Closing Date, Buyer and Seller shall deposit with Donnenfeld Law PLLC, as escrow agent, pursuant to a separate escrow agreement among Buyer, Seller and Donnenfeld Law PLLC, initial capital contributions to the Company in the amounts of $1,400,000 and $600,000, respectively, and (ii) during the period beginning on the Closing Date and ending on July 31, 2022, to the extent the Company has exhausted (or reasonably expects to exhaust) the $2,000,000 of funds described in clause (i) before July 31, 2022, Buyer and Seller shall make such additional capital contributions, pro rata based on their respective membership interest in the Company, as shall reasonably be required to fund the operations of the Company through July 31, 2022.

37

Article 7
CONDITIONS TO BUYER’S AND SELLER’S OBLIGATIONS

7.1              Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver of Seller), on or prior to the Closing Date, of each of the following conditions:

(a)               Representations, Warranties, and Covenants. The representations and warranties of Buyer (i) contained in the Buyer Fundamental Representations shall be true and correct in all material respects and (ii) contained in Article 5 (other than the Buyer Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), as of the Effective Date and at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which case as of that specified date). Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

(b)               Satisfaction of Third-Party Consents Required from Lienholders. Seller shall have received any required Consents listed on Section 4.3(f) of the Disclosure Letter.

(c)               Closing Deliveries. Buyer shall have made the Closing deliveries referenced in Section 8.3.

(d)               No Order. No Governmental Body shall have enacted, issued, promulgated or entered any Law or Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

7.2              Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or written waiver of Buyer), on or prior to the Closing Date, of each of the following conditions:

(a)               Representations, Warranties, and Covenants. The representations and warranties of Seller (i) contained in the Seller Fundamental Representations shall be true and correct in all material respects and (ii) contained in Article 4 (other than the Seller Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “material adverse effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Effective Date and at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which case as of that specified date). Seller shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

(b)               No Material Adverse Effect. No Material Adverse Effect shall have occurred since the Effective Date, and Seller shall not have entered into or negotiated any Contracts with any third party which would have a Material Adverse Effect on the Business or the Company’s acceptance and ownership of the Contributed Assets.

38

(c)               Consents. Seller shall have delivered each of the Consents, in form and substance reasonably satisfactory to Buyer, duly executed by the counterparty Person whose consent is required.

(d)               Pre-Closing Transactions. Seller shall have completed in all respects the transactions contemplated by Section 3.1.

(e)               Closing Deliveries. Seller shall have made the Closing deliveries referenced in Section 8.2.

(f)                No Order. No Governmental Body shall have enacted, issued, promulgated or entered any Law or Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(g)               Release of Security Interests. Seller shall have delivered reasonable evidence to Buyer that the security interests encumbering the Contributed Assets have been terminated (or will be terminated concurrently with the Closing) or, in the case of filings made under the uniform commercial code or filings with respect to the Transferred IP, customary release documentation reasonably acceptable to Buyer accompanied by duly-executed authorization from the applicable secured party for Buyer to file such release documentation at, or any time after, the Closing, and any other Liens on the Contributed Assets shall have been released or terminated.

Article 8
CLOSING

8.1              Time and Place. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at (a) 10:00 a.m. (Eastern time) on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Article 7 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction (or due waiver) of such conditions at the Closing) shall have been satisfied or waived by the Party entitled to waive the same, or (b) such other time or date as the Parties hereto may mutually agree in writing (the “Closing Date”). The Parties anticipate that Closing will occur remotely without a face-to-face meeting and will be accomplished by Seller then authorizing Buyer’s legal counsel to release previously deposited signed documents to Buyer contingent upon Seller’s receipt of the signed documents required by this Agreement and initiation of the wire transfer of the Purchase Price.

8.2              Deliveries of Seller. At the Closing, Seller will deliver, or cause to be delivered, to Buyer (all of which shall be in form and substance reasonably satisfactory to Buyer and its counsel):

(a)               Joint Venture Agreement. A copy of the Joint Venture Agreement, executed by a duly authorized officer of Xcel;

(b)               Assignment(s) of Marks. One or more Assignment(s) of Marks, in the forms attached as Exhibit B (the “Assignment of Marks”), executed by a duly authorized officer of Seller;

39

(c)               Assignment of Domains. A Domain Name Transfer Agreement, in the form attached as Exhibit C (the “Domain Name Transfer”), executed by a duly authorized officer of Seller;

(d)               Assignment of Social Media Handles. A Social Media Handle Transfer Agreement, in the form attached as Exhibit D (the “Social Media Handle Transfer”), executed by a duly authorized officer of Seller;

(e)               Assignment of Trademark Consent. An assignment agreement, in the form attached as Exhibit E (the “Trademark Consent Assignment”), executed by a duly authorized officer of Seller.

(f)                Transaction Documents. Copies of each of the other Transaction Documents to which Seller or the Company is a party, executed by a duly authorized officer of Seller or the Company, as applicable;

(g)               Social Media and Domain Access Information. A schedule setting forth all of the usernames, passwords, security question responses and other credentials for each of (i) the social media accounts related to the Business and included in the Contributed Assets and (ii) the accounts through which the domain names included in the Contributed Assets are managed;

(h)               Domain Registration Information. A schedule setting forth all of the names of the registrars, registration dates and expiration dates for all domain names included in the Contributed Assets;

(i)                 Release of Security Interests and Consents. The documents required pursuant to Section 7.2(g) and any Consent necessary for Seller’s full and complete performance under this Agreement and the assignment of the Contributed Contracts as listed on Section 4.3(f) of the Disclosure Letter;

(j)                 Bill of Sale. A bill of sale in the form attached hereto at Exhibit F (the “Bill of Sale”);

(k)               Officer’s Certificate. A certificate, in a form reasonably satisfactory to Buyer, signed by an authorized officer of Seller, dated the date of the Closing Date, certifying (i) that the conditions specified in Section 7.2 have been satisfied as of the Closing and (ii) as to certain corporate matters and attaching thereto a true, correct and complete copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and other obligations of Seller;

(l)                 Design, Interactive Television, and Talent Services Agreement. A copy of the Design, Interactive Television, and Talent Services Agreement, in the form attached hereto as Exhibit G, executed by a duly authorized officer of Seller and the Company;

(m)             Brand Support Services Agreement. A copy of the Brand Support Services Agreement, in the form attached hereto as Exhibit H, executed by a duly authorized officer of Seller and the Company;

40

(n)               Xcel License Agreement. A copy of the License Agreement, in the form attached hereto as Exhibit I, executed by a duly authorized officer of Seller and the Company;

(o)               Contributed Contract Assignments. Documents sufficient to evidence assignment and assumption of the Contributed Contracts;

(p)               Key Man Policy. Evidence satisfactory to Buyer, in its sole discretion, of the effective designation of Buyer as the sole beneficiary of the Key Man Policy;

(q)               Taxpayer Identification. An Internal Revenue Service Form W-9 for Seller, executed by a duly authorized officer of Seller; and

(r)                Shared Access Agreement. A copy of the Shared Access Agreement, in the form attached hereto as Exhibit J, executed by a duly authorized officer of Seller and the Company.

8.3              Deliveries of Buyer. At the Closing, Buyer will deliver, or cause to be delivered to Seller (all of which shall be in form and substance reasonably satisfactory to Seller and its counsel):

(a)               Purchase Price. The Purchase Price;

(b)               Joint Venture Agreement. A copy of the Joint Venture Agreement, executed by a duly authorized officer of Buyer;

(c)               Transaction Documents. Copies of each of the Transaction Documents to which Buyer is a party, executed by a duly authorized officer of Buyer; and

(d)               Officers’ Certificate. A certificate, in a form reasonably satisfactory to Seller, signed by an authorized officer of Buyer, dated the date of the Closing Date, certifying (i) that the conditions specified in Section 7.1 have been satisfied as of the Closing and (ii) as to certain corporate matters and attaching thereto a true, correct and complete copy of resolutions of the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement, the Transaction Documents and the other obligations of Buyer.

Article 9
INDEMNIFICATION

9.1              Survival. The representations and warranties contained in this Agreement or in any certificate delivered pursuant to Section 8.2(k) and Section 8.3(d), including any rights arising out of any breach of such representations and warranties and any right to indemnification pursuant to Section 9.2 or Section 9.3, shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that each of (i) the Seller Fundamental Representations and (ii) the Buyer Fundamental Representations shall, in each case, survive until the expiration of the applicable statute of limitations. Any representation or warranty that is the subject of any Claim with respect to which a Claim Notice meeting the requirements of Section 9.5(a) is delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period set forth in this Section 9.1 shall survive solely for purposes of resolution of such Claim until such Claim is fully and finally resolved. The covenants and agreements contained in this Agreement shall survive indefinitely, until fully performed in accordance with their respective terms.

41

9.2              Indemnification by Seller. Seller, jointly and severally, hereby agrees, from and after the Closing, to indemnify Buyer and its Affiliates, and each of their respective managers, partners, officers, employees, directors, agents, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred for all Losses which any Buyer Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a)               any breach of any representation or warranty on the part of Seller (or the inaccuracy of any representation) under Article 4 of this Agreement or contained in any of the Transaction Documents;

(b)               any nonfulfillment or breach of any covenant or agreement on the part of Seller under this Agreement or contained in any of the Transaction Documents;

(c)               the Excluded Assets;

(d)               all Taxes (or the non-payment thereof): (i) attributable to the Company, the Business or the Contributed Assets for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date as determined in accordance with Section 6.13(b), (ii) of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation, (iii) of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing or are otherwise properly allocable to a Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date, and (iv) any Transfer Taxes required to be paid by Seller pursuant to Section 3.7 (collectively “Indemnified Taxes”); and

(e)               the Retained Liabilities; and

(f)                those matters set forth in Section 9.2(f) of the Disclosure Letter.

Without limiting the foregoing, if (i) there shall have occurred any breach of any representation, warranty, covenant or agreement of, or any inaccuracy in any representation or warranty of, the Company or Seller contained herein, (ii) the Company or any of its subsidiaries incurs or is subject to any Losses (“Company Losses”) and (iii) such Company Losses would not have been incurred, or the Company and its subsidiaries would not have been subject to such Company Losses, in absence of such breach or inaccuracy, then Buyer shall be deemed to have suffered Losses in the amount of 70% of such Company Losses.

42

9.3              Indemnification by Buyer. Buyer hereby agrees, from and after the Closing, to indemnify Seller and its Affiliates, and each of their respective managers, partners, officers, employees, directors, agents, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a)               any breach of any representation or warranty on the part of Buyer (or the inaccuracy of any representation) under Article 5 of this Agreement or contained in any of the Transaction Documents; and

(b)               any nonfulfillment or breach of any covenant or agreement on the part of Buyer under this Agreement or contained in any of the Transaction Documents.

Without limiting the foregoing, if (i) there shall have occurred any breach of any representation, warranty, covenant or agreement of, or any inaccuracy in any representation or warranty of, the Buyer contained herein, (ii) the Company or any of its subsidiaries incurs or is subject to any Company Losses and (iii) such Company Losses would not have been incurred, or the Company and its subsidiaries would not have been subject to such Company Losses, in absence of such breach or inaccuracy, then Seller shall be deemed to have suffered Losses in the amount of 30% of such Company Losses.

9.4              Indemnification by the Company. The Company hereby agrees, from and after the Closing, to indemnify the Seller Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of the Assumed Liabilities (excluding any Losses incurred by the Company in respect of an Assumed Liability).

9.5              Indemnification Procedure for Third Party Claims.

(a)               In the event that subsequent to the Closing any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any domestic or foreign court or governmental authority, federal, state or local) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall deliver written notice together with a reasonably detailed description of the Third Party Claim, the Third Party Claim’s nature and basis, the damages claimed by the third party and all legal pleading for the Third Party Claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) days after receipt by the Indemnified Party of notice of a Third Party Claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of a Claim Notice, to assume the defense of such Third Party Claim by sending a notice of assumption to the Indemnified Party. Promptly after sending the Defense Notice, the Indemnifying Party shall choose and employ independent legal counsel of reputable standing. After sending the Defense Notice, the Indemnifying Party is entitled to contest, pay, settle or compromise the Third Party Claim, subject to the other provisions of this Section 9.5. Notwithstanding anything in this Section 9.5(a) to the contrary, an Indemnified Party is entitled to participate in the defense of a Third Party Claim at its own expense.

43

(b)               In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all Losses paid or incurred in connection therewith.

(c)               The Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that such claim (i) seeks, as the claim’s sole remedy, a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) involves criminal allegations against the Indemnified Party, (iii) if successful, would operate as res judicata or collateral estoppel for other non-indemnifiable claims which would have a material adverse effect on the business or financial condition of the Indemnified Party or (iv) imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(d)               Except as otherwise provided in this Section 9.5, if an Indemnifying Party assumes the defense of a Third Party Claim, it may not compromise or settle the Third Party Claim without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, that an Indemnifying Party may compromise or settle a Third Party Claim without an Indemnified Party’s consent if the following three conditions are met: (i) there is no finding or admission that any Indemnified Party violated any Law or any Person’s rights; (ii) the sole relief provided is monetary damages that are fully paid by the Indemnifying Party; and (iii) the compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s full release of the Indemnified Party from all liability in respect of the Third Party Claim.

9.6              Other Claims. A claim for indemnification for any matter not involving a Third Party Claim must be asserted by a Claim Notice meeting the requirements of Section 9.5(b) to the Indemnifying Party.

9.7              Certain Limitations.

(a)               Seller shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnified Parties, or to which any one or more of the Buyer Indemnified Parties has or have otherwise directly or indirectly become subject, exceeds $219,000 in the aggregate (the “Basket”), and then only for the excess over the Basket; provided, however, that this limitation shall not apply to Losses arising out of or resulting from any Seller Fundamental Representation. Buyer shall not be required to make any indemnification payment pursuant to Section 9.3(a) until such time as the total amount of all Losses (including the Losses arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Seller Indemnified Parties, or to which any one or more of the Seller Indemnified Parties has or have otherwise directly or indirectly become subject, exceeds the Basket, and then only for the excess over the Basket; provided, however, that this limitation shall not apply to Losses or Taxes arising out of or resulting from any Buyer Fundamental Representation.

44

(b)               The maximum aggregate amount that the Indemnitees are entitled to recover in the aggregate from the Indemnitors under Sections 9.2(a) and 9.3(a) shall be capped at $6,930,000; provided, however, that this limitation shall not apply to Losses or Taxes arising out of or resulting from any Seller Fundamental Representation or any Buyer Fundamental Representation.

(c)               The limitations set forth in Section 9.7(a) and Section 9.7(b) shall not apply in the case of, and shall not limit the rights of an Indemnified Party to recover in respect of any Losses or Taxes, arising out, relating to or resulting from, intentional misrepresentation, willful misconduct or fraud.

(d)               For all purposes of this Article 9, the amount of any Losses arising from any inaccuracy or breach of the representations and warranties contained in this Agreement shall be determined without reference to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality contained or incorporated directly or indirectly in any such representation or warranty.

9.8              Exclusive Remedy. Except in the case of intentional misrepresentation, willful breach of covenants or fraud, claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 9 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Buyer or Seller. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, including specific performance, or any other equitable remedy to which such Indemnitee is otherwise entitled.

9.9              Determination of Losses; Satisfaction of Claims.

(a)               After the giving of a Claim Notice under this Article 9, the amount of Losses to which an Indemnified Party shall be entitled under this  Article 9 shall be determined (i) by written agreement between Seller and Buyer, (ii) by a Final Order or (iii) by any other means as to which Seller and Buyer shall agree in writing.

(b)               Within ten (10) Business Days of the determination pursuant to Section 9.9(a) of the amount of Losses with respect to which any Indemnified Party is entitled to indemnification with respect to any claim (or at such later other time as the Indemnified Party shall agree), the Indemnifying Party shall pay to the applicable Indemnified Party an amount equal to the amount of such Losses by wire transfer of immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to the anticipated date of such payment.

45

9.10          Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 9 will be accounted for as an adjustment to the Purchase Price for all Tax purposes except to the extent otherwise required by applicable Law.

Article 10
TERMINATION

10.1          Termination. This Agreement may be terminated prior to the Closing Date by:

(a)               mutual written consent of Buyer and Seller; or

(b)               either Buyer or Seller if there shall be an Order from a Governmental Body that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any of such Party’s obligations under this Agreement has cause or resulted in such Order; or

(c)               either Buyer or Seller if the transactions contemplated by this Agreement have not been consummated by June 30, 2022 (the “Termination Date”); provided, that no termination may be made under this Section 10.1(c) (i) if the failure to close shall be caused by the action or inaction of the Party seeking to terminate this Agreement or (ii) if the Party seeking to terminate this Agreement is in material breach of any provision of this Agreement and has not cured such breach on or before such date.

10.2          Effect of Termination. If this Agreement is terminated as provided in Section 10.1, this Agreement will be of no further force or effect; provided, however, that: (a) this Section 10.2 (Effect of Termination), Article 11 (Miscellaneous), and the Non-Disclosure Agreement will survive the termination of this Agreement and remain in full force and effect, and (b) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement.

Article 11
MISCELLANEOUS

11.1          Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by email transmission with written request of confirmation of receipt, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

46

(a)           If to Seller (or to the Company prior to the Closing), to:

Xcel Brands, Inc.

1333 Broadway, 10th Floor

New York, NY 10018

Attn: James Haran, Chief Financial Officer

Email: jharan@xcelbrands.com

With a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Robert J. Mittman

Email: robert.mittman@blankrome.com

(b)           If to Buyer (or to the Company following the Closing), to:

IMWHP, LLC

530 Fifth Avenue, 25th Floor

New York, NY 10036

Attn: Ephraim Zinkin

Email: ezinkin@whp-global.com

With a copy to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, NY 10036

Attn: Brad D. Rose

Email: brose@pryorcashman.com

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) five (5) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of receipt if sent by overnight courier or (z) the date such notice is delivered by email if sent before 5:00 p.m. Eastern time, otherwise the next succeeding Business Day after transmission by email.

11.2          Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

11.3          Amendment and Waiver. This Agreement may be amended only by a written instrument signed by the Parties. Any provision of this Agreement may be waived, provided that (a) any such waiver by Buyer will be binding on Buyer only if such waiver is set forth in a writing executed by Buyer, and (b) any such waiver by Seller will be binding upon Seller only if such waiver is set forth in a writing executed by Seller. No failure on the part of any Person to exercise any power, right privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

47

11.4          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

11.5          Expenses. Except as otherwise provided in this Agreement, each of the parties to this Agreement shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and the Transaction Documents and in the closing and carrying out of the transactions contemplated hereunder and thereunder, including, but not limited to, legal and accounting fees and expenses.

11.6          No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.7          Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.8          Assignment.

(a)               This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns but will not be assignable or delegable by any Party without the prior written consent of the other Parties. Notwithstanding anything to the contrary contained in this Section 10.9, after the Closing Date, there shall be no restriction on either Party’s ability to assign any of its rights (including its indemnification rights hereunder) or obligations to any of its Affiliates from time to time or in connection with a sale of all or substantially all of its assets to a third party or a merger with and into any other unaffiliated Person; provided that (i) the Party seeking to assign such rights or obligations demonstrates to the reasonable satisfaction of the other Party that the assignee is creditworthy and (ii) such assignee (and any guarantor reasonably requested by the other Party) executes a joinder to this Agreement expressly assuming all of the obligations of the assigning Party hereunder. Any attempted assignment in violation of this Section 11.8 shall be null and void.

48

(b)               In connection with the Closing, Buyer may, with the consent of Seller (not to be unreasonably withheld, delayed or conditioned) designate, in accordance with the terms of this paragraph and effective as of the Closing, one or more existing or to-be-formed Affiliates of Buyer to acquire the Acquired Interests or any rights or obligations of the Buyer hereunder; provided that no such designation shall relieve Buyer from its obligations or Liabilities hereunder. The above designation may be made by Buyer by written notice to Seller no later than three (3) Business Days prior to the Closing Date. The Parties agree to modify any Closing deliverables in accordance with the foregoing designation.

11.9          Entire Agreement. Except for the Non-Disclosure Agreement, this Agreement, the Transaction Documents and all the exhibits attached hereto and thereto (all of which shall be deemed incorporated in the Agreement and made a part hereof), set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the Parties (including but not limited to any letter of intent), and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the Parties hereto. The disclosing, furnishing or making available for review of any document or other information to Buyer shall not be construed to modify, qualify or disclose any exception to any representation or warranty of Seller herein.

11.10      Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, or Exhibits are to Articles, Sections, or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

11.11      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

11.12      Governing Law; Dispute Resolution.

(a)               This Agreement shall be governed by and construed under the laws of the State of Delaware, exclusive of the body of law known as conflicts of law.

(b)               Except with respect to any Party’s right to injunctive relief hereunder, the parties agree that any controversy, claim or dispute arising out of or relating to this Agreement (including the determination of the scope or applicability of this Agreement to arbitrate) shall be determined by confidential arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”); provided, however, that notwithstanding the JAMS Rules, the arbitrator shall not have the power to award injunctive or other equitable relief, and nothing herein shall preclude or prevent a party from pursuing, injunctive or other equitable relief in a New York state or federal court of competent jurisdiction. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, if the law of the State of Delaware is preempted.

49

(c)               If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party (as determined by the trier of fact) shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.13      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.14      Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 11.12, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The Parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

 [remainder of page intentionally left blank; signature page follows]

50

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

“Buyer”

IMWHP, LLC
a Delaware limited liability company

By:	/s/ Yehuda Shmidman
Name:	Yehuda Shmidman
Title:	Chief Executive Officer

 [Signature Page to Membership Interest Purchase Agreement]

“Seller”

Xcel Brands, Inc.
a Delaware corporation

By:	/s/ Seth Burroughs
Name:	Seth Burroughs
Title:	EVP

IM Brands, LLC,
a Delaware limited liability company

By:	/s/ Seth Burroughs
Name:	Seth Burroughs
Title:	EVP

“Company”

IM TOPCO, LLC
a Delaware limited liability company

By:	/s/ Seth Burroughs
Name:	Seth Burroughs
Title:	EVP

[Signature Page to Membership Interest Purchase Agreement]

EXHIBITS AND SCHEDULES

Exhibit A	-	Joint Venture Agreement

Exhibit B	-	Assignment of Mark

Exhibit C	-	Domain Name Transfer Agreement

Exhibit D	-	Social Media Handle Transfer Agreement

Exhibit E	-	Assignment of Trademark Consent

Exhibit F	-	Bill of Sale

Exhibit G	-	Design, Interactive Television and Talent Services Agreement

Exhibit H	-	Brand Support Agreement

Exhibit I	-	Xcel License Agreement

Exhibit J	-	Shared Access Agreement

Schedule 6.13(c)	-	Allocation Schedule

Disclosure Letter

exhibit a

THE SECURITIES REPRESENTED BY AND ISSUED PURSUANT TO THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER SUCH LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

IM TOPCO, LLC

A DELAWARE LIMITED LIABILITY COMPANY

May [●], 2022

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF

IM TOPCO, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is entered into as of May [●], 2022, by and among those parties whose names are set forth on the signature pages hereto.

RECITALS

WHEREAS, on May 11, 2022, a Certificate of Formation of IM TOPCO, LLC, a limited liability company organized under the Laws of the State of Delaware (the “Company”), was filed with the Delaware Secretary of State;

WHEREAS, immediately prior to the date hereof, the Company was governed by that certain Limited Liability Company Agreement, dated as of May 23, 2022 (the “Original Agreement”);

WHEREAS, concurrently herewith or immediately prior to the date hereof, Xcel Brands, Inc., a Delaware corporation (“Xcel”), and IM Brands, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Xcel (“IMB”), contributed to the Company, among other things, certain intellectual property rights relating to an apparel and accessories business that produces, markets and sells various goods under the “Isaac Mizrahi” brand, in exchange for which Xcel received 100% of the issued and outstanding limited liability company interests of the Company;

WHEREAS, the Company, IMWHP, LLC, a Delaware limited liability company (“WHP”), Xcel and IMB entered into that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which WHP acquired from Xcel 70% of the issued and outstanding limited liability company interests of the Company; and

WHEREAS, the Members intend that the Company will engage in the Business, which will involve matters requiring the parties to exercise towards each other their trust, taste and confidence in order to assure the integrity of the enterprise and to protect and assure the quality of the business conducted; and

WHEREAS, the parties hereto desire to enter into this Agreement in order to: (i) amend and restate the Original Agreement in its entirety; (ii) provide for the management of the business and the affairs of the Company, the allocation of profits and losses, the distribution of cash of the Company among the Members, the rights, obligations and interests of the Members to each other and to the Company; and (iii) provide for certain other matters.

NOW, THEREFORE, the Original Agreement is hereby amended and restated in its entirety, and the parties hereto agree, as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement. In referring to sections or provisions of the Code or Regulations, it is intended that the terms “partner” and “partnership” (or variations thereof) appearing therein shall be read, respectively, as Member or Company (or variations thereof).

“Act” means the Delaware Limited Liability Company Act, codified in the Delaware General Corporation Law, Section 18-101 et seq., as the same may be amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(a)               Add to such Capital Account the following items:

(i)                 the amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Units; and

(ii)              the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)               Subtract from such Capital Account such Member’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means with respect to a specified Person: (a) any Person that directly or indirectly through one or more intermediaries, alone or through an affiliated group, controls, is controlled by, or is under common control with, such specified Person, (b) any Person that is an officer, director, partner or trustee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person), or (c) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any outstanding voting Equity Securities of the specified Person.

“Agreement” means this amended and restated limited liability company agreement, as originally executed and as amended from time to time.

“Annual Priority Amounts” has the meaning set forth in Section 4.4(a)(ii).

“Annual WHP Priority Amount” has the meaning set forth in Section 4.4(a)(i).

“Annual Xcel Priority Amount” has the meaning set forth in Section 4.4(a)(ii).

“Anticipated Initial Annual Budget” has the meaning set forth in Section 5.8.

“Assignee” means a Person who has acquired a Member’s Membership Interest in the Company by way of a Transfer, but who has not been admitted as a Member.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following: (a) the commencement of a case or of any proceeding under any federal or state Law for the relief of debtors, including the filing by or against that Person of a voluntary or involuntary petition under the United States Bankruptcy Code, which case or proceeding, if involuntary, is not dismissed within sixty (60) days after its filing; (b) an assignment of the property of that Person for the benefit of creditors; (c) the appointment of a receiver, trustee or conservator of any substantial portion of the assets of that Person, which appointment, if obtained ex parte, is not dismissed within sixty (60) days thereafter; (d) the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the assets of that Person; (e) the failure by that Person generally to pay its debts as they become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court; or (f) that Person’s admission in writing of its inability to pay its debts as they become due.

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)               The initial Book Value of any asset contributed by a Member to the Company shall be such asset’s gross fair market value at the time of such contribution, as determined by the mutual agreement of the Manager and the contributing Member;

(b)               The Book Value shall be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that the depreciation deduction taken into account each Fiscal Year for purposes of adjusting the Book Value of an asset shall be the amount of Depreciation with respect to such asset taken into account for purposes of computing Net Income or Net Loss for the Fiscal Year;

(c)               The Book Value of any asset (other than cash) distributed to a Member by the Company shall be such asset’s gross fair market value at the time of such distribution, as reasonably determined in good faith by the Manager; and

(d)               The Book Values of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below shall be adjusted to equal their respective gross fair market values, as determined by the Manager using such reasonable method of valuation as it may adopt, as of the following times:

(i)                 the acquisition of an interest in the Company by a new Member or the acquisition of an additional Membership Interest in the Company by an existing Member, in either case in exchange for more than a de minimis Capital Contribution, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(ii)              the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for a Membership Interest in the Company, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company;

(iii)            the liquidation or dissolution of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)             the grant of a Membership Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative Membership Interests of the Members in the Company; and

(v)               at such other times as the Manager shall reasonably determine to be necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(e)               The Book Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (e) to the extent that an adjustment pursuant to subparagraph (d) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (e).

“Business” means the business of (i) exploiting, promoting, protecting, advertising and licensing the Company Intellectual Property Rights, (ii) promoting and advertising the products or services of third Persons through the use or exploitation of the Company Intellectual Property Rights, and (iii) using the name, image and likeness of Mr. Isaac Mizrahi in connection with the advertising, marketing, merchandising and promotion of the “Isaac Mizrahi” brand and the exploitation of the Company Intellectual Property Rights (but excluding, for the avoidance of doubt, the retained media rights owned by Mr. Isaac Mizrahi, as described in clause (i) of Section 3.3(a) of the Purchase Agreement).

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank in New York, New York, is closed.

“Capital Account” means, in respect of any Member, the account reflecting the capital interest of the Member in the Company, consisting of the Member’s Initial Capital Contribution and any additional Capital Contributions, maintained and adjusted for such Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv), and the provisions of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the Book Value of any property (other than money) contributed to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take “subject to” under Code Section 752) with respect to the Membership Interest held by such Member, including, for the avoidance of doubt, the Initial Capital Contributions. A Capital Contribution shall not be deemed a loan.

“Capital Event” means (i) a Change of Control of the Company or (ii) a sale or disposition of any of the Company’s capital assets (such as the outright sale or disposition of the Company Intellectual Property Rights, as opposed to a license thereof), the receipt of insurance and other proceeds derived from the involuntary conversion of any Company property, the receipt of proceeds from a refinancing of any Company property, or a similar event with respect to any Company property or assets.

“Certificate of Formation” means the Certificate of Formation of the Company filed pursuant to Section 2.1.

“Change of Control” means: (i) a liquidation, dissolution or winding up of such Person; (ii) a sale, transfer, assignment, conveyance or exclusive license of a majority of the assets of such Person; (iii) in the case of Xcel, if during any twelve (12) consecutive month period, the individuals who, at the beginning of such period, constitute the board of directors of Xcel (the “Incumbent Directors”) cease (other than due to death) to constitute a majority of the members of the board of directors of Xcel at the end of such period, provided that directors elected by or on the recommendation of a majority of the directors who so qualify as Incumbent Directors shall be deemed to be Incumbent Directors; or (iv) any other change in ownership or series of changes (whether resulting from any sale of stock, merger, consolidation, share exchange, reorganization, combination or other event) that causes the equity holders of such Person before the change to hold less than a majority of all economic rights, or less than a majority of the voting rights, following such change.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding Law.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property Rights” means the “Transferred IP” under (and as defined in) the Purchase Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in the Regulations Section 1.704-2(d).

“Contributed Assets” has the meaning ascribed to such term in the Purchase Agreement.

“Controls,” “Control,” “Controlling,” whether or not capitalized, means the power, directly or indirectly, to direct or cause the direction of the management and policies of a person or entity through ownership of voting securities, contract or otherwise.

“Covered Transfer” has the meaning set forth in Section 8.7(a).

“Covered Xcel Party” has the meaning set forth in Section 8.8(b).

“Deemed Offer Event” has the meaning set forth in Section 8.8(b).

“Deemed Offer Notice” has the meaning set forth in Section 8.8(b).

“Depreciation” means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the adjusted tax basis of an asset for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Book Value using any reasonable method selected by the Manager.

“Drag-Along Price” has the meaning set forth in Section 8.7(a).

“Drag-Along Right” has the meaning set forth in Section 8.7(a).

“Earn-Out Amount” has the meaning set forth in the Purchase Agreement.

“Earn-Out Event” has the meaning set forth in the Purchase Agreement.

“Earn-Out-Related Waterfall Adjustment” has the meaning set forth in Section 4.4(d).

“Economic Risk of Loss” shall have the meaning specified in Regulations Section 1.752-2.

“Equity Securities” means with respect to any Person, all (a) Membership Interests or other limited liability company interests, units, capital stock, partnership interests or other equity interests (including classes, groups or series thereof having such relative rights, powers or obligations as may from time to time be established by the issuer thereof or the governing body of such Persons, as the case may be, including rights, powers or duties different from, senior to or more favorable than existing classes, groups and series of units, stock and other equity interests and including any so-called “profits interests”) or securities or agreements providing for profit participation features, equity appreciation rights, phantom equity or similar rights to participate in profits, (b) warrants, options or other rights to purchase or otherwise acquire, or contracts or commitments that could require the issuance of, securities described in the foregoing clause of this definition and (c) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into securities described in the foregoing clauses of this definition.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year (except as otherwise required by Law), and any partial year with respect to the fiscal years in which the Company is organized and dissolved or terminated.

“Fiscal Year 2022” has the meaning set forth in Section 4.4(d).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis throughout the term of this Agreement.

“Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supranational or other government or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Gross Revenues” means, with respect to any period of determination, all cash revenues (including royalties, which, for the avoidance of doubt, includes, without limitation, all royalties payable by Xcel to the Company pursuant to the Xcel License Agreement) actually received by the Company during such period, but excluding all revenues received by the Company with respect to a Capital Event.

“IMB” has the meaning set forth in the recitals.

“Incumbent Directors” has the meaning set forth in the definition of the term “Change of Control.”

“Indemnified Parties” has the meaning set forth in Section 10.2.

“Initial Capital Contributions” has the meaning set forth in Section 3.2.

“Initial Members” means the Members set forth on Exhibit A on the date of this Agreement. A reference to an “Initial Member” means any of the Initial Members.

“IRS” shall mean the Internal Revenue Service and any successor agency or entity thereto.

“JAMS Rules” has the meaning set forth in Section 14.4.

“Law” means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” has the meaning set forth in Section 10.2(a).

“Majority-in-Interest” means Members holding more than fifty percent (50%) of the Percentage Interests.

“Manager” means the Person designated initially as such in Section 5.1(a), or such other Person as may be designated or become the Manager pursuant to the terms of this Agreement.

“Member” means an Initial Member or a Person who otherwise acquires a Membership Interest and has joined this Agreement as a Member, as permitted under this Agreement and the Act, whose Membership Interest has not been terminated.

“Member Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i).

“Membership Interest” means a Member’s collective rights in the Company, including the Member’s Percentage Interest, right to vote and to participate in the management of the Company, the right to information concerning the business and affairs of the Company and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Membership Representative” has the meaning set forth in Section 7.7.

“Mr. Isaac Mizrahi” means Isaac Mizrahi, an individual.

“Net Capital Proceeds” means the proceeds actually received by the Company from any Capital Event, minus (i) all cash expenses that the Company incurs with respect to such Capital Event; (ii) any repayments of debt made in connection with such Capital Event, (iii) any brokerage commissions payable with respect to such Capital Event; (iv) any cash taxes owed by the Company with respect to such Capital Event, provided, that this clause (iv) shall not include any taxes withheld or paid with respect to a Member pursuant to Section 4.6 hereof; (v) the amount of any reasonable holdbacks and reserves established by the Manager; and (vi) any other costs customarily taken into account in calculating net proceeds.

“Net Cash Flow” means, with respect to any period of determination, (a) the Net Revenues actually received by the Company during such period, minus (b) all cash operating expenses of the Company (excluding any expense already subtracted in determining Net Revenue with respect to such period, pursuant to clauses (i) or (ii) of the definition of Net Revenue), including, without limitation: (i) all payroll and related expenses; (ii) all advertising expenses; (iii) all capital expenditures and investments; (iv) all interest, principal and other amounts due during such period with respect to any indebtedness of the Company; (v) the WHP Brand Support Services Amount due during such period; (vi) the Xcel Design, Interactive Television, and Talent Services Amount due during such period; (vii) any cash taxes owed by the Company, provided, that this clause (vii) shall not include any taxes withheld or paid with respect to a Member pursuant to Section 4.6 hereof; and (viii) the amount of any reasonable holdbacks and reserves established from time to time by the Manager.

“Net Income” and “Net Loss” means, for each Fiscal Year of the Company (or other period for which Net Income and Net Loss must be computed), an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) and the Regulations, and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss. The determination of Net Income and Net Loss pursuant to the previous sentence shall be subject to the following adjustments:

(a)               Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b)               Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from Net Income or Net Loss;

(c)               Gains or losses resulting from any disposition of a Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Book Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Book Value;

(d)               In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation;

(e)               To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Income and Net Loss;

(f)                If the Book Value of any Company asset is adjusted pursuant to the definition of “Book Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Income or Net Loss; and

(g)               Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction that are specially allocated pursuant to Sections 4.2 and 4.8 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.2 and 4.8 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income and Net Loss.

“Net Revenue” means, with respect to any period of determination, the Gross Revenues actually received during such period, less (i) any revenue sharing or similar payments made by the Company to third parties during such period and (ii) any commissions paid by the Company during such period that are directly attributable to the Gross Revenues received during such period, in all instances, as determined on a cash basis.

“New Securities” has the meaning set forth in Section 8.9(a).

“Non-Participating Member” has the meaning set forth in Section 8.9(d).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice” means a written notice required or permitted under this Agreement. A Notice shall be deemed given or sent when deposited, as certified mail, return receipt requested, postage and fees prepaid, in the United States mails; when personally delivered to the recipient; or when transmitted by electronic means, and such transmission is electronically confirmed as having been successfully transmitted.

“Original Agreement” has the meaning set forth in the recitals.

“Other Activities” has the meaning set forth in Section 5.1(d).

“Other Members” has the meaning set forth in Section 8.7(a).

“Percentage Interest” means, with respect to a Member, the Percentage Interest of such Member as set forth opposite such Member’s name on Exhibit A attached hereto, representing the number of Units owned by such Member divided by the total number of Units that are issued and outstanding, which exhibit shall be amended from time to time in accordance with the terms of this Agreement.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.

“Prohibited Transfer” has the meaning set forth in Section 8.6(g).

“Proprietary Information” has the meaning set forth in Section 12.1.

“Purchase Agreement” has the meaning set forth in the recitals.

“Qualified Appraiser” has the meaning set forth in Section 8.8(b).

“QVC” means QVC, Inc., a division of Qurate Retail Group.

“QVC-Related Waterfall Adjustment” has the meaning set forth in Section 4.4(d).

“QVC Royalty Revenue” means, with respect to any period of determination, the Company’s Net Revenue solely related to sales made by or through QVC.

“Regulations” means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code, as such Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

“Regulatory Allocations” has the meaning set forth in Section 4.2(g).

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute then in effect, and any reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute, and the rules and regulations promulgated thereunder.

“ROFR Interest” has the meaning set forth in Section 8.8(a).

“ROFR Trigger Sale” has the meaning set forth in Section 8.8(a).

“Sale Price” has the meaning set forth in Section 8.7(a).

“Selling Member” has the meaning set forth in Section 8.6(a).

“Selling Notice” has the meaning set forth in Section 8.8(a).

“Tag-Along Buyer” has the meaning set forth in Section 8.6(a).

“Tag-Along Notice” has the meaning set forth in Section 8.6(a).

“Tag-Along Participant” has the meaning set forth in Section 8.6(b).

“Tag-Along Participation Notice” has the meaning set forth in Section 8.6(b).

“Tag-Along Transfer” has the meaning set forth in Section 8.6(a).

“Transaction Document” has the meaning set forth in the Purchase Agreement.

“Transfer” means and includes, in respect of a Membership Interest, or any element thereof, when used as a noun, any direct or indirect sale, hypothecation, pledge, assignment, attachment, gift or other disposition of any kind, including, but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings, or general assignees for the benefit of creditors, whether voluntary or by operation of law, of a Membership Interest or any element thereof, and, when used as a verb, to, directly or indirectly, sell, hypothecate, pledge, assign, attach, bequest or otherwise dispose of a Membership Interest or any element thereof; provided, however, that notwithstanding any provision of this Agreement to the contrary, (a) any indirect sale, transfer or assignment of the WHP Member’s Membership Interest to any Person or group of Persons which results from a sale of the Equity Securities of WHP or any parent or successor company of WHP (whether through a sale to third Persons, public offering of the Equity Securities of WHP or any parent or successor company of WHP or otherwise) shall not be a “Transfer” pursuant to this Agreement and no limitations on “Transfer” set forth in this Agreement shall apply to any such sale, (b) any hypothecation or pledge by the WHP Member or the Xcel Member of its Membership Interest that creates a mere security interest in the pledged Membership Interest shall not be a “Transfer” pursuant to this Agreement and no limitations on “Transfer” set forth in this Agreement shall apply to any such hypothecation or pledge (provided, however, that, for the avoidance of doubt, in the case of the Xcel Member, any potential ROFR Trigger Sale with respect to the Xcel Member’s Membership Interest (whether pursuant to the Xcel Member’s hypothecation or pledge of such Membership Interest or otherwise) shall be subject to the WHP ROFR and, if otherwise applicable, to the WHP Purchase Right), and (c) subject to Section 6.1, any indirect sale, transfer or assignment of the Xcel Member’s Membership Interest to any Person or group of Persons, which results from a sale of the Equity Securities of Xcel or any parent or successor company of Xcel (whether through a sale to third Persons, public offering of the Equity Securities of Xcel or any parent or successor company of Xcel or otherwise), shall not be a “Transfer” pursuant to this Agreement and no limitations on “Transfer” set forth in this Agreement shall apply to any such sale. Notwithstanding the foregoing, (i) a Transfer of the publicly traded equity of Xcel, or (ii) a Change of Control of Xcel or its direct or indirect parent company, shall not be treated as a Transfer for the purposes of this Agreement, provided that the Membership Interest continues to be held, directly or indirectly, by Xcel, its successors or assigns (or subsidiaries thereof), and further provided, however, that, for the avoidance of doubt, the Membership Interest shall be subject to the WHP Purchase Right (and all applicable provisions of Section 8.8(b)) in connection with any such Change of Control of any Covered Xcel Party. In addition, notwithstanding the foregoing, (x) a Transfer of the publicly traded equity of WHP, or (y) a Change of Control of WHP or its direct or indirect parent company, shall not be treated as a Transfer for the purposes of this Agreement, provided that the Membership Interest continues to be held, directly or indirectly, by WHP, its successors or assigns (or subsidiaries thereof).

“Transferee” means a Person who obtains or receives a Membership Interest or any element thereof by means of a Transfer.

“Transferring Members” has the meaning set forth in Section 8.7(a).

“Trustee” has the meaning set forth in Section 8.8(a).

“Unit” means a unit of limited liability company interest, which represents a Member’s interest in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote on certain Company matters as provided in this Agreement.

“Valuation Process” has the meaning set forth in Section 8.8(b).

“WHP” has the meaning set forth in the recitals.

“WHP Brand Support Services Agreement” means that certain Brand Support Services Agreement, dated as of the date hereof, between WHP Global and the Company.

“WHP Brand Support Services Amount” means all fees and other expenses payable by the Company pursuant to the WHP Brand Support Services Agreement.

“WHP Direct Competitor” means any company whose primary business is the acquisition and licensing of consumer brands.

“WHP Global” means WHP Global, LLC, a Delaware limited liability company.

“WHP Member” means WHP and its Affiliates that hold Membership Interests of the Company.

“WHP Parent” means WH Topco, L.P., a Delaware limited partnership.

“WHP Purchaser” has the meaning set forth in Section 8.8(a).

“WHP Purchase Right” has the meaning set forth in Section 8.8(b).

“WHP Purchase Right Period” has the meaning set forth in Section 8.8(b).

“WHP ROFR” has the meaning set forth in Section 8.8(a).

“WHP ROFR Period” has the meaning set forth in Section 8.8(a).

“Xcel” has the meaning set forth in the recitals.

“Xcel Interest” has the meaning set forth in Section 8.8(b).

“Xcel Design, Interactive Television, and Talent Services Agreement” means that certain Design, Interactive Television, and Talent Services Agreement, dated as of the date hereof, between Xcel and IMB, on the one hand, and the Company, on the other hand.

“Xcel Design, Interactive Television, and Talent Services Amount” means all fees and other expenses payable by the Company pursuant to the Xcel Design, Interactive Television, and Talent Services Agreement.

“Xcel License Agreement” means that certain License Agreement, dated as of the date hereof, between Xcel-CT MFG, LLC and the Company.

“Xcel Member” means Xcel and its Affiliates that hold Membership Interests of the Company.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1              Filing of Certificate of Formation. Xcel has organized the Company pursuant to the Act and, for that purpose, has caused the Certificate of Formation to be prepared, executed and filed with the Delaware Secretary of State on May 11, 2022. The Members agree that the rights, duties and liabilities of the Members and the Manager shall be as provided in the Act, except as otherwise expressly provided herein.

2.2              Name of Company. The name of the Company is “IM TOPCO, LLC.” The Company may do business under that name and under any other name or names which the Manager selects. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall comply with any requirements of the Act or applicable Law.

2.3              Address of Company. The principal executive office of the Company shall be situated at 530 Fifth Avenue, 25th Floor, New York, New York 10036, or such other place or places as may be determined by the Manager from time to time.

2.4              Agent for Service of Process. The agent for service of process on the Company shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or such other agent as may be determined by the Manager from time to time.

2.5              Business Purposes. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act; however, the primary purpose of the Company shall be to own and operate the Business and to do any and all other acts or things that may be incidental or necessary to carry on the Business.

2.6              Tax Treatment as Partnership. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal, state, and local income tax purposes. Except as provided in the foregoing sentence, the Members intend the Company to be a limited liability company under the Act, and that they be Members, and not partners in a partnership. No Member or Manager shall take any action inconsistent with the express intent of the parties hereto.

2.7              Term of Company’s Existence. The term of existence of the Company commenced on the effective date of filing of the Certificate of Formation with the Delaware Secretary of State, and shall continue in perpetuity, unless sooner terminated by the provisions of this Agreement or as provided by Law.

2.8              Units. Each Member’s interest in the Company, including such Member’s interest in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote on certain Company matters as provided in this Agreement, shall be represented by Units. As of the date of this Agreement, the Company shall have one (1) authorized class of Units, and the Company shall have one (1) class of Members. The Company has issued on the date hereof One Thousand (1,000) Units. The ownership by a Member of Units shall entitle such Member to allocations of Net Income and Net Loss and other items of income, gain, loss or deduction, and distributions of cash and other property, as set forth in Article IV. For purposes of this Agreement, Units held by the Company shall be deemed not to be outstanding. The Company may issue fractional Units and all Units shall be rounded to the third decimal place. The names of the Members shall be as set forth on Exhibit A attached hereto.

ARTICLE III

CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

3.1              Capital Accounts.

(a)               The Company shall maintain a Capital Account for each Member on the Company’s books and records in accordance with this Section 3.1. At any time, each Member’s Capital Account shall be equal to (i) such Member’s Capital Contributions, plus (ii) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member, including pursuant to Sections 4.2 and 4.8, plus (iii) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member, minus (iv) the amount of cash and the Book Value of any Company asset other than cash distributed to such Member, minus (v) such Member’s allocable share of Net Loss and any other items in the nature of deductions or losses that are specially allocated to such Member, including pursuant to Sections 4.2 and 4.8, and minus (vi) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(b)               In determining the amount of any liability for purposes of Section 3.1(a) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(c)               If any Member Transfers all or a portion of its Units in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Units.

(d)               This Section 3.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied consistently therewith. In the event that the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any credits or debits thereto, are computed in order to comply with such Treasury Regulations, the Manager may make such modification provided such modification does not and is not likely to have a material effect on the amounts distributable to any Member.

3.2              Capital Contributions; Percentage Interest. In exchange for their initial Membership Interests in the Company, on the date hereof, the Initial Members shall contribute cash or property to the Company in the amounts set forth opposite such Member’s name on Exhibit A hereto (the “Initial Capital Contributions”). Each Member shall initially own the number of Units, and have the initial Percentage Interest, in each case as set forth opposite such Member’s name on Exhibit A, which shall be amended from time to time in accordance with the terms of this Agreement. Except as required pursuant to Section 6.15 of the Purchase Agreement, no Member shall be required to make any additional Capital Contribution without such Member’s consent. Members may, at their option and with the consent of the Manager, make additional Capital Contributions, subject to the Company’s compliance with the provisions of Section 8.9. Notwithstanding anything to the contrary contained in this Agreement, and for the avoidance of doubt, in the event that the Earn-Out Amount is earned by Xcel and paid by WHP to Xcel pursuant to the Purchase Agreement, appropriate adjustments shall be made to the Capital Accounts of WHP and Xcel.

3.3              Return of Capital Contributions. Except in accordance with the terms of this Agreement, no Member shall be entitled to withdraw, or to receive a return of, any part of a Capital Contribution or to receive any distributions, whether of money or property, from the Company.

3.4              No Interest on Capital Contributions or Capital Accounts. Except as otherwise provided in this Agreement, no interest shall be paid on any Capital Contributions or on the balance of any Capital Account.

ARTICLE IV

PROFITS, LOSSES AND DISTRIBUTIONS

4.1              Allocations of Net Income and Net Loss.

(a)               Net Income and Net Loss. After giving effect to the special allocations set forth in Sections 4.2 and 4.8, Net Income and Net Loss for each Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Values, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.4(a) or Section 4.4(b) (depending on whether the items being allocated are attributable to Net Cash Flow and Net Capital Proceeds immediately after making such allocations), provided that such target Capital Account amounts shall be calculated by adding back a Member’s share of Company Minimum Gain and Member Minimum Gain.

(b)               Limitation on Net Loss. Notwithstanding the foregoing, the Net Loss allocated pursuant to this Section 4.1 shall not exceed the maximum amount of Net Loss that can be so allocated without causing any Member to have an Adjusted Capital Account deficit at the end of any Fiscal Year. In the event that some but not all Members would have Adjusted Capital Account deficits as a consequence of an allocation of Net Losses pursuant to this Section 4.1, this limitation shall be applied on a Member by Member basis so as to allocate the maximum permissible Net Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

4.2              Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a)               Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.2(a) is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)               Chargeback Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Member with a share of Member Minimum Gain at the beginning of such Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 4.2(b) is intended to comply with the “partner minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)               Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which increases or results in an Adjusted Capital Account deficit for the Member, such Member shall be allocated items of income and gain in an amount and manner sufficient to eliminate such Adjusted Capital Account deficit as quickly as possible; provided, however, an allocation pursuant to this Section 4.2(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(c) were not in the Agreement. This Section 4.2(c) is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)               Gross Income Allocation. In the event any Member has an Adjusted Capital Account deficit, such Member shall be allocated items of income and gain in an amount and manner sufficient to eliminate such Member’s Adjusted Capital Account deficit as quickly as possible; provided, that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 4.2 have been tentatively made as if Section 4.2(c) and this Section 4.2(d) were not in this Agreement.

(e)               Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members who bear the Economic Risk of Loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704-2(b)(4) and (i)(1).

(f)                Nonrecourse Deductions. Any Nonrecourse Deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

(g)               Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their Membership Interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)               Regulatory Allocations. The allocations set forth in Section 4.1(b) and this Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income, Net Loss and other items of income, gain, loss and deduction to the Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Income, Net Loss and other items shall be equal to the amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

4.3              Allocations of Built-In Items. In accordance with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to property actually or constructively contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation at the time of the contribution between the tax basis of the property to the Company and the fair market value of that property. Any allocations under this Section 4.3 shall be made using any method permitted under Code Section 704(c) as determined by the Manager. Allocations of income, gain, loss and deduction pursuant to this Section 4.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account of any Member or the share of Net Cash Flow, Net Income, Net Loss, other tax items or distributions of any Member pursuant to any provision of this Agreement.

4.4              Distributions.

(a)               Distributions of Net Cash Flow. During each Fiscal Year, the Net Cash Flow shall be distributed to the Members, no less than once per fiscal quarter, as follows:

(i)                 first, 100% to the WHP Member until the WHP Member has received an aggregate amount during such Fiscal Year pursuant to this Section 4.4(a)(i) equal to $8,852,000, as such amount may be adjusted as provided in Section 4.4(d) (the “Annual WHP Priority Amount”);

(ii)              second, 100% to the Xcel Member until the Xcel Member has received an aggregate amount during such Fiscal Year pursuant to this Section 4.4(a)(ii) equal to $1,316,200, as such amount may be adjusted as provided in Section 4.4(d) (the “Annual Xcel Priority Amount” and, collectively with the Annual WHP Priority Amount, the “Annual Priority Amounts”); and

(iii)            thereafter, the balance, if any, in proportion to the Members’ respective Percentage Interests.

(b)               Distributions of Net Capital Proceeds. Net Capital Proceeds shall be distributed, within thirty (30) days of the event giving rise to such proceeds, to the Members in proportion to their respective Percentage Interests.

(c)               Right of Set-Off. Notwithstanding anything to the contrary contained in this Section 4.4, the Manager shall be allowed to set off against any amounts payable to the Xcel Member pursuant to this Section 4.4, and pay such amounts to the WHP Member, (i) any amount which WHP or its Affiliates are actually entitled, pursuant to a mutual written agreement of the parties or pursuant to a final and non-appealable judgment or order requiring such amount to be paid by the Xcel Member or its Affiliates, pursuant to the Purchase Agreement in respect of claims for indemnification or otherwise, and (ii) the Adjustment Amount, if WHP or its Affiliates are actually entitled to be paid such amount by the Xcel Member or its Affiliates pursuant to the Purchase Agreement. Any amounts that reduce distributions to the Xcel Member that are used to satisfy claims for indemnification or payment of the Adjustment Amount shall for purposes of this Agreement be treated as if actually distributed by the Company to the Xcel Member and then used by the Xcel Member to satisfy claims for indemnification or payment of the Adjustment Amount, as the case may be.

(d)               Adjustments to Annual Priority Amounts. Notwithstanding anything to the contrary contained in this Section 4.4, the Annual Priority Amounts shall be subject to adjustment, as follows:

(i)                 With respect to the Fiscal Year ending December 31, 2022 (“Fiscal Year 2022”), the Annual WHP Priority Amount and the Annual Xcel Priority Amount shall each be reduced by multiplying each such amount by a fraction, the numerator of which shall equal the number of days from and including the date of this Agreement through and including December 31, 2022, and the denominator of which shall equal 365.

(ii)              In the event that the Company’s QVC Royalty Revenue during the six-month period commencing on July 1, 2023 and continuing through and including December 31, 2023 equals or exceeds $7,459,000, then, commencing with respect to the Fiscal Year beginning on January 1, 2024 and continuing thereafter, the Annual WHP Priority Amount shall be decreased to $7,688,000 and the Annual Xcel Priority Amount shall be increased to $3,295,000 (a “QVC-Related Waterfall Adjustment”).

(iii)            In addition to any QVC-Related Waterfall Adjustment, if applicable, in the event that the Earn-Out Event occurs on or prior to December 31, 2023, as definitively determined in accordance with Section 2.7 of the Purchase Agreement, then, commencing with respect to the Fiscal Year beginning on January 1, 2024 and continuing thereafter, the Annual WHP Priority Amount shall be increased by $365,000 and the Annual Xcel Priority Amount shall be increased by $156,000 (an “Earn-Out-Related Waterfall Adjustment”). For the avoidance of doubt and by way of examples: (A) in the event that both a QVC-Related Waterfall Adjustment and an Earn-Out-Related Waterfall Adjustment occur, then, effective January 1, 2024, the Annual WHP Priority Amount shall become $8,053,000 (i.e., $7,688,000 + $365,000) and the Annual Xcel Priority Amount shall become $3,451,000 (i.e., $3,295,000 + $156,000); and (b) in the event that an Earn-Out-Related Waterfall Adjustment occurs, but a QVC-Related Waterfall Adjustment does not occur, then, effective January 1, 2024, the Annual WHP Priority Amount shall become $9,217,000 (i.e., $8,852,000 + $365,000) and the Annual Xcel Priority Amount shall become $1,472,200 (i.e., $1,316,200 + $156,000).

4.5              Varying Interests. For purposes of determining Net Income, Net Loss and any other items of income, gain, loss and deduction allocable to any Member for any period, Net Income, Net Loss and any such other items will be determined on a daily, monthly or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

4.6              Withholding Taxes.

(a)               The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by Law. Except as otherwise provided in this Section 4.6, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 4.4.

(b)               Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member; moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable for any excess taxes withheld and paid to the appropriate governmental authority in respect of such Member’s interest and that, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority. Each Member will furnish the Manager with such information as may reasonably be requested by the Manager from time to time to determine whether withholding is required, and each Member will promptly notify the Manager if such Member determines at any time that it is subject to withholding. The obligations of a Member as set forth in this Section 4.6(b) shall survive the withdrawal of any Member from the Company or any Transfer of a Member’s Membership Interest.

4.7              No Restoration of Negative Capital Accounts. No Member shall be obligated to restore a Capital Account with a balance of less than zero.

4.8              Compliance with Laws and Regulations. It is the intent of the Members that each Member’s distributive share of Company tax items be determined in accordance with this Agreement to the fullest extent permitted by Code Sections 704(b) and 704(c).  Therefore, notwithstanding anything to the contrary contained herein, if the Company is advised that the allocations provided in this Agreement are unlikely to be respected for federal income tax purposes, the Manager, with the consent of each of the Members (which shall not be unreasonably withheld, conditioned or delayed), is hereby granted the power to amend the allocation provisions of this Agreement, on advice of accountants and legal counsel, to the minimum extent necessary to cause such allocation provisions to be respected for federal income tax purposes.

ARTICLE V

MANAGEMENT

5.1              Management.

(a)               Management by the Manager. In accordance with Section 18-401 of the Act, the business, property and affairs of the Company shall be managed, and all powers of the Company shall be exercised, by or under the direction of a single “manager” of the Company within the meaning of the Act (the “Manager”), who shall be appointed by a vote of a Majority-in-Interest of the Members. WHP is hereby designated the initial Manager. Except for matters for which approval by the Members or the Xcel Member is expressly required by this Agreement or the mandatory provisions of the Act, all decisions concerning the management, operation and policy of the Company’s business shall be made by the Manager and the Manager shall have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all acts or activities customary or incident to the management, operation and policy of the Company’s business, property or affairs. For the purpose of clarification, each reference in the immediately preceding sentence to the word “business” includes, but is not limited to, the Business. Decisions of the Manager within its scope of authority shall be binding upon the Company and each Member (as such decision affects the Company and, therefore, each Member’s Membership Interest). Except for matters for which approval by any of the Members is expressly required by this Agreement or the mandatory provisions of the Act, no Member shall have the right to vote on any matters concerning the affairs of the Company.

(b)               Actions on Behalf of Company. Without limiting the generality of Section 5.1, but subject to the limitations set forth elsewhere in this Agreement, the Manager or its designee hereby is authorized and empowered to carry out and implement any and all of the following actions on behalf of the Company:

(i)                 to engage personnel, including the officers of the Company, and to do such other acts and incur such other expenses on behalf of the Company as it may deem necessary or advisable in connection with the conduct of the Company’s affairs;

(ii)              to engage independent attorneys, accountants, investment advisers, agents or other such Persons as it may deem necessary or advisable;

(iii)            to open, maintain, conduct and close accounts, including depositary, custodial, brokerage, margin, client or discretionary accounts, with banks, brokers, investment advisers, or other Persons and to pay the fees and charges for transactions in such accounts; and

(iv)             to execute, deliver and perform such other contracts, agreements, and such other undertakings as it may deem necessary or advisable for the conduct of the business of the Company.

(c)               Restriction on Members’ Authority. No Member is an agent of the Company solely by virtue of being a Member, and no Member, except those members that are Managers, has the authority to act for or bind the Company or any other Member solely by virtue of being a Member.

(d)               Devotion of Time as Manager. It is acknowledged that the Manager has other business interests to which it may devote part of its time. The Manager shall devote to the Company such efforts as are reasonably necessary to manage the business and affairs of the Company, it being understood that nothing herein shall require the Manager to devote its full time to the business and affairs of the Company. Nothing contained in this Agreement shall preclude the Manager or any of its employees or agents from acting as a director, stockholder, officer, official, consultant or employee of any Person, from receiving compensation for services rendered in connection with the foregoing, from acting as a principal or employee of any Person with whom the Company may contract for services or otherwise in accordance with the terms of this Agreement, or participating in profits derived from investments in any such Person, or from investing in any securities or other property for its, his or her own account, provided that such participation or involvement shall not interfere with the performance by such Person of its, his or her duties for the Company or its, his or her obligations under this Agreement or any other agreement between such Person and the Company. In addition to the foregoing, and subject to (a) with respect to the Xcel Member and the WHP Member, the other express provisions of this Agreement, the Purchase Agreement and any other agreement or arrangement between the Members and (b) the ownership by the Company of the Contributed Assets formerly held by the Xcel Member or its Affiliates, each Member, including the Manager, shall be entitled to engage in any lawful business activity (“Other Activities”), and none of the other Members (in their capacity as a Member of the Company) or the Company shall have any right in or to the Other Activities or to the income or proceeds derived therefrom.

(e)               Performance of Duties; Reliance. The Manager shall perform its managerial duties in good faith and in a manner it believes to be in, or not opposed to, the best interests of the Company and the Business. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, of any attorney, independent accountant or other Person as to matters which the Manager believes to be within such Person’s professional or expert competence unless the Manager has actual knowledge concerning the matter in question that would cause such reliance to be unwarranted.

(f)                Exculpation. The Manager shall not be liable to the Company or any Members for any claims, costs, expenses, damages or losses arising out of or in connection with the performance of its duties as the Manager, or for any act or omission performed or omitted to be performed by the Manager in good faith and for a purpose believed by the Manager to be in, or not opposed to, the best interests of the Company, and pursuant to the authority granted to the Manager under this Agreement, other than those attributable to the Manager’s gross negligence or willful misconduct. Subject to Section 5.1(e), the Manager shall not be liable to any Member for claims, costs, expenses, damages or losses due to circumstances beyond the Manager’s control, including, without limitation, due to the negligence, dishonesty, bad faith or misfeasance of any employee, broker or other agent of the Company.

5.2              Certain Decisions. Notwithstanding any other provision in this Agreement, the Manager shall not be authorized to take, and shall not take, any of the actions or make any of the decisions that are set forth below, in each case solely as they relate to the Company, without the prior written consent of the Xcel Member:

(a)               amend, modify or waive the Certificate of Formation or this Agreement, except as expressly provided in Section 14.2;

(b)               redeem or repurchase any Units, other than on a pro rata basis from all Members;

(c)               alter the primary purpose of the Company set forth in Section 2.5;

(d)               establish any subsidiary or enter into any joint venture or similar business arrangement, other than licensing and exploiting assets of the Company in the ordinary course of business;

(e)               make any investments in any controlled Affiliate of WHP Parent or in any Person in which WHP Parent has an economic interest;

(f)                other than pursuant to the WHP Brand Support Services Agreement, the Xcel Design, Interactive Television, and Talent Services Agreement, and the Xcel License Agreement, enter into any contracts, arrangements or agreements with any Affiliate of WHP, except on terms and conditions that are in all material respects no less favorable to the Company than could be obtained by the Company in the same type of transaction with an independent third party;

(g)               declare or pay any distribution to any Member that is not pro rata, except as otherwise required or permitted by the terms of this Agreement;

(h)               guarantee obligations of any Person other than the Company or utilize assets of the Company or any subsidiary of the Company as security for any loans of obligations of any Person other than the Company;

(i)                 terminate the Xcel Design, Interactive Television, and Talent Services Agreement, or the Xcel License Agreement, except to the extent permitted pursuant to the terms thereof;

(j)                 approve any change of the Company’s fiscal year; or

(k)               for so long as the WHP Brand Support Services Agreement is in effect, make any payment to WHP Global or any other Affiliate of WHP with respect to any of the services expressly required to be provided by WHP Global to the Company pursuant to the WHP Brand Support Services Agreement, other than payment of the WHP Brand Support Services Amount.

5.3              Officers. The Manager may appoint officers of the Company in its discretion, which may include a chief executive officer, chief financial officer, one or more vice presidents, a secretary and one or more assistant secretaries. Any number of offices may be held by the same person. The Manager may choose such other officers and agents, as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Manager. The officers of the Company shall be empowered to carry out the day-to-day operations of the Company and to implement the actions authorized by the Manager. Any officer may be removed either with or without cause by the Manager at any time. Any officer may resign at any time by giving written notice to the Manager. No officer need be a Member.

5.4              Title to Assets. The Manager shall cause all assets of the Company (including, without limitation, all intellectual property assets) to be held in the name of the Company.

5.5              Resignation and Removal of the Manager. The Manager may voluntarily resign at any time by giving written notice to the Members. The Manager may only be removed without cause pursuant to an affirmative vote of Members holding in the aggregate at least a Majority-in Interest.

5.6              Conflicts of Interest; Business Opportunities. Subject to (a) the terms of this Section 5.6, (b) with respect to the Xcel Member, the other express provisions of this Agreement, the Purchase Agreement and any other agreement or arrangement between the Members, and (c) the ownership by the Company of the Contributed Assets formerly held by the Xcel Member or its Affiliates, each Member and each officer of the Company at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein.

5.7              Fiduciary Duties. All fiduciary duties of the Manager are hereby waived to the fullest extent permitted by Law except for those duties specifically set forth in this Article V, it being understood that applicable Law does not, as of the date hereof, permit the waiver of the implied contractual covenant of good faith and fair dealing.

5.8              Annual Budget. The Company’s anticipated budget for Fiscal Year 2022 shall be based on the budget set forth on Exhibit B attached hereto (the “Anticipated Initial Annual Budget”). The Manager shall set the annual budgets for Fiscal Years beginning after December 31, 2022 at least sixty (60) days prior to the end of the Fiscal Year preceding the Fiscal Year to which the annual budget relates. Notwithstanding the foregoing, and for the avoidance of doubt, the Manager shall have absolute and sole discretion to determine any and all deviations by the Company from the Anticipated Initial Annual Budget during Fiscal Year 2022, and to determinate all budgets of the Company and all deviations by the Company therefrom for all periods thereafter; provided, however, that, (a) in setting any annual budget or approving any deviations therefrom, the Manager shall act in good faith and without the actual intention to cause the Adjustment Amount to be payable by the Xcel Member or to cause the Earn-Out Event not to occur, and (b) the event the Manager determines that, (i) during Fiscal Year 2022, the Company will materially deviate from the Anticipated Initial Annual Budget, the Manager shall afford the Xcel Member the opportunity to consult with the Manger and provide the Manager with input into the decision making process relating to such material budget deviations for Fiscal Year 2022, and (ii) in setting any the annual budget for any subsequent Fiscal Year, that overall annual budget will materially deviate from the annual budget from the prior Fiscal Year, or after setting the annual budget for any subsequent Fiscal Year the Company will materially deviate from that annual budget, the Manager shall afford the Xcel Member the opportunity to consult with the Manager and provide the Manager with input into the decision making process relating to setting such annual budget or such material budget deviations during such Fiscal Year; provided, further, however, that the Xcel Member’s right to provide such input shall in no way limit the Manager’s absolute and sole discretion to set all annual budgets and to determine any and all deviations by the Company from any such budgets.

ARTICLE VI

MEMBERSHIP, MEETINGS, VOTING

6.1              Members and Voting Rights. Except as expressly set forth in this Agreement, no Member shall have any rights or preferences in addition to or different from those possessed by any other Member. Members shall have the right to vote upon all of those matters as to which this Agreement or the Act requires such Member action. Except as otherwise provided in this Section 6.1 and in Section 8.1, each Member shall vote in proportion to his, her or its Percentage Interest as of the governing record date, determined in accordance with Section 6.3 hereof. Notwithstanding anything to the contrary contained in this Agreement, (a) upon the consummation of a ROFR Trigger Sale or (b) upon a Change of Control of any Xcel Covered Party pursuant to which the Xcel Member’s Membership Interest becomes, directly or indirectly, controlled by a Person (or by a group of Persons that includes at least one Person) that is a WHP Direct Competitor, the Xcel Member’s Membership Interest shall thereupon immediately become non-voting with respect to any and all matters as to which this Agreement or the Act requires Member action or otherwise entitles the Xcel Member with the right to vote or provides the Xcel Member with a consent right; provided that such event shall not deprive the Xcel Member of any of its economic rights and entitlements under this Agreement unless and until consummation of a Transfer of the Xcel Member’s Membership Interest resulting from such ROFR Trigger Sale or Change of Control. Unless otherwise provided in this Agreement, including Section 5.2 hereof, actions of Members shall be pursuant to the prevailing vote of a Majority-in-Interest. Unless otherwise expressly provided in this Agreement, no Member shall be prohibited from voting merely by reason of the fact that the Member would be voting on a matter of particular interest to that Member.

6.2              Admission of Additional Members. Except as expressly set forth in this Agreement, additional or new Members may be admitted only with the approval of the Manager.

6.3              Record Dates. The record date for determining the Members entitled to Notice at any meeting or to vote, or entitled to receive any distribution, or to exercise any right in respect of any other lawful action, shall be the date set by the Manager.

6.4              Membership Certificates. The Company may, but shall not be required, to issue certificates evidencing Units to Persons who, from time to time, are Members of the Company; provided that once such certificates have been issued, they shall continue to be issued as necessary to reflect current Units held by Members. Certificates shall be in such form as may be approved by the Manager, shall be manually signed by the Manager, and shall bear conspicuous legends evidencing the restrictions on transfer described in, and the purchase rights of the Company and Members set forth in, Article VIII. All issuances, reissuances, exchanges and other transactions in Units involving Members shall be recorded in a permanent ledger as part of the books and records of the Company. The failure of any person signing as Manager to continue to be Manager shall not affect the validity of the certificates.

6.5              Meetings: Call, Notice and Quorum. The Company shall not be required to hold an annual meeting of Members. Special meetings of the Members may be called at any time by the Manager, for the purpose of addressing any matters on which the Members may vote by delivering Notice to the Members. Meetings may be held at the principal executive office of the Company or at such other location as may be designated by the Manager. Following the call of a meeting, the Manager shall give Notice of such meeting not less than five (5) or more than sixty (60) days prior to the date of the meeting to all Members entitled to vote at the meeting.  The Notice shall state the place, date, and hour of the meeting and the general nature of business to be transacted.  No other business may be transacted at the meeting. A quorum at any meeting of Members shall consist of a Majority-in-Interest, represented in person or by proxy; provided that a quorum shall require the presence of the Xcel Member at any meeting to vote on a matter over which the Xcel Member has an approval right under Section 5.2. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if the action taken, other than adjournment, is approved by the requisite Percentage Interests as specified in this Agreement or the Act.

6.6              Adjournment of Meetings. A meeting of Members at which a quorum is present may be adjourned to another time or place and any business which might have been transacted at the original meeting may be transacted at the adjourned meeting.  If a quorum is not present at an original meeting, that meeting may be adjourned by the vote of a Majority-in-Interest represented at that meeting either in person or by proxy. Notice of the adjourned meeting need not be given to Members entitled to Notice if the time and place thereof are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which cases Notice of the adjourned meeting shall be given to each Member of record entitled to vote at the adjourned meeting in the manner provided in Section 6.5.

6.7              Waiver of Notice. The transactions of any meeting of Members, however called and noticed, and wherever held, shall be as valid as though consummated at a meeting duly held after regular call and notice, if a quorum is present at that meeting, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs either a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting. Attendance of a Member at a meeting shall constitute waiver of notice, except when that Member objects, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be described in the notice of the meeting and not so included, if the objection is expressly made at the meeting.

6.8              Proxies. At all meetings of Members, a Member may vote in person or by proxy, which must be in writing. Such proxy shall be filed with the Manager before or at the time of the meeting, and may be filed by facsimile transmission to the Manager at the principal office of the Company or such other address as may be given by the Manager to the Members for such purposes.

6.9              Participation in Meetings by Conference. Members may participate in a meeting through use of telephone, video, or electronic conference or similar communications equipment, so long as all Members participating in such meeting can hear one another. Such participation shall be deemed attendance at the meeting.

6.10          Action by Members Without a Meeting. Any action that may be taken at any meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the Members that would have been required to approve such action at a meeting of the Members.

ARTICLE VII

ACCOUNTING AND FINANCIAL REPORTING; TAX MATTERS

7.1              Accounts and Accounting. Proper and complete books of account of the Company’s business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company’s principal executive office, and at such other locations as the Manager shall determine from time to time, and shall be open to inspection and copying by each Member or his, her or its authorized representatives upon reasonable Notice and for a proper purpose during normal business hours or shall be copied and delivered by Manager to the requesting Member promptly following a request therefor. The costs of such inspection, copying and delivery shall be borne by the Member.

7.2              Accounting. The financial statements of the Company shall be prepared in accordance with GAAP and certified by the Company’s chief accounting officer. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Manager, subject to the requirements of the Code.

7.3              Records. At all times during the term of existence of the Company, and beyond that term if the Manager deems it necessary, the Manager shall keep or cause to be kept the books of account referred to in Section 7.1, together with:

(a)               A current list of the full name and last known business or residence address of each Member, together with the Capital Contributions of each Member;

(b)               A copy of the Certificate of Formation and all amendments thereto;

(c)               Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years, if available;

(d)               An executed counterpart of this Agreement, as amended from time to time;

(e)               Copies of all written consents of the Members which are required pursuant to the terms of this Agreement;

(f)                Copies of the financial statements of the Company for the six (6) most recent Fiscal Years, if available;

(g)               The books and records of the Company as they relate to the Company’s internal affairs for the current and past four (4) Fiscal Years of the Company; and

(h)               All customary information and records that are requested by Xcel in good faith and reasonably necessary for Xcel and its auditors to complete the preparation of its financial statements in order for Xcel to be able to timely file the periodic quarterly and annual reports that Xcel is required to file with the Securities and Exchange Commission, but only if and to the extent that such information and records may be maintained by the Company through commercially reasonable efforts. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, neither the Company, nor WHP, nor any Affiliate of WHP shall be required to certify that any financial statements of the Company meet any public company reporting requirements (e.g., Sarbanes-Oxley controls).

7.4              Member’s Rights to Records.

(a)               Upon the request of any Member, for purposes reasonably related to the interest of such a Member, the Manager shall cause to be promptly delivered to such Member, at the expense of the Member, a copy of the information required to be maintained pursuant to Section 7.3.

(b)               Each Member has the right, upon reasonable request, for purposes reasonably related to the interests of such a Member, to each of the following:

(i)                 To inspect and copy during normal business hours any of the records required by Section 7.3; and

(ii)              To obtain from the Company promptly after becoming available, a copy of the Company’s federal, state and local income tax or information returns and reports, if any, for each year.

(c)               The Manager shall cause to be promptly furnished to each Member a copy of any amendment to the Certificate of Formation.

7.5              Financial and Other Reports.

(a)               Governmental Reports. The Manager shall cause to be filed all documents and reports required to be filed with any Governmental Body in accordance with the Act.

(b)               Financial Reports. The Manager shall cause to be sent to each Member (a) a preliminary estimate to be provided not later than sixty (60) days after the close of each Fiscal Year and a final statement to be provided not later than seventy (70) days after the close of each Fiscal Year, the Company’s unaudited financial statements for that Fiscal Year, including a balance sheet as of the end of that Fiscal Year and an income statement and statement of changes in financial position for that Fiscal Year, (b) a preliminary statement within thirty-seven (37) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year and a final statement within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year, the Company’s unaudited financial statements for such fiscal quarter, including a balance sheet as of the end of that fiscal quarter and an income statement and statement of changes in financial position for such fiscal quarter, all of the foregoing to be prepared in accordance with GAAP, and (c) prior to the end of each Fiscal Year, the Company’s annual budget for the following Fiscal Year (including an operations budget, capital expenditures, debt financing requirements and capital lease arrangements). The Company’s accountants shall be a PCAOB approved national accounting firm. The Company and its accountants shall cooperate with each Member as may be reasonably requested by such Member and provide such additional information as such Member may reasonably require in order to comply with its financial reporting requirements under applicable securities Laws.

(c)               Tax Reports. The Manager shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ federal, state, and local franchise and income tax returns. The Manager shall use reasonable efforts to send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

7.6              Tax Elections. All tax elections of the Company not otherwise specifically addressed herein shall be authorized to be made by the Manager, including any election pursuant to Code Section 754.

7.7              Designation of Membership Representative.

(a)               WHP shall act as the “partnership representative” of the Company for purposes of Section 6223 of the Code (the “Membership Representative”) to manage administrative tax proceedings conducted at the Company level by the IRS with respect to Company matters. Each Member hereby approves of such designation, agrees and acknowledges that WHP may engage such professional advisors as it may deem appropriate in carrying out its duties as the Membership Representative, and agrees to execute such documents as may reasonably be necessary or appropriate to evidence such approval. WHP shall have the power and perform the obligations required of a partnership representative to the extent and in the manner provided by applicable Code sections and Treasury Regulations. Without limiting the foregoing, WHP shall have the right to defend against any proposed adjustment by all appropriate proceedings; provided, however, that any settlement, adjustment or compromise with respect to any Member, which does not affect all Members proportionately, shall require the written consent of all of the Members. If the Company is required to pay an imputed underpayment pursuant to Section 6225 of the Code, to the extent possible, the portion thereof attributable to a Member (determined by taking into account any applicable modifications under Section 6225(c) of the Code) shall be treated as a withholding tax with respect to such Member under Section 4.6. Without limiting the generality of the foregoing, the Membership Representative shall be entitled to cause the Company to elect the application of Section 6226 of the Code or make any other decision or election, or take any action pursuant to Sections 6221 through 6235 and 6241 of the Code.

(b)               The Company shall reimburse the Membership Representative for all reasonable out-of-pocket expenses incurred by the Membership Representative, including reasonable fees of any professionals or attorneys, in carrying out its duties as the Membership Representative.

(c)               The provisions of this Section 7.7 shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member for the period of time necessary to resolve with the IRS all federal income tax matters relating to the Company.

ARTICLE VIII

WITHDRAWAL OF MEMBERS;
TRANSFERS OF MEMBERSHIP INTERESTS

8.1              Transfer and Assignment of Interests. Except for Transfers made pursuant to Sections 8.4 and 8.6, and subject to the requirements of this Article VIII, a Member may only Transfer all or any part of its Membership Interest upon the prior written approval of the Manager and upon fulfillment of all conditions precedent to such a Transfer. No Transfer of a Membership Interest to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 6.2 of this Agreement. After the consummation of any Transfer of any part of a Member’s Membership Interest, the Membership Interest so Transferred shall continue to be subject to the terms and provisions of this Agreement (provided that any consent or other voting rights of the Xcel Member set forth in this Agreement shall not transfer to any Transferee of the Xcel Member’s Membership Interest hereunder, to the extent provided in Section 6.1) and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

8.2              Further Restrictions on Transfer of Interests. In addition to other restrictions contained in this Agreement, no Member shall Transfer all or any part of its Membership Interest: (i) without compliance with all federal and state securities Laws to the extent applicable; (ii) if such Transfer would affect the Company’s existence or qualification as a limited liability company under the Act; (iii) if such Transfer would cause the Company to lose its status as a partnership for federal income tax purposes; (iv) if such Transfer would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; (v) if such Transfer would result in the Company being treated as a “publicly traded partnership” within the meaning of Code Section 7704; and (vi) unless the transferor pays all expenses reasonably incurred by the Company, including reasonable attorneys’ fees and costs, in connection with the Transfer.

8.3              Substitution of Members. An Assignee of a Membership Interest shall have the right to become a substitute Member only if: (i) the requirements of Sections 8.1 and 8.2 relating to approval of the Manager, and the securities and tax requirements hereof are met; (ii) the Assignee executes an instrument reasonably satisfactory to the Members accepting and adopting the terms and provisions of this Agreement as such were applicable to the transferring Member at the time of transfer; and (iii) the Assignee pays any reasonable expenses in connection with its admission as a substitute Member. The admission of an Assignee as a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

8.4              Permitted Transfers. Notwithstanding the provisions of Sections 8.1 and 8.6, all or any part of the Membership Interest of any Member may be Transferred, with or without consideration, by gift, devise, intestate succession, sale, by operation of Law, upon termination of trust, upon death or other voluntary or involuntary conveyance, subject to compliance with Section 8.2, to a corporation, partnership, limited liability company or other entity that is an Affiliate of that Member; provided that the Transferring Member shall remain responsible for or otherwise guarantee performance of the obligations under this Agreement by such Transferee. Any transferee(s) permitted under the preceding sentence and any transferee pursuant to a ROFR Trigger Sale shall hold the Transferred Membership Interest or part thereof subject to all the provisions of this Agreement and shall execute a joinder to this Agreement upon the consummation of such Transfer.

8.5              Effective Date of Permitted Transfers. Any permitted Transfer of all or any portion of a Member’s Membership Interest shall be effective on the day following the date upon which the requirements applicable to such Transfer pursuant to this Agreement have been satisfied. The Member that is a party to the permitted Transfer shall provide all other Members with written notice of such Transfer as promptly as possible after the requirements applicable to such Transfer pursuant to this Agreement have been met.

8.6              Tag-Along Rights.

(a)               In the event that the WHP Member (the “Selling Member”) agrees to Transfer any of the Membership Interest then held by the WHP Member (a “Tag-Along Transfer”) to any Person or group of Persons other than another Member (a “Tag-Along Buyer”) or other than pursuant to Section 8.4, the Selling Member must first notify the other Members in writing (a “Tag-Along Notice”) of such intended Transfer at least thirty (30) days prior to the proposed date for the consummation of such transfer, which notice will contain all of the terms of the proposed Transfer, including the name and address of the prospective purchaser(s), the purchase price (which is to be determined on the basis of all consideration paid or to be paid in connection with such Transfer) and other terms and conditions of payment (or the basis for determining the purchase price and other terms and conditions), a copy of any form agreement proposed to be executed in connection therewith, and the date on or about which such sale is to be consummated and the Membership Interests are to be transferred.

(b)               Within fifteen (15) days (the “Tag-Along Period”) after receipt of the Tag-Along Notice (the “Tag-Along Participation Notice”), each other Member shall have the option, exercisable by written notice to the Selling Member to participate in the proposed Tag-Along Transfer (such other Members, each a “Tag-Along Participant”). In the event the Tag-Along Buyer is unwilling to purchase all of the Selling Member’s Membership Interests and all of the Tag Along Participants’ Membership Interests, then each of the Selling Member and each of the Tag-Along Participants will be entitled to sell to the Tag-Along Buyer Units in an amount determined by multiplying the total number of Units which are to be purchased by the Tag-Along Buyer by a fraction, the numerator of which is the Percentage Interest of such Member and the denominator of which is the aggregate Percentage Interests held by the Selling Member and the Tag-Along Participants together.

(c)               No Member shall be required to make individual representations and warranties in connection with a Transfer to a Tag-Along Buyer other than customary representations and warranties, on a several and not joint basis, including regarding the power and authority of such Member to engage in the Transfer, the receipt of appropriate corporate or similar authorizations, the absence of any consents or approvals applicable to such Member (other than those which have been obtained), and that such Member has good and marketable title to its Membership Interests, free and clear of all liens, claims and other encumbrances. In addition, with respect to any indemnification obligations in connection with a Transfer to a Tag-Along Buyer, no Member shall be obligated to assume joint and several liability with respect to such indemnification obligations, but shall be obligated only with respect to its proportionate share of any escrow and indemnification obligations and for all indemnification obligations with respect to the matters that are personal to such Member, capped at that portion of the aggregate purchase price that such Member or its designee actually receive.

(d)               At the closing of any proposed Tag-Along Transfer the Tag-Along Participants shall deliver, free and clear of all liens, to the Tag-Along Buyer, the Membership Interests or Membership Interests, applicable to be transferred and shall receive in exchange therefore, pro-rata based upon Percentage Interests sold, the consideration to be paid or delivered by the Tag-Along Buyer as described in the Tag-Along Notice.

(e)               The Selling Member shall have one hundred and eighty (180) days following the expiration of the Tag-Along Period in which to Transfer the Membership Interests described in the Tag-Along Notice, on the terms set forth in the Tag-Along Notice. If at the end of such one hundred and eighty (180) day period, the Selling Member has not completed such Transfer, the Selling Member may not then effect a Transfer of Membership Interests without again fully complying with the provisions of this Section 8.6.

(f)                The exercise or non-exercise of the rights of the Tag-Along Participants hereunder to participate in one or more sales of Membership Interests made by Selling Member hereunder shall not affect their rights to participate in subsequent sales by Selling Member that meet the conditions specified in this Section 8.6.

(g)               If the Selling Member purports to sell any Membership Interest in contravention of the rights of the Tag-Along Participants to participate in the Tag-Along Transfer (a “Prohibited Transfer”), each Tag-Along Participant who desires to participate in the Tag-Along Transfer under this Section 8.6 may, in addition to such remedies as may be available by law, in equity or hereunder, require the Selling Member to purchase from such Tag-Along Participant the type and portion of such Tag-Along Participant’s Membership Interest that such Tag-Along Participant would have been entitled to sell to the Tag-Along Buyer had the Prohibited Transfer been effected in compliance with the terms of this Section 8.6. The sale will be made on the same terms, including, without limitation, as provided in this Section 8.6, and subject to the same conditions as would have applied had the Selling Member not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Tag-Along Participant delivers notice to the Selling Member of the Tag-Along Participant’s exercise of its rights under this Section 8.6(g), as opposed to the timeframe prescribed in this Section 8.6. In addition, in the event that the Tag-Along Participant fails to provide such notice to the Selling Member within fifteen (15) days following such Tag-Along Participant learning of the Prohibited Transfer, such Tag-Along Participant’s sale right pursuant to this Section 8.6(g) shall terminate with respect to such Prohibited Transfer.

8.7              Drag-Along Rights.

(a)               If at any time after the date hereof the WHP Member (the “Transferring Member”) desires to transfer in a bona fide arm’s-length sale to Persons who are unrelated third parties (for purposes of this Section 8.7, collectively, the “Proposed Transferee”) all of its Membership Interests in the Company, whether in a single transaction or in a series of related transactions, then the Transferring Member shall have the right (the “Drag-Along Right”) to require all Members which are not Transferring Members (collectively, the “Other Members”) to sell to the Proposed Transferee their entire Membership Interests. The sale price (“Sale Price”) to be paid to each Member will be an amount equal to the amount that would be distributed to such Member assuming that the Company distributed the aggregate Sale Price for all of the Membership Interests, net of closing and transaction costs, other than finder’s fees, consulting fees, equity grants and other compensation payable to a Member or an Affiliate of a Member that would not be considered to be in the ordinary course, and escrows (provided that any monies subsequently released from escrow will be paid to the Members when released) and closing adjustments, in accordance with Section 4.4(b) (the “Drag-Along Price”). Sale Price shall include any amounts paid to a Member or an Affiliate of a Member, including any finder’s fees, consulting fees, payments for confidentiality or other restrictive covenants, equity grants and other compensation, other than compensation payable at market rates for future employment or other bona fide services. The Transfer of Membership Interests in connection with the exercise of the Drag-Along Right is referred to herein as a “Covered Transfer.”

(b)               To exercise the Drag-Along Right, the Transferring Members shall give the Other Members a Notice, delivered not less than thirty (30) days prior to the consummation of the proposed Covered Transfer, containing (i) the name and address of the Proposed Transferee, (ii) the terms and conditions of the proposed Covered Transfer and (iii) the Drag-Along Price (based on a reasonable estimate of transaction costs, escrows and closing adjustments).

(c)               In connection with a Covered Transfer pursuant to Section 8.7(a), the Other Members shall execute and deliver all related documentation and take such other action in support of such Covered Transfer as shall reasonably be requested by the Transferring Members or the Company in order to carry out the terms and provisions of this Section 8.7, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing or any similar or related documents; provided that the terms contained in any such agreements shall not be more onerous to the Other Members than those contained in the agreements to be executed, delivered and performed by the Transferring Members. In addition, the Other Members shall refrain from exercising appraisal rights (if any) under applicable law or under this Agreement (as it may be amended from time to time) at any time with respect to such Covered Transfer.

(d)               No Member shall be required to make individual representations and warranties or be subject to any restrictive covenants in connection with the exercise of a Drag-Along Right, other than representations and warranties on a several and not joint basis. In addition, with respect to any indemnification obligations in connection with the exercise of a Drag-Along Right, no Member shall be obligated to assume joint and several liability with respect to such indemnification obligations but shall be obligated only with respect to its proportionate share of any escrow and indemnification obligations and for all indemnification obligations with respect to matters that are personal to such Member, capped at that portion of the aggregate purchase price that such Member or its designees actually receive.

(e)               An Other Member will not be required to comply with this Section 8.7 above in connection with any Covered Transfer, unless:

(i)                 any representations and warranties to be made by such Other Member in connection with the Covered Transfer are limited to representations and warranties related to authority, ownership and the ability to convey title to such Membership Interests, including, but not limited to, representations and warranties that (A) the Other Member holds all right, title and interest in and to the Membership Interests such Other Member purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Other Member in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Other Member have been duly executed by the Other Member and delivered to the acquirer and are enforceable (subject to customary limitations) against the Other Member in accordance with their respective terms; and (D) neither the execution and delivery of documents to be entered into by the Other Member in connection with the transaction, nor the performance of the Other Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Other Member is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Other Member;

(ii)              such Other Member is not required to agree (unless such Other Member is a Company officer or employee) to any restrictive covenant in connection with the Covered Transfer (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Covered Transfer) or any release of claims other than a release in customary form of claims arising solely in such Other Member’s capacity as a Member of the Company;

(iii)            such Other Member and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that the Other Member may be required to agree to terminate the investment-related documents between or among such Other Member, the Company and/or Other Members of the Company;

(iv)             the Other Member is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Covered Transfer, other than the Company and any of its controlled Affiliates;

(v)               liability shall be limited to such Other Member’s applicable share (determined based on the respective proceeds payable to each Other Member in connection with such Covered Transfer) of a negotiated aggregate indemnification amount that applies equally to all Other Members but that in no event exceeds the amount of consideration otherwise payable to such Other Member in connection with such Covered Transfer, except with respect to claims related to fraud by such Other Member, the liability for which need not be limited as to such Other Member; and

(vi)             upon the consummation of the Covered Transfer each Other Member will receive the same form of consideration for their Membership Interests of such class or series as is received by Other Members in respect of their Membership Interests of such same class or series, and if any Other Members are given a choice as to the form of consideration to be received as a result of the Covered Transfer, all Other Members will be given the same option.

8.8              WHP Right of First Refusal; Deemed Offer to Sell and WHP Purchase Right.

(a)            WHP Right of First Refusal.

(i)                 Without in any way limiting the conditions and prohibitions on Transfers provided in this Agreement, and in addition to, and without limiting, the WHP Purchase Right provided for in Section 8.8(b), in the event of any proposed direct or indirect voluntary or involuntary sale or disposition of all or any part of the Xcel Member’s Membership Interest (the “ROFR Interest”) by the Xcel Member or any other Covered Xcel Party, or by a trustee in bankruptcy for the Xcel Member or any other Covered Xcel Party (including Xcel or any other Covered Xcel Party in its capacity as a debtor-in-possession, as the case may be) (a “Trustee”), in each case, at any creditor’s foreclosure sale or at any judicial sale, or by any other means compelled by law or judicial process (a “ROFR Trigger Sale”), the Xcel Member or applicable Trustee, receiver or other authorized legal representative shall, before making any such sale and as a condition precedent to the closing and effectiveness of any such sale, deliver to the WHP Member and the Company a written notice including the price and all terms and conditions upon which the ROFR Interest is proposed to be sold, and if in a voluntary sale, also including a copy of the proposed purchaser’s definitive form of purchase agreement (the “Selling Notice”). If a Selling Notice is not provided at least five (5) days before the Xcel Member’s (or applicable Trustee’s, receiver’s or other authorized legal representative’s) acceptance of an offer to sell the ROFR Interest in a ROFR Trigger Sale, the Xcel Member or applicable Trustee, receiver or other authorized legal representative may not transfer such ROFR Interest without first permitting the WHP Member and any of its designees (collectively, the “WHP Purchaser”) to exercise their rights under this Section 8.8(a). The WHP Member may, but shall not be required to, treat such notice as having been made on such 5th day and proceed with its rights to purchase the ROFR Interest as provided below.

(ii)               For thirty (30) days after its receipt of the Selling Notice (the “WHP ROFR Period”), the WHP Purchaser shall have the unconditional right (the “WHP ROFR”), but not the obligation, to purchase the ROFR Interest for the purchase price and on the terms and conditions set forth in such Selling Notice. Failure to exercise the WHP ROFR shall not be deemed a waiver of such right until the Selling Notice is delivered to the WHP Member and the Company, the WHP ROFR Period has expired without the WHP ROFR being exercised, and written notice is delivered by the Xcel Member (or, if applicable, its Trustee, receiver or other authorized legal representative) to the WHP Member stating that the WHP ROFR Period has expired. For the avoidance of doubt, the WHP ROFR is in addition to, and without limitation of, the WHP Purchase Right under Section 8.8(b).

(iii)             The WHP ROFR may be exercised by the WHP Purchaser by providing written notice to the Xcel Member within the WHP ROFR Option Period. In the event that the WHP ROFR is exercised, the closing of the purchase shall occur at the offices of the Company’s legal counsel on the 60th day following the date of delivery of the Selling Notice to the WHP Member (or the next business day thereafter in the event that such 60th day is not a business day) or on such other date as the WHP Purchaser and the Xcel Member (or applicable Trustee, receiver or other authorized legal representative) may agree upon. If the WHP Purchaser does not deliver written notice of its exercise of the WHP ROFR to the Xcel Member prior to the expiration of the WHP ROFR Period, the WHP ROFR shall be deemed to have expired.

(iv)              If the WHP Purchaser does not elect to purchase the ROFR Interest, then, subject to the WHP Purchase Right under Section 8.8(b), the Xcel Member (or applicable Trustee, receiver or other authorized legal representative) may sell the ROFR Interest to the original proposed purchaser or another Person at a price not below or upon terms more advantageous to such purchaser than those contained in the Selling Notice. If the ROFR Trigger Sale is not made and consummated within sixty (60) days after the date of the Selling Notice, the Xcel Member (or applicable Trustee, receiver or other authorized legal representative) may not then or thereafter sell or otherwise dispose of any of the ROFR Interest without complying anew with this Section 8.8(a).

(b)            Deemed Offer to Sell; WHP Purchase Right.

(i)                 Without in any way limiting the conditions and prohibitions on Transfers provided in this Agreement, and in addition to, and without limiting, the WHP ROFR provided for in Section 8.8(a), the Xcel Member shall be deemed to have offered to sell all of the Xcel Member’s Membership Interest to the WHP Purchaser, and the WHP Purchaser shall have the unconditional right, but not the obligation, to purchase from the Xcel Member all of the Xcel Member’s Membership Interest (the “Xcel Interest”), as provided below (the “WHP Purchase Right”), upon the occurrence of any of the following events (each, a “Deemed Offer Event”): (A) the Bankruptcy of the Xcel Member, any successor of the Xcel Member or any direct or indirect parent of the Xcel Member (a “Covered Xcel Party”); or (B) the Change of Control of any Covered Xcel Party. For the avoidance of doubt, the WHP ROFR under Section 8.8(a) shall apply to any ROFR Trigger Sale proposed by a Trustee.

(ii)              When a Deemed Offer Event occurs as provided above, the Xcel Member (or, if applicable, its Trustee, receiver or other authorized legal representative) shall deliver written notice to the WHP Member and the Company within five (5) days after the occurrence of the Deemed Offer Event (the “Deemed Offer Notice”). If a Deemed Offer Notice is not provided within such five (5) day period, the WHP Purchaser may, but shall not be required to, treat such notice as having been made on the 5th day and proceed with its rights to purchase as provided below.

(iii)            For thirty (30) days after receipt of the Deemed Offer Notice (the “WHP Purchase Right Period”), the WHP Purchaser shall have the unconditional right, but not the obligation, to purchase the Xcel Interest at the price determined in accordance with Section 8.8(b)(v) and on the terms and conditions set forth in Section 8.8(b)(vi). The WHP Purchase Right may be exercised by the WHP Purchaser providing written notice to the Xcel Member within the WHP Purchase Right Period. Failure to exercise such right shall not be deemed a waiver of such right until the Deemed Offer Notice is delivered to the WHP Member and the Company, the WHP Purchase Right Period has expired without the WHP Purchase Right being exercised, and written notice is delivered by the Xcel Member (or, if applicable, its Trustee, receiver or other authorized legal representative) to the WHP Member stating that the WHP Purchase Right Period has expired.

(iv)             If the WHP Purchaser does not deliver written notice of its exercise of the ROFR Purchase Right to the Xcel Member prior to the expiration of the WHP Purchase Right Period, the WHP Purchase Right with respect to the particular Deemed Offer Event that triggered such WHP Purchase Right shall be deemed to have expired (provided, however, that future occurrences of the same event with respect to the Xcel Member shall constitute separate Deemed Offer Events, each of which shall be subject to compliance anew with this Section 8.8(b)). For the avoidance of doubt, the WHP Purchase Right is in addition to, and without limitation of, the WHP ROFR.

(v)               In the case of the acquisition by the WHP Purchaser of the Xcel Interest pursuant to the WHP Purchase Right, the purchase price for the Xcel Interest shall be the fair market value of such interest, determined as described in this paragraph (the “Valuation Process”). The valuation shall be determined as of the day of the occurrence of the Deemed Offer Event. The purchase price shall be determined for the Company as a whole using the same methods as would be used for determining the fair market value of a similar business involving a sale between a willing buyer and a willing seller, without applying any minority ownership discount, and the value of the Xcel Interest shall be calculated by multiplying (A) the Percentage Interest represented by the Xcel Interest by (B) the Company’s equity value, but taking into account its relative right to receive distributions and applicable allocations of profit and loss pursuant to Section 4.4, at that time. The Xcel Member (or, if applicable, its trustee, receiver or other authorized legal representative) and the WHP Purchaser shall each designate by written notice one (1) Qualified Appraiser to value the Company. If either party fails to designate an appraiser within thirty (30) days after a written request to do so is made, the defaulting party’s appraiser may be named by the other party. If the values of the Xcel Interest determined by each of the two (2) Qualified Appraisers are within 15% of one another (i.e., the amount of higher valuation is not more than 15% greater than the amount of the lower valuation), then an amount equal to the average of the two (2) valuations shall be deemed to be the value of the Xcel Interest for purposes of the WHP Purchase Right and that determination shall be binding on the Xcel Member and the WHP Purchaser. If the values of the Xcel Interest determined by each of the two (2) Qualified Appraisers are not within 15% of one another, then the appraisers shall appoint a third Qualified Appraiser to value the Xcel Interest, on the same basis as is set forth above, and the value of the Xcel Interest fixed by the Qualified Appraiser falling in the middle of the three (3) valuations shall be the value of the Xcel Interest for purposes of the WHP Purchase Right and be binding on the Excel Member and the WHP Purchaser. The term “Qualified Appraiser” as used in this paragraph shall mean a reputable independent appraiser, of national or regional standing, regularly paid to give opinions as to the value of businesses similar to the Company. The appraisers named by or on behalf of the Excel Member and the WHP Purchaser shall be paid by those parties on whose behalf they were named and the third appraiser named by such appraisers shall be paid in equal shares by the Xcel Member and the WHP Purchaser. The running of all time periods provided herein shall be tolled until all such appraisers have completed and delivered their appraisals and applicable purchase price determinations to the Xcel Member and the WHP Purchaser. Notwithstanding the foregoing and for the avoidance of doubt, nothing contained in this paragraph shall prevent the WHP Purchaser and the Xcel Member (or, if applicable, its Trustee, receiver or other authorized legal representative) from agreeing at any time on a purchase price for the Xcel Interest without commencing or completing the Valuation Process.

(vi)             In the event that the WHP Purchase Right is exercised, the closing of the purchase shall occur at the offices of the Company’s legal counsel on the 60th day following the date of delivery of the Deemed Offer Notice to the WHP Member (or the next business day thereafter in the event that such 60th day is not a business day) or on such other date as the WHP Purchaser and the Xcel Member (or applicable Trustee, receiver or other authorized legal representative) may agree upon. The WHP Purchaser shall pay the purchase price by paying such amount in full in cash, by certified or official bank check or by wire transfer of immediately available funds. Upon the tender of payment of the purchase price as described herein, the Xcel Member (or, if applicable, its Trustee, receiver or other authorized legal representative) shall execute and deliver such documents or instruments of conveyance as may be necessary or appropriate to transfer the Xcel Interest to the WHP Purchaser, free and clear of any and all liens, encumbrances and rights of others.

8.9              Preemptive Rights.

(a)            Notice and Exercise. The Company shall, prior to any proposed issuance by the Company (i) to any Person of any Equity Security or any securities representing the right to acquire any Equity Security or (ii) to WHP or any of its Affiliates of any form of debt security with no equity feature (collectively, “New Securities”), offer to the Members by written notice the right, for a period of fifteen (15) days from the date on which such notice is delivered, to purchase for cash at an amount equal to the price or other consideration for which such New Securities are to be issued, a number of such New Securities so that, after giving effect to such issuance (and the conversion, exercise and exchange into or for (whether directly or indirectly) Membership Interests of all New Securities), each such Member will continue to maintain its same Percentage Interest owned by such Member as of the date of such notice. In the event that the New Securities proposed to be issued by the Company consist of debt securities with no equity feature, each Member shall be offered the right to purchase such portion of such New Securities equal to the Percentage Interest owned by such Member as of the date of such notice.

(b)            Exceptions. Notwithstanding any other provision of this Agreement to the contrary, the preemptive rights of the Members pursuant to this Section 8.9 shall not apply to securities issued upon exercise, exchange or conversion of securities with respect to which the Members were provided the notice required by Section 8.9(a).

(c)            Acceptance. The Company’s written notice to the Members shall describe the New Securities proposed to be issued by the Company and specify the amount, price and payment terms. Each Member may accept the Company’s offer as to the full number of New Securities offered to it or any lesser number, by written notice thereof given by it to the Company prior to the expiration of the aforesaid 15-day period, in which event the Company shall promptly sell and each Member shall buy, upon the terms specified, the number of New Securities agreed to be purchased by such Member. The Company shall be free at any time prior to ninety (90) days after the date of its notice of offer to the Members, to offer and sell to any Person the remainder of such New Securities proposed to be issued by the Company (including but not limited to the securities not agreed by the Members to be purchased by them), at a price and on payment terms no less favorable to the Company than those specified in such notice of offer to the Members. However, if such third party sale or sales are not consummated within such ninety (90) day period, the Company shall not sell such New Securities as shall not have been purchased within such period without again complying with this Section 8.9.

(d)            Notwithstanding any provision hereof to the contrary, in lieu of complying with the foregoing provisions of this Section 8.9, the Company may elect to give notice to the Members within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price and terms of the New Securities. Each Member that did not otherwise receive timely notice of, and have the right to participate in, the previous issuance of the New Securities by the Company, in accordance with Sections 8.9(a)-(c) (a “Non-Participating Member”), shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Member, maintain such Member’s Percentage Interest, calculated as set forth in Section 8.9(a) before giving effect to the issuance of any such New Securities. In the event that the New Securities proposed to be issued by the Company consist of debt securities with no equity feature, each Non-Participating Member shall be offered the right to purchase up to an amount of New Securities that would, if purchased by such Non-Participating Member, equal such Non-Participating Member’s Percentage Interest in the total amount of New Securities to actually be issued by the Company, including the New Securities to actually be issued to all Non-Participating Members participating pursuant to this Section 8.9(d).

8.10          Rights of Legal Representatives. Subject to the terms of Section 8.4, if a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator, or other legal representative shall be entitled to receive such Member’s share of income, losses and distributions and shall be entitled to exercise all rights of the Member. Subject to the terms of Section 8.4, if a Member is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

8.11          Violative Transfers. To the fullest extent permitted by Law, any purported Transfer of a Membership Interest in violation of this Article VIII shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. The purported transferee in any such Transfer shall have no right to vote or participate in the management of the Business, property and affairs of the Company or to exercise any rights of a Member. Each Member acknowledges and agrees that the limitations and restrictions on Transfer set forth in this Article VIII are reasonable and properly required for the adequate protection of the business of the Company.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1              Events of Dissolution. The Company shall be dissolved immediately upon the first to occur of the following events:

(a)               The happening of any event of dissolution specified in the Certificate of Formation;

(b)               The sale of all or of substantially all of the Company’s assets; and

(c)               The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; and

(d)               The occurrence of any event which makes it unlawful for the Business of the Company to be continued.

9.2              Winding Up. Upon the dissolution of the Company, the Company shall engage in no further business other than that necessary to wind up the business and affairs of the Company. The Manager shall wind up the affairs of the Company in an orderly manner. The Manager shall give Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts and liabilities of the Company (including all costs of dissolution) and all indebtedness to any Member, the remaining assets of the Company shall be distributed or applied to the Members as follows in accordance with Section 4.4(b).

9.3              Deficits. Each Member shall look solely to the assets of the Company for the return of his, her or its investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Member shall have no recourse against any other Member for indemnification, contribution or reimbursement except as specifically provided in this Agreement.

ARTICLE X

LIABILITY/INDEMNIFICATION

10.1          Liability.

(a)               No Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, except as otherwise provided in the Act or in this Agreement.

(b)               No Member or Manager shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act or omission by such Member or Manager in good faith reliance on this provisions of this Agreement and the Act, except for any liability that results from such Member’s or Manager’s actual fraud, gross negligence or willful misconduct.

10.2          Indemnification.

(a)               Except as may be prohibited by applicable Law, the Company shall indemnify and hold harmless each Member, the Manager, the Membership Representative, and each Company officer, their respective partners, officers, directors, Affiliates, shareholders, managers, members and trustees and the partners, officers, directors, shareholders, managers, members and trustees of such parties, and any employee or agent of, or adviser to, each Member, the Manager and officer, and their respective Affiliates (such Persons, to the extent they are required to be indemnified hereunder, are herein collectively referred to as “Indemnified Parties”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and expenses), judgments, fines, settlements and other amounts (collectively, the “Liabilities”) arising from, or related or incidental to, any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Indemnified Party may be involved, or threatened to be involved, as a party or otherwise, and arising out of or related to the initial offering of Membership Interests in the Company (other than any claims or proceedings under the Purchase Agreement), any other offering of Membership Interests in the Company, or the business, operation, administration or termination of the Company, including, without limitation, (x) all activities to exploit, monetize and/or operate the assets of the Company and (y) Liabilities under federal or state securities Laws (and regardless of whether such Indemnified Party continues to be a Member, Manager and officer, or Affiliate of the Company, or a partner, officer, director, shareholder, trustee, employee or agent of, or adviser to, a Member, Manager and officer, or any of their respective Affiliates at the time any such Liabilities are paid or incurred); provided, that such Indemnified Party (i) acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Company and (ii) with respect to any criminal proceeding, did not in good faith believe its conduct was unlawful; provided, however, that such Indemnified Party shall not be indemnified against any such Liabilities, (and the Indemnified Party shall repay all amounts previously advanced by the Company pursuant to and in accordance with Section 10.2(c) hereof), that were caused by such Indemnified Party’s actual fraud, gross negligence or willful misconduct. Notwithstanding the foregoing, to the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Section 10.2, or in connection with any appeal therein, or in defense of any claim, issue or matter therein, the Company shall indemnify such Indemnified Party against the expenses, including, without limitation, attorneys’ and accountants’ fees and expenses, incurred by such Indemnified Party in connection therewith. The termination of any pending or threatened action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Party did not satisfy standards for indemnification set forth in this Section 10.2.

(b)               Notwithstanding anything to the contrary contained in this Section 10.2 or elsewhere in this Agreement, no Member shall be entitled to any indemnification by the Company in connection with any claim, demand, action, suit or proceeding (i) arising out of or related to the Purchase Agreement, any other Transaction Document or any of transactions contemplated thereunder (which, for the avoidance of doubt, shall include any claim, action, suit or proceeding brought or otherwise asserted (including, without limitation, any counterclaims) by WHP against Xcel or by Xcel against WHP thereunder), or (ii) initiated by such Member against any other Member or initiated against such Member by any other Member. For the avoidance of doubt, nothing contained in this Section 10.2(b) shall limit the right of the Manager or the Membership Representative to be indemnified by the Company in connection with any claim, demand, action, suit or proceeding brought or otherwise asserted by any Member against the Manager, in its capacity as the Manager, or asserted by any Member against the Membership Representative, in its capacity as the Membership Representative.

(c)               Liabilities incurred by any Indemnified Party in defending any pending or threatened claim, demand, action, suit or proceeding shall, from time to time, be paid by the Company in advance of the final disposition or settlement of such claim, demand, action, suit or proceeding, to the extent the Company has the necessary cash available, upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amounts (or a proportionate share of such amounts determined in accordance with Section 10.2(d) if applicable) if it is ultimately determined that the Indemnified Party is not to be indemnified by the Company as provided in this Section 10.2.

(d)               If for any reason (other than the actual fraud or the gross negligence or the willful misconduct or bad faith of the Indemnified Party), the foregoing indemnification is unavailable to such Indemnified Party, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnified Party on the other hand, but also the relative fault of the Company and such Indemnified Party as well as any relevant equitable considerations.

(e)               The indemnification (or contribution) and advancement of amounts provided pursuant to this Section 10.2 shall not be deemed exclusive of, but shall be in addition to, any other rights to which those persons seeking indemnification (or contribution) or advancement of amounts may otherwise be entitled and shall continue as to any Indemnified Party notwithstanding the dissolution or other cessation to exist of such Indemnified Party or the withdrawal, adjudication of bankruptcy or insolvency of such Indemnified Party, such Indemnified Party’s no longer serving in the capacity entitling it to indemnification under the provisions of this Section 10.2, or the termination of the Company.

(f)                The Company shall purchase and maintain insurance on behalf of any of the Indemnified Parties, and such other Persons as the Manager shall determine against any Liabilities that may be asserted against or that may be incurred by such persons arising out of or related to the initial offering of Membership Interests, any other offering of Membership Interests or other interests in the Company, and/or the business, operation, administration or termination of the Company, regardless of whether the Company would be required to indemnify any such persons against such Liabilities under the provisions of this Agreement.

The advancement, indemnity and contribution obligations of the Company under this Section 10.2 shall be in addition to any obligation which the Company may otherwise have, shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each of the Indemnified Parties and shall not be deemed to create any rights for the benefit of any other party. The provisions of this Section 10.2 shall survive any termination of this Agreement.

ARTICLE XI

POWER OF ATTORNEY

11.1          Appointment of Manager as Attorney-in-Fact.

(a)               Subject to the restrictions set forth in this Agreement, each Member, by the execution of this Agreement, irrevocably constitutes and appoints the Manager its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices the following documents as may be necessary or appropriate to carry out the provisions of this Agreement:

(i)                 All fictitious name certificates and all certificates and other instruments (including the Certificate of Formation and counterparts of this Agreement), and any amendment or restatement thereof, which the Manager deems appropriate to form, qualify or continue the Company as a limited liability company in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members;

(ii)              All amendments to the Certificate of Formation adopted in accordance with the terms hereof; and

(iii)            All conveyances and other instruments which the Manager deems appropriate to reflect the dissolution and termination of the Company in accordance with the terms hereof.

(b)               The foregoing appointment shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, and shall survive the bankruptcy, death, adjudication of incompetence or insanity, or dissolution of any Member hereby giving such power and the transfer or assignment of all or any part of the Membership Interest of such Member; provided, however, that in the event of the Transfer by a Member of all of its Membership Interest, the foregoing power of attorney of a transferor Member shall survive such transfer only until such time as the transferee shall have been admitted to the Company as a Member or Assignee, as the case may be, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

(c)               For greater certainty, the Manager shall not take any action pursuant to this Section 11.1 in contravention of any other provision of this Agreement.

ARTICLE XII

CONFIDENTIALITY; NON-DISPARAGEMENT

12.1          Proprietary Information. The Members each acknowledge and agree that it, he or she will receive and become aware of certain information which is proprietary to the Company, including, without limitation, prices, costs, personnel, knowledge, data and techniques, other non-public information concerning the business or finances of the Company, and other information the disclosure of which might harm or destroy the competitive advantage of the Company (all of the foregoing shall hereinafter be referred to as the “Proprietary Information”). Notwithstanding the foregoing, the Proprietary Information shall not include any information which (a) a Member obtains other than as a result of being a Member, (b) is generally known or becomes publicly available through no fault of a Person, or (c) is required to be disclosed in the context of any administrative or judicial proceeding.

12.2          Confidentiality. Subject to any obligation to comply with (a) any applicable Law, (b) any rule or regulation of any Governmental Body or securities exchange or (c) any subpoena or other legal process to make information available to the Persons entitled thereto, each Member covenants and agrees that it shall not, directly or indirectly, during the period such Person owns or holds any interest in the Company or renders services to the Company (as the case may be) and for a period of five (5) years thereafter, disclose any Proprietary Information to third parties, copy or use any Proprietary Information, or publish any Proprietary Information, except for the purpose of fulfilling its, his or her obligations to the Company.

12.3          Non-Disparagement. Each Member covenants and agrees that it shall not, directly or indirectly, during the period such Person owns or holds any interest in the Company or it or any of its Affiliates renders services to the Company (as the case may be) and for a period of one (1) year thereafter, make, publish or otherwise disseminate disparaging or derogatory statements or allegations, whether written, oral or otherwise, regarding the other party or its Affiliates, or any officers, directors, managers, employees, products, services, policies or operations of the other party or its Affiliates. The provisions of this Section 12.3 in no way restrict or prohibit a person from providing truthful testimony compelled pursuant to subpoena.

12.4          Equitable Relief. The Members each hereby acknowledge and agree that the breach by such Person of its covenants and obligations under this Article XII will cause irreparable harm and significant injury to the Company which could be difficult to limit or quantify. Accordingly, such Person agrees that the Company will have the right to seek an immediate injunction, specific performance or other equitable relief due to any such breach, without posting any bond therefor, in addition to any other remedies that may be available to the Company or the other Members at Law or in equity.

ARTICLE XIII

SECURITIES LAWS AND INVESTMENT REPRESENTATIONS

13.1          Securities Laws. The initial sale of Membership Interests in the Company to the Members has not been qualified or registered under the securities Laws of any state, nor registered under the Securities Act, in reliance upon exemptions from the registration provisions of those Laws.  In addition, no attempt has been made to qualify the offering and sale of Membership Interests to Members under any state’s “blue sky” Laws, also in reliance upon an exemption from the requirement that a permit for issuance of securities be procured.

Each Member hereby represents and warrants (as to only such Member) to the other Members and the Company as follows:

13.2          Preexisting Relationship or Experience. Each Member is capable of evaluating the risks and merits of an investment in the Company and of protecting his, her or its own interests in connection with this investment. Each Member has been afforded ample opportunity to investigate the business of the Company, and its proposed Business, as well as to ask any questions of the Company or the Manager and has been satisfied with the responses to any such questions.

13.3          High Risk Investment. Each Member understands that there is an extremely high degree of risk in this investment. Investment into this Company should not be purchased by any purchaser who cannot afford the loss of his, her or its entire investment. An investment in a Membership Interest is riskier than an investment in publicly traded securities of companies traded on exchanges or over-the-counter, mutual funds, certificates of deposit, municipal bonds, corporate bonds, government obligations or securities purchased in firmly underwritten offerings. Only those investors who can tolerate such risk should purchase the Membership Interest.

13.4          Disclaimer Regarding Projections. Any financial projections and assumptions in the Company’s use of funds, or other materials, have been provided outside of this Agreement for illustrative purposes only and must not be relied upon. The projections reflect estimates of future operating results developed by the Company without independent evaluation or analysis, based on assumptions that may not occur and over which the Company has very little control. To the extent that the assumptions are inaccurate or incomplete, the financial condition of the Company may be adversely affected. There can be no assurance that any of the assumptions in the projections will be accurate. In the event that the assumptions are inaccurate or incomplete, the Company’s profitability would be materially affected. There can be no assurance that actual results will correspond with the financial projections. If the Company were unable to sell all of the Membership Interests, it is possible that the Company may not be able to meet its projections.

13.5          No Advertising. No Member has seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

13.6          Investment Intent. Each Member is acquiring the Membership Interest for investment purposes for such Member’s own account and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest.

13.7          Accredited Investor. Each Member is an “accredited investor” as defined by Rule 501 under Regulation D of the Securities Act.

13.8          Partnership Limitation. The principal purpose of each Member’s ownership arrangement is not to permit the Company to satisfy the 100 partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii).

ARTICLE XIV

GENERAL PROVISIONS

14.1          Notices, Consents, Etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any Member shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by email transmission with written request of confirmation of receipt, to such Member at the addresses set forth under such Member’s name on Exhibit A hereto or at such other address as may be furnished by such Member in writing.

14.2          Entire Agreement; Amendment. This Agreement, the Purchase Agreement, and the other Transaction Documents shall constitute the whole and entire agreement of the parties hereto with respect to the matters set forth herein. This Agreement shall not be modified or amended in any respect except by a written instrument signed by each of the Members and the Manager; provided, however, that (a) the Manager may at any time make modifications to the manner in which the Members’ Capital Accounts or any credits or debits thereto, are computed, as expressly contemplated by Section 3.1(d), without the consent of the Members, (b) the Manager may at any time amend Exhibit A in order to (i) add permitted transferees or other permitted acquirors of any Membership Interests in compliance with the terms of this Agreement, (ii) add new Members who acquire any Membership Interests as part of New Securities issued by the Company in compliance with Section 8.9, and (iii) update the number of Units and Percentage Interests held by the Members, as applicable, in each case under the foregoing clauses (i)-(iii) without the consent of the Members, and (c) the Manager may at any time otherwise amend or amend and restate this Agreement (I) in any manner that the Manager deems necessary or appropriate in order to incorporate the rights, powers and privileges associated with any new class or series of Membership Interests that may be authorized, issued and sold by the Company, provided that such Membership Interests are New Securities issued by the Company in compliance with Section 8.9 or (II) in any other manner that does not materially and adversely affect any Member disproportionately as compared to any other Member.

14.3          Choice of Law. THIS AGREEMENT AND THE OBLIGATIONS OF THE PARTIES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS-OF-LAWS PROVISION THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION, AND NOTWITHSTANDING THE FACT THAT ONE OR MORE COUNTERPARTS HEREOF MAY BE EXECUTED OUTSIDE OF THE STATE, OR ONE OR MORE OF THE OBLIGATIONS OF THE PARTIES HEREUNDER ARE TO BE PERFORMED OUTSIDE OF THE STATE.

14.4          Dispute Resolution.

(a)            Except with respect to any party’s right to injunctive relief hereunder, the parties agree that any controversy, claim or dispute arising out of or relating to this Agreement (including the determination of the scope or applicability of this Agreement to arbitrate) shall be determined by confidential arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”); provided, however, that notwithstanding the JAMS Rules, the arbitrator shall not have the power to award injunctive or other equitable relief, and nothing herein shall preclude or prevent a party from pursuing, injunctive or other equitable relief in a New York state or federal court of competent jurisdiction. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, if the law of the State of Delaware is preempted.

(b)            Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 14.1, and that when so made shall be as if served upon it personally within the State of New York.

(c)            If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party (as determined by the trier of fact) shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

14.5          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members, Assignees, and their respective legal representatives and successors.

14.6          Injunctive Relief; Specific Performance. The parties hereby agree and acknowledge that a breach of any material term, condition or provision of this Agreement that provides for an obligation other than the payment of money would result in severe and irreparable injury to the other party, which injury could not be adequately compensated by an award of money damages, and the parties therefore agree and acknowledge that they shall be entitled to injunctive relief in the event of any breach of any material term, condition or provision of this Agreement, or to enjoin or prevent such a breach, including without limitation an action for specific performance hereof, and the parties hereby irrevocably consent to the issuance of any such injunction. The parties further agree that no bond or surety shall be required in connection therewith.

14.7          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

14.8          Number and Gender. The use of the neuter gender herein shall be deemed to include the feminine and masculine genders. The use of either the singular or the plural includes the other unless the context clearly requires otherwise.

14.9          Further Assurances. Each of the parties hereto shall timely execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

14.10      Partition. Each party hereto irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

14.11      Authority to Contract. Each Member hereby represents and covenants to the other Members that he, she or it has the capacity and authority to enter into this Agreement without the joinder of any other person. All undertakings and agreements herein shall be binding upon the Members hereto, their permitted successors and assigns.

14.12      Titles and Headings. The Article, Section and Paragraph titles and headings contained in this Agreement are inserted only as matter of convenience and for ease of reference and in no way define, limit, extend or proscribe the scope of this Agreement or the intent or content of any provision hereof. All references to sections, articles, schedules or exhibits contained herein mean sections, articles, schedules or exhibits of this Agreement unless otherwise stated.

14.13      Validity and Severability. If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

14.14      Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Member” and “Manager”

IMWHP, LLC
a Delaware limited liability company

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Member”

XCEL BRANDS, INC.
a Delaware corporation

By:
Name:
Title:

Exhibit B

(Authorized Retailers)

1.	The following department stores and their dotcoms:

A.	Bealls
B.	Belk
C.	Bloomingdale' s
D.	Boscov's
E.	Dillard's
F.	Hudson's Bay
G.	JC Penney
H.	Lord & Taylor
I.	Macy's
J.	Neiman Marcus
K.	Nordstrom
L.	Saks 5th Avenue
M.	Urban Outfitters Group stores
N.	VonMaur

2. The following online retailers:

A.	Amazon.com
B.	Dressbarn.com
C.	The following flash sale sites:

(1)	Dia & Co.
(2)	Gilt
(3)	Haute Look
(4)	Revolve
(5)	Shopbop
(6)	Stitch Fix

D.	Lordandtaylor.com
E.	Zappos.com; and
F.	Live-Stream shopping e-commerce sites with similarly positioned fashion brands (specific sites subject to Licensor’s prior written approval on a case by case basis, with such approval not to be unreasonably withheld, conditioned or delayed).

3. The following elevated Off-Price Retailers and their dotcoms:

A.	Bloomingdale's Outlet
B.	Neiman Marcus Last Call
C.	Nordstrom Rack
D.	Saks Off 5th

4.	The following Off-Price Retailers and their dotcoms, such as:

A.	Beall's Outlet
B.	Burlington Coat Factory
C.	Gilt
D.	Haute Look

E.	Macy's Back Stage
F.	Marshall’s
G.	Ross Stores
H.	Rue LaLa
I.	Stein Mart
J.	TJ Maxx
K.	TJX
L.	Winners (Canada)
M.	Zulily

5.	The following club retailers:

A.	BJs (brick and mortar, e-commerce)
B.	Costco (Canada)
C.	Costco (US)
D.	Sam's Club (Canada)
E.	Sam's Club (US)

6. The Branded E-Com Site

7. Duty-Free Stores in the Territory (with any sales to Duty-Free Stores outside of the Territory subject to Licensor’s prior written approval)

8. AAFES / Military; and

9. Such other retailers or customers as may be approved by Licensor in writing on a case-by-case basis.

ASSIGNMENT OF MARKS AND ANCILLARY IP ASSETS

This ASSIGNMENT OF MARKS (this “Assignment”), dated as of May [●], 2022 (the “Effective Date”) is between XCEL BRANDS, INC., a Delaware corporation, and IM BRANDS, LLC, a Delaware limited liability company (each, together with its and their successors and assigns, an “Assignor,” and, collectively, the “Assignors”), on the one hand, and IM TOPCO, LLC, a Delaware limited liability company (“Assignee”), on the other, and is entered into in connection with that certain Membership Interest Purchase Agreement, dated as of May [●], 2022, among Assignors, Assignee and IMWHP, LLC (the “Purchase Agreement”).

BACKGROUND

A.	Assignors, either separately or jointly, own all rights in the Assigned IP;

B.	Assignors and Assignee are parties to the Purchase Agreement, pursuant to which Assignors have agreed to execute and deliver this Assignment, pursuant to which Assignors shall assign all of their rights in the Assigned IP, to the extent that each has any, to Assignee subject to the terms and conditions set forth herein;

C.	Assignors wish to assign to Assignee all rights in the Assigned IP, and Assignee wishes to acquire such rights.

AGREEMENT

Each Assignor and Assignee, in consideration of the mutual promises contained in this Assignment, and for other good and valuable consideration, including that under the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agrees as follows:

1.           Definitions. The following terms have the meanings set forth below in this Assignment.

a.    Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

b.    “Ancillary IP Assets” means all Transferred IP other than the Marks, Domain Names and Social Medial Assets.

c.    “Assigned IP” means (i) any and all intellectual and industrial property and proprietary rights arising or enforceable under the laws of the United States, any other jurisdiction, or any bilateral or multilateral treaty regime covering, embodied by or otherwise relating to the Trademarks and Ancillary IP Assets, including (A) all works of authorship directly related to the Trademarks and Ancillary IP Assets, in whole or in part, including copyrights in or to any logo, illustration, design, artwork and other copyrightable works (whether or not published), moral rights, and all applications, registrations, renewals and rights to prepare derivative works in connection therewith and (B) all other works of authorship, including copyrights in or to clothing designs, patterns, and other copyrightable works (whether or not published), website content, moral rights, design rights and all applications, registrations, renewals and rights to prepare derivative works in connection therewith; (C) the Marks and all other trademarks, trade names, service marks, brand names, logos, trade dress, whether registered or unregistered, and/or marks included in the Transferred IP together with the goodwill of the business symbolized by and associated with the same; (D) all trade secrets, know-how and confidential business information; (E) all copies and tangible embodiments of the Marks and Ancillary IP Assets (in whatever form and medium); (F) any license or similar right to or from a third party in any of the foregoing; and (G) the right to sue for past, present and future infringement, dilution, misappropriation or other violation of any of the foregoing.

d.       “Marks” means the trademarks, trade names, service marks, brand names, logos, trade dress, whether registered or unregistered, and/or marks included in the Transferred IP, including, without limitation, those specified in Exhibit A attached hereto, together with the applications and registrations identified therewith, and the goodwill of the business symbolized by and associated with the same, all licenses and similar contractual rights with respect to any of the foregoing granted by Assignors to any third party, any and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing rights.

2.       Assignment. Assignors hereby grant, convey, transfer, and assign to Assignee all of Assignors’ right, title, and interest in and to the Assigned IP including all Marks and all registrations and applications therefor, and all goodwill of the business with which the Marks are used and that is symbolized by the Marks.

3.       Recordation. Each Assignor authorizes the United States Patent and Trademark Office, and any Official of any country or countries foreign to the United States whose duty it is to receive or register trademarks or applications therefor, to record Assignee as the owner of the Assigned IP and to issue all registrations for the Assigned IP, to be in the name of Assignee, as assignee of the Assigned IP, for the sole use of Assignee in accordance with the terms of this Assignment.

4.     Representations and Warranties. None of the representations, warranties, covenants, rights or remedies of any party under the Purchase Agreement shall be deemed to be abrogated, enlarged, modified or altered in any way by such execution and acceptance of this Assignment.

5.       Additional Documentation. At Assignee’s reasonable expense, each Assignor agrees to promptly, upon Assignee’s request, execute documents, testify and take other acts as Assignee may deem necessary or desirable to procure, maintain, perfect, evidence and enforce the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Assigned IP and all rights assigned hereunder.

6.       No Impact on Terms of the Purchase Agreement. Notwithstanding any provision to the contrary set forth herein or in the Purchase Agreement or in any document, instrument, or agreement executed in connection herewith or therewith, no provision of this Assignment in any way waives, restricts, alters, adds to, diminishes, or limits the express provisions set forth in the Purchase Agreement, with this Assignment being intended solely to effect the transfer of the Trademark Rights strictly in accordance with the terms of the Purchase Agreement. In the event of a conflict between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail and govern.

2

7.       Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

8.        Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile or other means of electronic transmission (i.e., PDF) shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

9.       Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[The next page is the signature page]

3

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

XCEL BRANDS, INC.

By:
Name:
Title:

IM BRANDS, LLC

By:
Name:
Title:

IM TOPCO, LLC

By:
Name:
Title:

[Signature Page to Assignment of Marks]

EXHIBIT C

DOMAIN NAME TRANSFER

This DOMAIN NAME TRANSFER (this “Assignment”), dated as of [●], 2022 (the “Effective Date”) is between XCEL BRANDS, INC., a Delaware corporation, and IM BRANDS, LLC, a Delaware limited liability company (each, together with its and their successors and assigns, an “Assignor,” and, collectively, the “Assignors”), on the one hand, and IM TOPCO, LLC, a Delaware limited liability company (“Assignee”), on the other, and is entered into in connection with that certain Membership Interest Purchase Agreement, dated as of May [●], 2022, by and among Assignors, Assignee and IMWHP, LLC, a Delaware limited liability company (the “Purchase Agreement”).

WITNESSETH:

WHEREAS, for good and valuable consideration and pursuant to the Purchase Agreement, and upon the terms and conditions set forth below, Assignors desire to contribute, convey, transfer, assign and deliver all of its right, title, and interest in and to the domain name registrations listed on Schedule A attached hereto (the “Domain Names”) to Assignee, and Assignee desires to acquire and accept such assignment.

NOW, THEREFORE, in consideration of the transactions contemplated by the Purchase Agreement and this Assignment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Assignment. Assignors hereby assign and transfer unto Assignee all right, title, and interest in and to the Domain Names, in all countries of the world including the United States of America, its territories and possessions.

2.                  Recordation. Within five (5) business days of the Effective Date, Assignors shall execute all documents, papers, forms and authorizations, and take such other actions as are necessary to effectuate the transfer of ownership and control of the Domain Names from the Assignors to the Assignee.

3.                  Representations and Warranties. None of the representations, warranties, covenants, rights or remedies of any party under the Purchase Agreement shall be deemed to be abrogated, enlarged, modified or altered in any way by such execution and acceptance of this Assignment.

4.                  Terms of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

5.                  Additional Documentation. At Assignee’s reasonable expense, each Assignor agrees to promptly, upon Assignee’s request, execute documents, testify and take other acts as Assignee may deem necessary or desirable to procure, maintain, perfect, evidence and enforce the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Domain Names and all rights assigned hereunder.

6.                 Terms of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

7.                 Governing Law. This Assignment shall be governed by and construed under the laws of the State of Delaware, exclusive of the body of law known as conflicts of law.

8.                 Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.                 Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.               Third Party Beneficiary. IMWHP, LLC, a Delaware limited liability company, shall be a third party beneficiary of this Assignment and shall be entitled to enforce the terms hereof.

11.               Notices. Any notice given pursuant to this Assignment shall be given in the same manner and addressed to the intended recipient as set forth in Section 11.1 of the Purchase Agreement.

[The next page is the signature page]

2

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

XCEL BRANDS, INC.

By:
Name:
Title:

IM BRANDS, LLC

By:
Name: Title:

IM TOPCO, LLC

By:
Name: Title:

[Signature Page to Domain Name Transfer]

EXHIBIT D

SOCIAL MEDIA HANDLE TRANSFER

This SOCIAL MEDIA HANDLE TRANSFER (this “Assignment”), dated as of [●], 2022 (the “Effective Date”) is between XCEL BRANDS, INC., a Delaware corporation, and IM BRANDS, LLC, a Delaware limited liability company (each, together with its and their successors and assigns, an “Assignor,” and, collectively, the “Assignors”), on the one hand, and IM TOPCO, LLC, a Delaware limited liability company (“Assignee”), on the other, and is entered into in connection with that certain Membership Interest Purchase Agreement, dated as of May [●], 2022, by and among Assignors, Assignee and IMWHP, LLC, a Delaware limited liability company (the “Purchase Agreement”).

WITNESSETH:

WHEREAS, for good and valuable consideration and pursuant to the Purchase Agreement, and upon the terms and conditions set forth below, Assignors desire to contribute, convey, transfer, assign and deliver all of its right, title, and interest in and to the Social Media Assets listed on Schedule A attached hereto to Assignee, and Assignee desires to acquire and accept such assignment.

NOW, THEREFORE, in consideration of the transactions contemplated by the Purchase Agreement and this Assignment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                 Definitions. The following terms have the meanings set forth below in this Assignment.

a.        Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

b.      “Social Media Assets” means Assignors’ worldwide ownership, control, right, title, and interest in and to the social media accounts with the social media platforms set forth on Schedule A and the social media pages associated with such accounts, all rights of an account holder as set forth in the terms of service or comparable agreement between Assignors and the operator of the corresponding social media platform, all copyrights in such social media pages and all content owned by Assignors on such social media pages, including all graphics used on the social media pages, all databases generated for the social media accounts and pages, online forms and scripts used in connection with the social media accounts and pages and all advertisements for the social media accounts and pages, and the goodwill associated with the social media accounts and pages and symbolized thereby.

2.                 Assignment and Acceptance. Assignors hereby contribute, convey, transfer, assign and deliver to Assignee, and Assignee hereby accepts from Assignors, all of Assignors’ right, title, and interest in and to the Social Media Assets, including, without limitation, all Intellectual Property Rights, together with all goodwill in connection therewith, in all countries of the world including the United States of America, its territories and possessions.

3.                 Recordation. Within five (5) business days of the Effective Date, Assignors shall execute all documents, papers, forms and authorizations, and take such other actions as are necessary to effectuate the transfer of ownership and control of the Social Media Assets from the Assignors to the Assignee.

4.                 Representations and Warranties. None of the representations, warranties, covenants, rights or remedies of any party under the Purchase Agreement shall be deemed to be abrogated, enlarged, modified or altered in any way by such execution and acceptance of this Assignment.

5.                 Additional Documentation. At Assignee’s reasonable expense, each Assignor agrees to promptly, upon Assignee’s request, execute documents, testify and take other acts as Assignee may deem necessary or desirable to procure, maintain, perfect, evidence and enforce the full benefits, enjoyment, rights, title and interest, on a worldwide basis of the Social Media Assets and all rights assigned hereunder.

6.                 Terms of the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

7.                 Governing Law. This Assignment shall be governed by and construed under the laws of the State of Delaware, exclusive of the body of law known as conflicts of law.

8.                 Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.                 Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.               Third Party Beneficiary. IMWHP, LLC, a Delaware limited liability company, shall be a third party beneficiary of this Assignment and shall be entitled to enforce the terms hereof.

11.               Notices. Any notice given pursuant to this Assignment shall be given in the same manner and addressed to the intended recipient as set forth in Section 11.1 of the Purchase Agreement.

2

[The next page is the signature page]

3

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

XCEL BRANDS, INC.

By:
Name: Title:

IM BRANDS, LLC

By:
Name: Title:

IM TOPCO, LLC

By:
Name: Title:

[Signature Page to Domain Name Transfer]

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT made, executed and delivered as of this [___] day of [___], 2022, by and by and between IM TOPCO, LLC, a Delaware limited liability company (“Assignee”), on the one hand, and XCEL BRANDS, INC., a Delaware corporation (“Xcel”) and IM BRANDS, LLC, a Delaware limited liability company, on the other hand (“IMB” and, together with Xcel, “Assignors”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Assignee and Assignors are party to a Membership Interest Purchase Agreement, dated as of the date hereof by and among Assignee, Assignors and IMWHP, LLC, a Delaware limited liability company (the “Purchase Agreement”).

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignors, and pursuant to the Purchase Agreement, Assignors hereby contribute, transfer, assign and deliver unto Assignee, its successors and assigns, all of Assignors’ right, title and interest in, to and under the Trademark Consent, which is attached as Exhibit A hereto.

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof for all the rest of the term of the Trademark Consent (and any renewals, extensions and other options therein contained), subject to the covenants, conditions and provisions therein contained.

IN ADDITION, from time to time after the date hereof, without further consideration, Assignors shall execute and deliver such other instruments of assignment, transfer and conveyance and shall take such other action as Assignee may reasonably request to more effectively assign, transfer and convey to Assignee, all of Assignors’ right, title and interest in, to and under the Trademark Consent, or to enable Assignee to exercise and enjoy all rights and benefits of Assignors with respect thereto.

ASSIGNEE HEREBY assumes and agrees to perform any and all liabilities and obligations under the Trademark Consent to the extent, and only to the extent, first arising after the Closing.

This Agreement shall inure to the benefit of and be binding upon Assignors and Assignee and their respective successors and assigns. IMWHP, LLC, a Delaware limited liability company, shall be a third party beneficiary of this Assignment and shall be entitled to enforce the terms hereof.

This Agreement is expressly made subject to the terms of the Purchase Agreement. The delivery of this Agreement shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, indemnities, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of Assignors or Assignee provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. This Agreement shall be governed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. Any such counterpart, to the extent delivered by means of a .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, Assignor and Assignee have caused this Assignment and Assumption Agreement to be executed and delivered by their duly authorized representatives as of the day and year first above written.

ASSIGNEE:

IM TOPCO, LLC

By:
Name:
Title:

ASSIGNORS:

XCEL BRANDS, INC.

By:
Name:
Title:

IM BRANDS, LLC

By:
Name:
Title:

EXHIBIT F

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed as of the [●] day of May, 2022 (the “Closing Date”), by and between IM TOPCO, LLC, a Delaware limited liability company (the “Company”), on the one hand, and XCEL BRANDS, INC., a Delaware corporation (“Xcel”) and IM BRANDS, LLC, a Delaware limited liability company, on the other hand (“IMB” and, together with Xcel, “Seller”).

WHEREAS, this Agreement is being delivered in connection with the Closing under the Membership Interest Purchase Agreement, dated as of May [●], 2022, by and among Xcel, IMB, the Company and IMWHP, LLC, a Delaware limited liability company (the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to contribute, transfer, assign and deliver to the Company, and the Company has agreed to acquire and accept from Seller, all of Seller’s right, title and interest in and to certain assets; and

WHEREAS, this Agreement, as duly executed by the Company and Seller, is being delivered as of the date hereof and shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained and intending to be legally bound hereby, the Company and Seller do hereby agree as follows:

I.

BILL OF SALE; ASSIGNMENT AND ASSUMPTION

1.1              Definitions. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Purchase Agreement.

1.2              Assignment of Contributed Assets. In accordance with and subject to the terms of the Purchase Agreement, Seller does hereby contribute, transfer, assign and deliver to the Company, effective as of the Closing, all of Seller’s right, title and interest in and to the Contributed Assets, as provided in Section 3.1 of the Purchase Agreement, free and clear of all Liens.

1.3              Excluded Assets. Seller excepts, reserves, and excludes all of Seller’s right, title and interest in and to the Excluded Assets, as provided in Section 3.3 of the Purchase Agreement. Without limiting the foregoing, Seller does not hereby contribute, transfer, assign and deliver to the Company any right, title or interest in any assets, properties and rights of Seller that are not Contributed Assets.

1.4              Assumed Liabilities. In accordance with and subject to the terms of the Purchase Agreement, the Company, effective as of the Closing, does hereby assume, and does hereby agree to perform, pay and discharge in full when due (or on such other terms (including amount and due date) as the Company may be able to negotiate with the Persons to which such Liabilities are owed), all the Assumed Liabilities as provided in Section 3.2 of the Purchase Agreement.

1.5              Retained Liabilities. The Company shall not assume, be deemed to have assumed or be liable or obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for the Retained Liabilities, as provided in Section 3.4 of the Purchase Agreement.

II.

MISCELLANEOUS

2.1              Purchase Agreement. This Agreement is expressly made subject to the terms of the Purchase Agreement. The delivery of this Agreement shall not amend, affect, enlarge, diminish, supersede, modify, replace, rescind, waive or otherwise impair any of the representations, warranties, covenants, indemnities, terms or provisions of the Purchase Agreement or any of the rights, remedies or obligations of Seller or the Company provided for therein or arising therefrom in any way, all of which shall remain in full force and effect in accordance with their terms. The representations, warranties, covenants, indemnities, terms and provisions contained in the Purchase Agreement shall not be merged with or into this Agreement but shall survive the execution and delivery of this Agreement to the extent, and in the manner, set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall control. Without limiting the foregoing, in no event shall this Agreement deliver to the Company any right, title or interest in or to any asset other than a Contributed Asset or require the Company to assume any Liability other than an Assumed Liability.

2.2              Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

2.3              Amendment and Waiver. This Agreement may be amended only by a written instrument signed by the parties. Any provision of this Agreement may be waived, provided that (a) any such waiver by the Company will be binding on the Company only if such waiver is set forth in a writing executed by the Company, and (b) any such waiver by Seller will be binding upon Seller only if such waiver is set forth in a writing executed by Seller. No failure on the part of any Person to exercise any power, right privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

2.4              Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

2.5              Further Assurances. Each party hereto shall, from time to time (whether before or after the Closing Date), upon the request of the other party hereto, execute, acknowledge and deliver to the other party hereto such other documents or instruments, and take any and all actions, as are reasonably necessary for the implementation and consummation of the transactions contemplated by this Agreement.

2

2.6              Governing Law; Dispute Resolution.

(a)               This Agreement shall be governed by and construed under the laws of the State of Delaware, exclusive of the body of law known as conflicts of law.

(b)               The parties agree that any controversy, claim or dispute arising out of or relating to this Agreement (including the determination of the scope or applicability of this Agreement to arbitrate) shall be determined by confidential arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”); provided, however, that notwithstanding the JAMS Rules, the arbitrator shall not have the power to award injunctive or other equitable relief, and nothing herein shall preclude or prevent a party from pursuing, injunctive or other equitable relief in a New York state or federal court of competent jurisdiction. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law, if the law of the State of Delaware is preempted.

(c)               If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party (as determined by the trier of fact) shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

2.7              Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

3

2.8              Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

2.9              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. Any such counterpart, to the extent delivered by means of a .pdf, .tif, ..gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

2.10          Third Party Beneficiary. IMWHP, LLC, a Delaware limited liability company, shall be a third party beneficiary of this Assignment and shall be entitled to enforce the terms hereof.

2.11          Notices. Any notice given pursuant to this Assignment shall be given in the same manner and addressed to the intended recipient as set forth in Section 11.1 of the Purchase Agreement.

[Signature Pages Follow]

4

Executed on the Closing Date, to be effective as of the Closing.

SELLER:

XCEL BRANDS, LLC

By:
Name:
Title:

IM BRANDS, LLC

By:
Name:
Title:

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

COMPANY:

IM TOPCO, LLC

By:
Name:
Title:

[Signature Page to Bill of Sale, Assignment and Assumption Agreement]

EXHIBIT G

DESIGN, INTERACTIVE TELEVISION AND TALENT
SERVICES AGREEMENT

This Design, Interactive Television, and Talent Services Agreement (the “Agreement”), effective as of May [●], 2022 (the “Effective Date”), is made between Xcel Brands, Inc., a Delaware corporation (“Xcel” or “Consultant”), IM Brands, LLC (“IM”), a Delaware limited liability company, and IM TOPCO, LLC (“Company”).

WHEREAS, in connection with the consummation of a transaction governing trademarks and related assets owned by Company, Consultant has agreed to provide, and Company desires to retain Consultant to provide, the services (the “Services”) more fully described in Exhibit A attached hereto.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Company and Consultant hereby agree as follows:

1.       Services and Work Product.

1.1       Description of Services. Consultant hereby agrees to provide to Company, and Company hereby specifically commissions Consultant to provide to the Company, the Services more specifically described in Exhibit A. Consultant will provide the Services in a manner consistent with the manner in which Consultant provided substantially the same services for its own account prior to the Effective Date.

1.2        Not An Agent. Neither party is appointed as the other party’s agent for any purpose whatsoever hereunder. Neither party will hold itself out as the agent of the other or otherwise purport to bind the other party to any third-party obligations without that other party’s express prior consent.

1.3       Intellectual Property and Confidentiality. (A) Consultant hereby agrees that Company shall be the owner of any and all work product first created during the course of Consultant providing the Services to Company pursuant to this Agreement (the “Work Product”) and that the same shall constitute “works made for hire” (as that term is defined in the United States Copyright Act, as amended) by Consultant because they have been specifically ordered or commissioned from Consultant for use by Company. Consultant hereby acknowledges and agrees that, to the extent any Work Product is not, for whatever reason, deemed to be “works made for hire,” Consultant hereby grants, transfers, conveys, and assigns to Company and its successors and assigns, all of Consultant’s right, title, interest, ownership and all subsidiary rights in and to such Work Product and all trademark, copyrights, trade secret, patent and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by such Work Product. Consultant covenants and agrees, at Company’s sole cost and expense, to sign such documents and do such things as Company may reasonably require in order to perfect the foregoing assignments and Company’s ownership of the Work Product and all intellectual and industrial property rights covering or embodied by such Work Product.

(B)       To the extent that Consultant uses or incorporates into any Work Product created in the course of Consultant providing the Services pursuant to this Agreement any works of authorship or other information of any nature compiled, authored, developed or otherwise created by Consultant prior to, or outside the scope of, Consultant providing the Services pursuant to this Agreement (collectively, the “Pre-existing Work Product”), Consultant hereby grants to Company a perpetual, fully-paid, royalty-free, non-exclusive, transferable, assignable and sublicensable right, under any and all trademarks, copyrights, trade secrets, patents and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by the Pre-existing Work Product, to use such Pre-existing Work Product, in the form incorporated into, and in connection with the use of, the Work Product.

(C)       For the purposes of this Agreement, the term “Confidential Information” shall mean the Work Product and any information not generally known or available to the public which was obtained from or disclosed to Consultant by or on behalf of Company in the course of Consultant providing the Services to Company pursuant to this Agreement. For so long as Consultant provides Services pursuant to this Agreement, and thereafter for so long as the Confidential Information has not otherwise been publicly disclosed by Company, Consultant agrees that (i) Consultant shall not divulge Confidential Information, directly or indirectly, other than in the course of providing Services to Company pursuant to this Agreement, and (ii) Consultant shall not use, directly or indirectly, any Confidential Information for the benefit of anyone other than Company without Company’s prior written consent; provided, however, that Consultant shall have no obligation, express or implied, to refrain from using or disclosing to others any Confidential Information which is or hereafter shall become generally available to the public other than through Consultant’s breach of this Agreement or which Consultant learns of from a person not known to the Consultant to have a duty of confidentiality to the Company with respect to such Confidential Information. Pre-existing Work Product shall not constitute Confidential Information unless otherwise expressly agreed by Consultant in writing. In the event Consultant is or may foreseeably be compelled to disclose any Confidential Information pursuant to any law, regulation, order of a court of competent jurisdiction or other legal process, Consultant shall give Company prior written notice, reasonable in light of the circumstances, of such compelled disclosure and cooperate, at Company’s sole cost and expense, with Company’s efforts to obtain a protective order or otherwise prevent or limit such compelled disclosure under applicable law.

(D)       Consultant covenants and agrees that all employees, independent contractors and other persons providing the Services shall be bound by written agreements necessary to ensure Consultant’s compliance with the requirements of this Section 1.3. Consultant shall make such agreements available for review by Company upon Company’s request.

(E)       Consultant acknowledges and agrees that a breach of this Section 1.3 by Consultant may cause Company irreparable harm for which monetary damages alone would be an inadequate remedy and, accordingly, without limiting the remedies to which Company is entitled at law, Company shall be entitled to seek equitable relief, including injunctive relief and specific performance, as a result of any breach or threatened breach of this Section 1.3 by Consultant.

2

(F)       Consultant and Company shall cooperate to ensure that all emails, designs, marketing materials and other Work Product and Confidential Information prepared or received by Consultant in the course of providing the Services are digitally copied and transferred to Company within a period of time (but in any case, not more frequently than quarterly or less frequently than annually), and using technological means, reasonably acceptable to Company.

1.4       Consultant shall be solely responsible for the cost of employment, including benefits, of all Consultant employees providing the Services. Consultant covenants and agrees that it shall, at all times during the Term, retain a number of employees reasonably necessary to timely provide the Services.

2.       Compensation.

2.1       Fee. In consideration of the Services, Company shall pay to Consultant three hundred thousand dollars ($300,000) (the “Service Fee”) for each fiscal year (each a “Fiscal Year”) that is the subject of an Annual Budget (as defined in the Amended and Restated Limited Liability Company Agreement of Company, dated as of [___], 2022 (the “Operating Agreement”)); provided, however, that prior to payment of the Service Fee, Consultant shall directly incur, and Company shall not be obligated to pay the Service Fee to Consultant until Consultant has in fact incurred, the initial fifty-two thousand dollars ($52,000) in out-of-pocket costs and expenses included in the Annual Budget for that Fiscal Year (the “Qualifying Expense Threshold”). The Service Fee for any particular Fiscal Year shall be payable in three equal installments of one hundred thousand dollars $100,000 each, payable as follows: (i) the first installment shall be due and owing on the later of April 10 of the relevant Fiscal Year and the date Consultant incurs out-of-pocket costs and expenses in excess of the Qualifying Expense Threshold for that Fiscal Year; (ii) the second installment shall be due and owing on the later of July 10 of the relevant Fiscal Year and the date arising three months after the date the first installment for that Fiscal Year becomes due and owing as set forth in Section 2.1(i) above, and (iii) the third installment shall be due and owing on the later of October 10 of the relevant Fiscal Year and the date arising three months after the date the second installment for that Fiscal Year becomes due and owing as set forth in Section 2.1(ii) above. The first installment shall be paid not later than thirty (30) days after Company’s receipt of an invoice, including supporting documentation reasonably acceptable to Company, establishing that Consultant has incurred out-of-pocket costs and expenses in excess of the Qualifying Expense Threshold for that Fiscal Year; each of the second and third installment shall be paid not later than the date on which the relevant installment becomes due and owing as set forth in Sections 2.1(ii) and (iii) above; provided, however, that so long as the Qualifying Expense Threshold for the Fiscal Year has been met, all installments shall be paid not later than the last day of that Fiscal Year. Consultant shall not be entitled to receive, and Company shall have no obligation to pay, the Service Fee, or any installment therefor, for any Fiscal Year during which Consultant does not incur out-of-pocket costs and expenses included in the Annual Budget for that Fiscal Year that are equal to or greater than the Qualifying Expense Threshold.

3

3.       Term

3.1       Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue, unless earlier terminated in accordance with Section 3.2 below, until December 31, 2024. Upon expiration or termination of this Agreement in accordance with its terms, all Fees accrued and reimbursable expenses incurred but not yet paid shall become immediately due and owing, and payable in accordance with Section 2.1 and 2.2 above, but no further Fees shall accrue hereunder and Consultant shall have no obligation to provide any further or additional Services hereunder.

3.2       Early Termination.

(a)	Company may terminate this Agreement (i) in the event that the amount of Gross Revenues (as defined in the Operating Agreement) received by Company pursuant to the QVC License (“QVC Revenues”) for any calendar quarter arising during the Term decline by 10% or more year-over-year, (ii) in the event that Consultant becomes a party to a bankruptcy or other insolvency proceeding, Consultant makes a general assignment for the benefit of its creditors or a receiver is appointed on account of Consultant’s insolvency, (iii) if QVC notifies Company of its election to materially modify or terminate the QVC License, or (iv) in the event that there is a material breach of the Operating Agreement caused by Consultant, in each case upon thirty (30) days’ prior written notice to Consultant, and, if capable of cure, Consultant’s failure to cure within such thirty (30) day period. Notwithstanding the above, Company shall have no right to terminate this Agreement in accordance with Section 3.2(a)(i) above if any failure to meet the required target for QVC Revenues is attributable to Force Majeure (defined below). In addition, and notwithstanding the above, not more frequently than once in any four consecutive calendar quarters, if a change in QVC Revenues giving rise to a Company termination right in accordance with Section 3.2(a)(i) above is attributable to a lesser number of “Today Special Purchases” programs on QVC during the calendar quarter for which the determination is being made, as compared to the corresponding prior year calendar quarter, then Company’s termination right shall not arise, if at all, until the end of the immediately following quarter, and then only if the aggregate QVC Revenues for the two preceding quarters, as compared to the corresponding prior year calendar quarters, declines by 10% or more, year-over-year.

“Force Majeure” means (a) acts of God; (b), earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, explosions of any kind, fires, epidemics and pandemics (including any escalation or general worsening thereof); (c) outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorist acts or riots; (d) embargoes or blockades; and (e) strikes or labor stoppages, shortages or slowdowns.

4

(b)	Xcel and IM shall be jointly and severally liable for any breach of this Agreement by Consultant.

4.       Miscellaneous

4.1       Disclaimer. Except as expressly set forth in this Agreement, Consultant makes no representations or warranties, express or implied, in respect of the Services hereunder.

4.2       Indemnity. (A) The Company will indemnify, defend, exonerate and hold harmless the Consultant and its former, current or future affiliates or any of its or their members, managers, officers, directors, employees, controlling persons, agents or representatives (together with Consultant, the “Consultant Related Parties”) from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs and expenses (including, without limitation reasonable attorneys’ fees, expenses and disbursements) (collectively, the “Liabilities”) incurred by the Consultant Related Parties or any of them, on or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) a breach of this Agreement by Company or (ii) Consultant’s enforcement or preservation of any rights or remedies under this Agreement (collectively, the “Company Indemnified Liabilities”); provided that the foregoing indemnification rights will not be available to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such Indemnified Liabilities arose on account of such Consultant Related Party’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Company Indemnified Liabilities which is permissible under applicable law.

(B) Xcel and IM will jointly and severally indemnify, defend, exonerate and hold harmless the Company and its former, current or future affiliates or any of its or their members, managers, officers, directors, employees, controlling persons, agents or representatives (together with Company, the “Company Related Parties”) from and against any and all Liabilities incurred by the Company Related Parties, or any of them, on or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) a breach of this Agreement by Consultant, or (ii) Company’s enforcement or preservation of any rights or remedies under this Agreement (collectively, the “Consultant Indemnified Liabilities” and together with the Company Indemnified Liabilities, as the case may be, the “Indemnified Liabilities”); provided that the foregoing indemnification rights will not be available to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such Consultant Indemnified Liabilities arose on account of such Company Related Party’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason, the Consultant hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Consultant Indemnified Liabilities which is permissible under applicable law.

5

(C) The Company shall reimburse any Consultant Related Party, and Xcel and IM shall jointly and severally reimburse any Company Related Party, for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses), as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Consultant Related Party or Company Related Party, as the case may be, would be entitled to indemnification under the terms of this Section, or any action or proceeding arising therefrom, whether or not such Consultant Related Party or Company Related Party is a party thereto. The indemnifying party agrees that it will not, without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Consultant Related Party or Company Related Party, as the case may be, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Consultant Related Party or Company Related Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Consultant Related Party or Company Related Party from all liability, without future obligation or prohibition on the part of the applicable Consultant Related Party or Company Related Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the applicable Consultant Related Party or Company Related Party.

(D) The rights of any Consultant Related Party or Company Related Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Consultant Related Party or Company Related Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that each Consultant Related Party may have, and the Consultant hereby acknowledges that each Company Related Party may have, certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which such Consultant Related Party or Company Related Party may be associated (including, without limitation, any other Consultant Related Party or Company Related Party). The Company and Consultant each hereby acknowledges and agrees that (i) the indemnifying party under this Agreement shall be the indemnitor of first resort with respect to any Indemnified Liability, (ii) the indemnifying party under this Agreement shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to any Consultant Related Party or Company Related Party in respect of any Indemnified Liabilities, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which any Consultant Related Party or Company Related Party may be associated (including, without limitation, any other Consultant Related Party or Company Related Party) to indemnify such Consultant Related Party or Company Related Party and/or advance expenses to such Consultant Related Party or Company Related Party in respect of any proceeding shall be secondary to the obligations of the indemnifying party hereunder, (iv) the indemnifying party hereunder shall be required to indemnify each Consultant Related Party or Company Related Party, as the case may be, and advance expenses to each such Consultant Related Party or Company Related Party hereunder to the fullest extent provided herein without regard to any rights such Consultant Related Party or Company Related Party may have against any other person or entity with whom or which such Consultant Related Party or Company Related Party may be associated (including, without limitation, any other Consultant Related Party or Company Related Party) or insurer of any such person or entity and (v) the indemnifying party hereunder (on behalf of itself and its insurers) irrevocably waives, relinquishes and releases any other person or entity with whom or which any Consultant Related Party or Company Related Party may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the indemnifying party hereunder.

6

(E) In the event any other person or entity with whom or which any Consultant Related Party or Company Related Party may be associated (including, without limitation, any other Consultant Related Party or Company Related Party) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the indemnifying party hereunder or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the indemnifying party or its insurer or insurers for all amounts so paid which would otherwise be payable by the indemnifying party or its insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which any Consultant Related Party or Company Related Party may be associated (including, without limitation, other Consultant Related Parties or Company Related Parties) or their insurers affect the obligations of the indemnifying party hereunder or shift primary liability for any Indemnified Liability to any other person or entity with whom or which such Consultant Related Party or Company Related Party may be associated (including, without limitation, any other Consultant Related Party or Company Related Party).

4.3       Costs of Collection. In any dispute involving monies owed to Consultant hereunder, the prevailing party shall be entitled to receive from the other party all costs of collection or defense (as the case may be), including reasonable attorneys’ fees and interest on unpaid amounts found to be owing, calculated at a rate of 12% per annum or the highest rate allowed by law, whichever is less.

4.4       Limitation on Damages. In no event shall (i) either party be liable to the other for special, punitive, consequential or other speculative damages of any nature including, without limitation, lost profits, even if a party has been informed of the possibility of such damages or (ii) Consultant be liable to Company in an amount greater than four hundred thousand dollars ($400,000). The foregoing limitation of liability shall not apply to the indemnification obligations of the parties hereunder.

4.5       Non-disparagement. Consultant and Company each covenants and agrees that it shall not, directly or indirectly, during the longer of the Term and the period any affiliate of Consultant owns or holds any interest in the Company, and for one (1) year thereafter, make, publish or otherwise disseminate disparaging or derogatory statements or allegations, whether written, oral or otherwise, regarding the other party or its affiliates, or any officers, directors, managers, members, employees, products, services, policies or operations of the other party or its affiliates. The provisions of this Section 4.5 in no way restrict or prohibit a person from providing truthful testimony compelled pursuant to subpoena.

7

4.6       Additional Provisions. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors, assigns, heirs, and personal representatives. Consultant may not assign this Agreement or delegate its duties and obligations hereunder without the prior written consent of the Company, which consent may be withheld for any reason or no reason at Company’s sole discretion. Any assignment in violation of this provision shall be void ab initio and of no force or effect. Company may assign this Agreement without the consent of Consultant. This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both parties. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

4.7       Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by FedEx or UPS, or via email transmission (with confirmation of receipt) to the email addresses set forth below, in each case to the attention of the person identified below:

If to Consultant:                 Xcel Brands, Inc.

1333 Broadway, 10th Floor

New York, NY 10018

Attn: Seth Burroughs, EVP

Email: sburroughs@xcelbrands.com

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Robert J. Mittman

Email: Robert.Mittman@blankrome.com

8

If to Company:

IMWHP, LLC

530 Fifth Avenue, 25th Floor

New York, NY 10036

Attn: Ephraim Zinkin

Email: ezinkin@whp-global.com

with a copy to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, NY 10036

Attn: Brad D. Rose

Email: brose@pryorcashman.com

Either party may change its designated address and email address by notice to the other party in the manner provided in this Section.

4.8       Arbitration. Except with respect to either party’s right to injunctive relief hereunder, the parties agree that any controversy, claim or dispute arising out of or relating to this Agreement (including the determination of the scope or applicability of this Agreement to arbitrate) shall be determined by confidential arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”); provided, however, that notwithstanding the JAMS Rules, the arbitrator shall not have the power to award injunctive or other equitable relief, and nothing herein shall preclude or prevent a party from pursuing, injunctive or other equitable relief in a New York state or federal court of competent jurisdiction. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law if the law of the State of Delaware is preempted.

4.9       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware irrespective of any conflict of laws principles.

[Signature page follows]

9

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as a binding agreement between the parties effective as of the date first written above.

IM TOPCO, LLC	Xcel Brands, Inc.	IM Brands LLC

By:	By:	By:
Name:	Name:	Name:
Title:	Title:	Title:

10

EXHIBIT H

BRAND SUPPORT SERVICES AGREEMENT

This Brand Support Services Agreement (the “Agreement”), effective as of April [●], 2022 (the “Effective Date”), is made between WHP Global, LLC, a Delaware limited liability company (“Consultant”), and IM TOPCO, LLC, a Delaware limited liability company (“Company”).

WHEREAS, an affiliate of Consultant is a party to that certain Amended and Restated Limited Liability Company Agreement of IM TOPCO, LLC dated as of April [●], 2022 (the “Operating Agreement”); and

WHEREAS, Consultant has agreed to provide, and Company desires to retain Consultant to provide, the brand support services (the “Services”) more fully described in Exhibit A attached hereto.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Company and Consultant hereby agree as follows:

1.         Services and Work Product.

1.1       Description of Services. Consultant hereby agrees to provide to Company, and Company hereby specifically commissions Consultant to provide to the Company, the Services more specifically described in Exhibit A. Consultant will provide the Services in a manner reasonably consistent with the manner in which it manages other brands owned or otherwise controlled by affiliates of Consultant.

1.2       Not An Agent. Neither party is appointed as the other party’s agent for any purpose whatsoever hereunder. Neither party will hold itself out as the agent of the other or otherwise purport to bind the other party to any third-party obligations without that other party's express prior consent.

1.3       Intellectual Property and Confidentiality. (A) Consultant hereby agrees that Company shall be the owner of any and all work product first created during the course of Consultant providing the Services to Company pursuant to this Agreement (the “Work Product”) and that the same shall constitute “works made for hire” (as that term is defined in the United States Copyright Act, as amended) by Consultant because they have been specifically ordered or commissioned from Consultant for use by Company. Consultant hereby acknowledges and agrees that, to the extent any Work Product is not, for whatever reason, deemed to be “works made for hire,” Consultant hereby grants, transfers, conveys, and assigns to Company and its successors and assigns, all of Consultant's right, title, interest, ownership and all subsidiary rights in and to such Work Product and all trademark, copyrights, trade secret, patent and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by such Work Product. Consultant covenants and agrees, at Company’s sole cost and expense, to sign such documents and do such things as Company may reasonably require in order to perfect the foregoing assignments and Company’s ownership of the Work Product and all intellectual and industrial property rights covering or embodied by such Work Product.

(B)       To the extent that Consultant uses or incorporates into any Work Product created in the course of Consultant providing the Services pursuant to this Agreement any works of authorship or other information of any nature compiled, authored, developed or otherwise created by Consultant prior to, or outside the scope of, Consultant providing the Services pursuant to this Agreement (collectively, the “Pre-existing Work Product”), Consultant hereby grants to Company a perpetual, fully-paid, royalty-free, non-exclusive, transferable, assignable and sublicenseable right, under any and all trademarks, copyrights, trade secrets, patents and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by the Pre-existing Work Product, to use such Pre-existing Work Product, in the form incorporated into, and in connection with the use of, the Work Product.

(C)       For the purposes of this Agreement, the term “Confidential Information” shall mean the Work Product and any information not generally known or available to the public which was obtained from or disclosed to Consultant by or on behalf of Company in the course of Consultant providing the Services to Company pursuant to this Agreement. For so long as Consultant provides Services pursuant to this Agreement and thereafter for so long as the Confidential Information has not otherwise been publicly disclosed by Company, Consultant agrees that (i) Consultant shall not divulge Confidential Information, directly or indirectly, other than in the regular and proper course of providing Services to Company pursuant to this Agreement, and (ii) Consultant shall not use, directly or indirectly, any Confidential Information for the benefit of anyone other than Company without Company’s prior written consent; provided, however, that Consultant shall have no obligation, express or implied, to refrain from using or disclosing to others any Confidential Information which is or hereafter shall become generally available to the public other than through Consultant's breach of this Agreement. Pre-existing Work Product shall not constitute Confidential Information unless otherwise expressly agreed by Consultant in writing. In the event Consultant is or may foreseeably be compelled to disclose any Confidential Information pursuant to any law, regulation, order of a court of competent jurisdiction or other legal process, Consultant shall give Company prior written notice, reasonable in light of the circumstances, of such compelled disclosure and cooperate, at Company’s sole cost and expense, with Company’s efforts to obtain a protective order or otherwise prevent or limit such compelled disclosure under applicable law.

(D)       Consultant covenants and agrees that all employees, independent contractors and other persons providing the Services shall be bound by written agreements necessary to ensure Consultant’s compliance with the requirements of this Section 1.3. Consultant shall make such agreements available for review by Company upon Company’s request.

(E)       Consultant acknowledges and agrees that a breach of this Section 1.3 by Consultant may cause Company irreparable harm for which monetary damages alone would be an inadequate remedy and, accordingly, without limiting the remedies to which Company is entitled at law, Company shall be entitled to equitable relief, including injunctive relief and specific performance, as a result of any breach or threatened breach of this Section 1.3 by Consultant.

2.       Compensation.

2.1       Fee. In consideration of the Services, Company shall pay to Consultant an indirect overhead reimbursement equal to one-hundred fifty thousand dollars ($150,000.00) for each calendar quarter of the Term (the “Service Fees”). The Service Fees shall be payable quarterly in advance on or before the first day of each calendar quarter during the Term. The Service Fees for the calendar quarter during which the Effective Date arises, and for the calendar quarter during which the Term ends, shall be pro-rated as a fraction equal to the fraction of the quarter during which the Effective Date or the end of the Term (as the case may be) occurs. In the event that this Agreement is terminated pursuant to Section 3.2 prior the end of a calendar quarter, then Consultant shall promptly reimburse to Company any undisputed Service Fees paid to Consultant for the remainder of such calendar quarter.

2.2       Reimbursement. Company shall reimburse Consultant's out-of-pocket costs and expenses reasonably incurred in providing the Services provided Consultant provides to Company receipts or other documentary evidence of such costs and expenses in a form reasonably acceptable to Company. Requests for reimbursement, and supporting documentation therefor, shall be included with Consultant invoices provided pursuant to Section 2.1 above.

3.       Term

3.1       Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with Section 3.2 below, shall expire on the earlier of (i) the dissolution of the Company in accordance with Article IX of the Operating Agreement, and (ii) the mutual agreement of the Parties. Upon expiration or termination of this Agreement in accordance with its terms, all Fees accrued and reimbursable expenses incurred but not yet paid shall become immediately due and owing, and payable in accordance with Section 2.1 and 2.2 above, but no further Fees shall accrue hereunder and Consultant shall have no obligation to provide any further or additional Services hereunder.

3.2       Termination for Cause.

(a)	Either party may terminate this Agreement upon thirty (30) days prior written notice if the other party breaches this Agreement and fails to cure such breach, to the reasonable satisfaction of the non-breaching party, prior to the end of the notice period.

(b)	Either party may terminate this Agreement in the event that Consultant is no longer the Manager (as defined in the Operating Agreement) of Company.

4.       Miscellaneous

4.1       Disclaimer. Except as expressly set forth in this Agreement, Consultant makes no representations or warranties, express or implied, in respect of the Services hereunder. In no event will Consultant or any of its former, current or future affiliates or any of its or their members, managers, officers, directors, employees, controlling persons, agents or representatives (together with Consultant, the “Consultant Related Parties”) be liable to the Company or any of its affiliates or any of its or their members, managers, officers, directors, employees, controlling persons, agents or representatives (together with Company the “Company Related Parties”) for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of such Consultant Related Party, as determined by a final, non-appealable determination of a court of competent jurisdiction.

4.2       Freedom to Pursue Opportunities. In recognition that the Consultant Related Parties currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which one or more Consultant Related Parties may invest in, provide services similar in nature to the Services to, or otherwise serve as an advisor or in some other capacity for, companies that compete with Company, and in anticipation that the Company Related Parties, on the one hand, and the Consultant Related Parties, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company Related Parties hereunder, the provisions of this Section 4.2 are set forth to regulate, define and guide the conduct of certain affairs of the Company and its affiliates as they may involve the Consultant Related Parties. Except as Consultant may otherwise agree in writing after the date hereof, each Consultant Related Party will have the right: (a) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its affiliates), (b) to directly or indirectly do business with any client or customer of the Company or any of its affiliates, (c) to take any other action that such Consultant Related Party believes in good faith is necessary to or appropriate to fulfill its obligations owing to third parties, and (d) not to communicate or present potential transactions, matters or business opportunities to the Company or any of its affiliates, and to pursue, directly or indirectly, any such opportunity for itself or any persons or entities other than the Company and its affiliates, and to direct any such opportunity to another person or entity. No Consultant Related Party will have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in this Section 4.2, and the Company, on behalf of itself and its affiliates, hereby renounces and waives any right to require any Consultant Related Party to act in a manner inconsistent with the provisions of this Section 4.2. Except as provided in this Section 4.2, no Consultant Related Party will be liable to any Company Related Parties for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types authorized by this Section 4.2.

4.3       Indemnity. (A) The Company will indemnify, defend, exonerate and hold harmless the Consultant Related Parties from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs and expenses (including, without limitation reasonable attorneys’ fees, expenses and disbursements) incurred by the Consultant Related Parties or any of them, on or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) this Agreement, (ii) the Services or (iii) the enforcement or preservation of any rights or remedies under this Agreement (collectively, the “Indemnified Liabilities”); provided that the foregoing indemnification rights will not be available to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such Indemnified Liabilities arose on account of such Consultant Related Party’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(B) The Company shall reimburse any Consultant Related Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses), as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Consultant Related Party would be entitled to indemnification under the terms of Section 4.3(A), or any action or proceeding arising therefrom, whether or not such Consultant Related Party is a party thereto. The Company agrees that it will not, without the prior written consent of the Consultant Related Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Consultant Related Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Consultant Related Party from all liability, without future obligation or prohibition on the part of the Consultant Related Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Consultant Related Party.

(C) The rights of any Consultant Related Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Consultant Related Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that each Consultant Related Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party). The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Indemnified Liability, (ii) the Company shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to any Consultant Related Party in respect of any Indemnified Liabilities, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) to indemnify such Consultant Related Party and/or advance expenses to such Consultant Related Party in respect of any proceeding shall be secondary to the obligations of the Company hereunder, (iv) the Company shall be required to indemnify each Consultant Related Party and advance expenses to each Consultant Related Party hereunder to the fullest extent provided herein without regard to any rights such Consultant Related Party may have against any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or insurer of any such person or entity and (v) the Company (on behalf of itself and its insurers) irrevocably waives, relinquishes and releases any other person or entity with whom or which any Consultant Related Party may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company hereunder.

(D) In the event any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which any Consultant Related Party may be associated (including, without limitation, other Consultant Related Parties) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnified Liability to any other person or entity with whom or which such Consultant Related Party may be associated (including, without limitation, any other Consultant Related Party).

4.4       Costs of Collection. In any dispute involving monies owed to Consultant hereunder, the prevailing party shall be entitled to receive from the other party all costs of collection or defense (as the case may be), including reasonable attorneys’ fees and interest on unpaid amounts found to be owing, calculated at a rate of 12% per annum or the highest rate allowed by law, whichever is less.

4.5       Limitation on Damages. In no event shall (i) either party be liable to the other for special, punitive, consequential or other speculative damages of any nature including, without limitation, lost profits, even if a party has been informed of the possibility of such damages or (ii) Consultant be liable to Company in an amount greater than six hundred thousand dollars ($600,000). The foregoing limitation of liability shall not apply to the indemnification obligations of Company hereunder.

4.6       Non-disparagement. Consultant and Company each covenants and agrees that it shall not, directly or indirectly, during the longer of the Term and the period any affiliate of Consultant owns or holds any interest in the Company, and for one (1) year thereafter, make, publish or otherwise disseminate disparaging or derogatory statements or allegations, whether written, oral or otherwise, regarding the other party or its affiliates, or any officers, directors, managers, members, employees, products, services, policies or operations of the other party or its affiliates. The provisions of this Section 4.6 in no way restrict or prohibit a person from providing truthful testimony compelled pursuant to subpoena.

4.7       Additional Provisions. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors, assigns, heirs, and personal representatives. Consultant may not assign this Agreement or delegate its duties and obligations hereunder without the prior written consent of the Company, which consent may be withheld for any reason or no reason at Company's sole discretion. Any assignment in violation of this provision shall be void ab initio and of no force or effect. Company may assign this Agreement without the consent of Consultant. This Agreement may be modified, amended, or supplemented only by means of a written instrument signed by both parties. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

4.8       Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by Fedex or UPS, or via email transmission (with confirmation of receipt) to the email addresses set forth below, in each case to the attention of the person identified below:

If to Consultant:

WHP Global, LLC

530 Fifth Avenue

New York, NY 10036

Attention: Ephraim Zinkin

Email: ezinkin@whp-global.com

With a copy, which shall not constitute notice, to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, NY 10036

Attention: Brad D. Rose

Email: brose@pryorcashman.com

If to Company:

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

4.9       Arbitration. Except with respect to either party’s right to injunctive relief hereunder, the parties agree that any controversy, claim or dispute arising out of or relating to this Agreement (including the determination of the scope or applicability of this Agreement to arbitrate) shall be determined by confidential arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”); provided, however, that notwithstanding the JAMS Rules, the arbitrator shall not have the power to award injunctive or other equitable relief, and nothing herein shall preclude or prevent a party from pursuing, injunctive or other equitable relief in a New York state or federal court of competent jurisdiction. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law if the law of the State of Delaware is preempted.

4.10       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware irrespective of any conflict of laws principles.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as a binding agreement between the parties effective as of the date first written above.

IM TOPCO, LLC	WHP Global, LLC

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT I

License Agreement

This License Agreement (this “Agreement”) is made and entered into as of this __ day of May, 2022 (the “Effective Date”) by and between IM TOPCO, LLC, a Delaware limited liability company with its principal place of business at 530 Fifth Avenue, 25th Floor, New York, NY 10036 (“Licensor”) and Xcel-CT MFG, LLC, a Delaware limited liability company with its principal place of business at 1333 Broadway, 10th Floor, New York, NY 10018 (“Licensee”).

WHEREAS, on and subject to the terms and conditions herein, Licensor desires to grant to Licensee, and Licensee desires to receive from Licensor, a license to use the Marks on and in connection with design, manufacture, distribution, sale and promotion of Products in the Territory during the Term;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee (together, the “parties”) agree as follows:

1.	Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in Exhibit A of this Agreement.

2.	Corporate Guaranty. Licensee represents that it is a wholly-owned subsidiary of Xcel Brands, Inc. Simultaneously with its execution and delivery of this Agreement, and as a condition to the effectiveness of this Agreement, Licensee shall cause Xcel Brands, Inc. to sign and deliver to Licensor a Guaranty in the form annexed at Exhibit B hereto.

3.	Grant and Reservation of Rights.

A.	On and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the exclusive right (subject to the exceptions below) to use the Marks on and in connection with the design, manufacture, distribution, sale and promotion of Products, solely during the Term and solely for sales by Licensee through Permitted Trade Channels.

B.	All rights in the Intellectual Property not expressly granted herein to Licensee are reserved by Licensor. Licensor will not itself, or license others to, make wholesale sales of Products bearing the Marks or any derivatives thereof in the Territory during the Term of this Agreement. Notwithstanding the above and/or anything to the contrary in the Agreement, Licensor expressly reserves for itself the right to use and/or sublicense use of the Marks and any derivates thereof for (1) design, manufacture, distribution, sale and/or promotion in the Territory of Products for sale through Excluded Trade Channels; (2) general advertising and promotion of any goods and/or services offered under the Marks in the Territory; (3) design, manufacture, distribution, sale and/or promotion in the Territory of Products that at any time may be produced under a co-brand between Licensor (and/or any of Licensor’s licensees) and a particular retailer covering retail store locations of such retailer inside and outside the Territory; (4) design, manufacture, distribution, sale and/or promotion of Products under Licensor’s direct-to-retail agreement with TJX as of the date hereof (and/or entry into any successor license with a DTR licensee should such TJX license be amended, expire or terminate during the Term, provided that the grant of rights by Licensor to such successor licensee cannot include use of the Marks on or in connection with any Products other than any Products covered by the grant of rights by Licensor to TJX as of the date hereof); (5) design, manufacture, distribution, sale and/or promotion of Products under Licensor’s agreement with QVC as of the date hereof (and/or entry into any successor license with a an interactive/DTR licensee should such QVC license be amended, expire or terminate during the Term); and (6) any and all other purposes not expressly granted to Licensee on an exclusive basis under the Agreement. Additionally, notwithstanding anything to the contrary herein, Licensor shall not be in breach of this Agreement if and to the extent the grant of rights granted to Licensee under this Agreement on an exclusive basis is inconsistent with a grant of rights to a third-party under a pre-existing agreement acquired by Licensor from Licensee’s affiliate, IM Brands, LLC.

1

4.	Payments to Licensor.

A.	Royalties and Guaranteed Minimum Royalties. Licensee shall pay Royalties to Licensor; provided, however, Royalties paid by Licensee to Licensor with respect to each Contract Year shall total no less than the Guaranteed Minimum Royalties applicable to such Contract Year. For avoidance of doubt, Guaranteed Minimum Royalties shall not be cross-collateralized (i.e., no shortfalls or overages of payments in any Contract Year may be applied to any other Contract Year).

B.	Payment Timing.

(1)	Licensee shall pay Guaranteed Minimum Royalties on the following schedule: (a) such payments as applicable to Contract Year 1 shall be paid in three equal installments, with the first such installment due on the Effective Date, the second such installment due on or before July 1, 2022 and the third such installment due on or before October 1, 2022; and (b) such payments as applicable to each Contract Year after Contract Year 1 shall be paid in four (4) equal quarterly installments, with the first such installment due on January 1 of such Contract Year, the second such installment due on April 1 of such Contract Year, the third such installment due on July 1 of such Contract Year, and the fourth such installment due on October 1 of such Contract Year. If and when Licensee’s payments of actual Royalties for an applicable period should total the Guaranteed Minimum Royalties for such period, then Licensee need no longer make further payments of Guaranteed Minimum Royalties for such period.

(2)	Royalties arising from actual Net Sales in any calendar quarter shall be paid by Licensee to Licensor within thirty (30) days following the end of such calendar quarter, less the amount of any Guaranteed Minimum Royalties paid with respect to such elapsed calendar quarter.

(3)	In any instance where this Agreement requires that Licensee reimburse Licensor for any cost or expense then, unless the applicable provision expressly provides otherwise, Licensee shall make such reimbursement payment to Licensor within thirty (30) days following receipt of invoice from Licensor.

C.	Taxes. All payments made by Licensee to Licensor under this Agreement shall be made without withholding or deduction of any tax under applicable laws of the Territory unless Licensee is required by law to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by Licensee in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after implementing such deduction or withholding, Licensor receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which Licensor would have received and so retained had no such deduction or withholding been made or required to be made, and Licensee shall furnish Licensor with an official receipt (together with a certified translation thereof into English, when applicable) promptly after each such payment of any such taxes. In the event that any such taxes are not paid when due, all resulting penalties and interest related thereto shall be borne by Licensee. In the event that, following the making of any increased payment by Licensee under this Agreement resulting from a requirement for Licensee to make any deduction or withholding under law, Licensor receives a tax refund and/or tax credit which directly arises from such deduction or withholding then Licensor shall reimburse or credit Licensee such amount so as to leave Licensor, after such reimbursement, in the same position as Licensor would have been had there been no deduction or withholding. All sales, use, value added, local privilege, excise taxes, tariffs, duties or other charges of any kind, character or description which may be levied or imposed upon any of the Licensed Products or on any aspect of performance of this Agreement, shall be Licensee’s responsibility, except Licensor shall be responsible for the actual taxes on Licensor’s net income to the extent arising from sums paid by Licensee to Licensor under this Agreement.

2

D.	Currency. All payments made by Licensee to Licensor under this Agreement shall be made in United States Dollars. Any payments calculated by reference to Net Sales (and/or otherwise) in a currency other than United States Dollars shall be computed on the basis of the average conversion rate of the applicable currency into United States Dollars, as quoted in the Wall Street Journal online, during each applicable calendar quarter.

E.	Payments by Wire. Licensee shall be solely responsible for any of its costs and/or fees associated with making any and all payments to Licensor as required under this Agreement, including, without limitation, wire transfer fees. All payments made by Licensee to Licensor under this Agreement shall be made by wire transfers of immediately available cash, to the wire coordinates of Licensor to be designated by Licensor in writing.

F.	Acceptance Not A Waiver. Acceptance of any payment(s) by Licensor shall not be deemed a waiver by Licensor of any of its rights, remedies and/or defenses under this Agreement with respect to such payment(s) and/or otherwise.

G.	No Offsets. Except to the extent expressly provided for herein, Licensee shall not be permitted to offset from payments due by Licensee to Licensor any sums allegedly or actually due by Licensor to Licensee.

H.	Payment Defaults. If Licensee fails to timely make any payment to Licensor in full and such payment failure remains unpaid after five (5) business days following the original payment due date then, without limitation of Licensor’s rights and remedies (including without limitation any termination right) with respect to such payment default, (i) Licensee shall pay Licensor interest on the unpaid balance at a rate equal to the lesser of one percent (1%) per month or the maximum rate of interest allowed by law; and (ii) Licensee shall reimburse Licensor for all of Licensor’s costs of collection, including without limitation Licensor’s reasonable attorneys’ fees.

5.	Term.

A.	Initial Term. The term of this Agreement (the “Term”) means the Initial Term together with any Renewal Term if this Agreement is renewed in accordance with the terms and conditions herein.

B.	Renewal Term. Licensee shall have the right to renew the Term for a Renewal Term; provided that, in order to exercise such renewal right: (a) Licensee must deliver written notice of its intent to renew no later than ten (10) months prior to expiration of the Initial Term (a “Notice of Renewal”); (b) at the time Licensee delivers any such Notice of Renewal, Licensee’s actual Net Sales for the penultimate Contract Year of the Initial Term (i.e., Contract Year 5) must have equaled or exceeded the Renewal Sales Threshold; and (c) at the time any such Notice of Renewal is delivered, Licensee must not have been in material breach of this Agreement.

3

6.	Design.

A.	Costs and Expenses. Licensee shall be solely responsible for all costs and expenses relating to its design of Licensed Products.

B.	Approval Stages. Licensee shall not manufacture any Licensed Products without having first obtained Licensor’s approvals at each of the following stages (“Approval Stages”): (a) CADs; and (b) salesman samples. Licensor shall not be permitted to proceed from any one such stage to the next such stage with respect to any product absent having first received Licensor’s approval at the earlier such stage. All of Licensee’s manufacturing activities following any approval stage in which Licensee received approval to proceed must strictly conform to the applicable CAD and salesman sample which was so approved.

C.	Minimum Seasonal Collections. Licensee shall design, manufacture and sell no fewer than two (2) seasonal collections of Licensed Products per Contract Year.

D.	Tech Packs. Within thirty (30) days following the end of each Contract Year, and within ten (10) business days following the end of the Term, Licensee shall deliver to Licensor electronic copies of any and all tech-packs developed and/or used by Licensee and/or any approved sublicensee in connection with design and manufacture of Licensed Products (inclusive of all technical specifications).

7.	Manufacture.

A.	Costs and Expenses. Licensee shall be solely responsible for all costs and expenses relating to its manufacture of Licensed Products.

B.	Manufacturers. Licensee shall not make use of any Manufacturer without Licensor’s prior written approval and, to position Licensor to make such determination, Licensee shall provide Licensor with the name and address of each proposed Manufacturer, together with any other information which Licensor may request concerning the Manufacturer. In the event Licensor approves a particular Manufacturer, Licensee shall not use such Manufacturer in connection with its performance under this Agreement unless and until such Manufacturer has entered into a written agreement with Licensee in form and substance subject to Licensor’s prior written approval, and Licensee shall deliver to Licensor a copy of such agreement if and when signed by Licensee and the Manufacturer. Licensee shall be liable for any and all acts or omissions of its Manufacturers, and any act or omission by a Manufacturer which would constitute a breach of this Agreement if the act or omission was by Licensee shall be deemed a breach of this Agreement by Licensee. Licensee at its own cost and expense shall monitor the performance of all Manufacturers on an ongoing basis. Licensee shall immediately terminate use of any Manufacturer that commits any act or omission which would constitute a breach of this Agreement by Licensee.

C.	Packaging. The form of all hangtags, labels and packaging material used by Licensee in connection with Licensed Products (all the foregoing, collectively, “Packaging Materials”) shall be subject to Licensor’s prior written approval, and Licensee shall not make use of any such Packaging Materials absent such approval.

4

D.	Licensee Cooperation. Licensee acknowledges that (1) Licensor has other licensees of the Marks (e.g., for use on different products and/or for use outside the Territory, etc.); and (2) Licensor’s goal is to have its multiple licensees produce products which are reasonably consistent and cohesive (e.g., in terms of theme, style, design, coloration, fabric, trim, identification, etc.), and which cause the consumer to perceive that such products (although coming from different manufacturers and licensees) emanate from a single source. Licensee acknowledges the value of this perception by both retailers and consumers and the benefit of this perception both to Licensee and to all other licensees of the Mark and, therefore, agrees to make commercially reasonable efforts to participate and comply with respect to any requests which Licensor may make regarding (1) sharing of information regarding fabrication and other resources; (2) joint purchasing of fabric and other materials where price discounts, fabric or color consistency or other significant advantages are available from joint purchasing; (3) sharing of design concepts, and marketing ideas, concepts and materials; and (4) other aspects of the production and sale of Licensed Products where cooperation may be materially helpful to other licensees.

8.	Distribution and Sales.

A.	Efforts. Licensee shall use commercially reasonable efforts to market, promote, and sell the Licensed Products throughout the entire Territory throughout the Term.

B.	Authorized Customers. Notwithstanding anything to the contrary in this Agreement, Licensee shall not sell Licensed Products to any person or entity, except to the following, on and subject to the terms and conditions of this Agreement: (1) Authorized Retailers in the Territory, (2) Excluded Trade Channel Operators. and/or (3) the WHP E-Com Operator.

C.	Minimum Net Sales. Licensee further agrees that its Net Sales for each Contract Year shall total no less than the Minimum Net Sales applicable to such Contract Year.

D.	Sales to Authorized Retailers.

(1)	Notwithstanding anything to the contrary in this Agreement, Licensee shall not sell Licensed Products to any Authorized Retailer (a) unless Licensee believes in good-faith that such Authorized Retailer has a reputation and standing as a high-quality store selling Products consistent with the high quality of the Licensed Products and the reputation, image and prestige of the Marks; (b) if Licensee has or should have reason to believe that the Authorized Retailer intends to sell, ship or otherwise divert such Licensed Products outside the Territory; and/or (c) if Licensee has or should have reason to believe that the Authorized Retailer intends to sell or ship such Licensed Products to a distributor and/or wholesale account in the Territory where such distributor and/or wholesale account is not itself an Authorized Retailer.

(2)	Additionally, if Licensor in its good-faith judgment should ever determine that a particular account constituting an Authorized Retailer for any reason has failed to acquire and/or maintain a reputation and standing as a high-quality store selling Products consistent with the reputation, image and prestige of the Marks, then Licensor shall have the right to remove such account from the definition of Authorized Retailer with such removal effective upon sixty (60) days notice to Licensee; provided, however, that Licensee shall have the right to fulfill any orders already received in writing from such account as of the removal date, with any such sales constituting Net Sales for purposes of this Agreement. The removal of any account from the list of Authorized Retailers shall not result in any reduction of any minimum payment obligations and/or minimum renewal thresholds under this Agreement.

5

(3)	Licensee shall have sole discretion to set its wholesale pricing to Authorized Retailers; provided, however, such pricing shall be consistent with the prestige of the Marks and high-quality products associated therewith.

(4)	If in any Contract Year Licensee’s sales of Licensed Products to Off-Price Retailers should total between forty percent (40%) and sixty percent (60%) of Licensee’s total Net Sales in such Contract Year, then (a) Licensee’s sales of Licensed Products to Off-Price Retailers, to the extent above such forty percent (40%) threshold, shall be subject to a royalty rate of five percent (5%) of Net Sales instead of four percent (4%) of Net Sales. In no event shall Licensee’s sales of Licensed Products to Off-Price Retailers in any Contract Year exceed sixty percent (60%) of total Net Sales in such Contract Year without prior written approval from Licensor; provided that should Licensee make such a request due to a good-faith need arising despite Licensee’s commercially reasonable efforts to sell Licensed Products to full-price retailers, then the parties agree to negotiate such approval request in good faith, including as it relates to any terms and conditions such as increased royalty rates that would be applicable to such excess sales in the event of Licensor’s written approval.

(5)	Licensee shall promptly disclose in writing to Licensor the identity of any Authorized Retailer with which Licensee has any form of direct or indirect ownership, voting right, control and/or other affiliation. For purposes of calculating Net Sales under this Agreement, any sales by Licensee to any such affiliated Authorized Retailer shall be deemed to have been made at the highest price invoiced by Licensee to any non-affiliated customer for the Licensed Products at issue.

E.	Sales to Excluded Trade Channel Operators.

(1)	If and as Licensor may request, Licensee shall use commercially reasonable efforts to supply Licensor and/or Excluded Trade Channel Operators with the following as it relates to Licensed Products: (i) initial concept/themes, (ii) product development calendars, (iii) line sheets, and (vi) wholesale and retail pricing lists.

(2)	Excluded Trade Channel Operators shall have the right to purchase full sample lines of Licensed Products from Licensee, to be delivered at or about the same time Licensee delivers such sample lines to its sales representatives, at a price equal to Licensee’s actual cost for such sample line.

(3)	Notwithstanding anything to the contrary herein, subject to Licensor’s prior written approval on a case-by-case basis, Excluded Trade Channel Operators shall have the right to purchase Licensed Products from Licensee for sale through Excluded Trade Channels on net thirty (30) terms (subject to reasonable credit approval) and at the following pricing (and in all other respects consistent with most favorable terms and practices offered by Licensee to its best customers):

(i)	for Licensed Products also sold by Licensee to Authorized Retailers: (a) where delivered by or on behalf of Licensee to an Excluded Trade Channel Operator on an FOB basis: 15% above FOB cost; or (b) where such product has already landed in the USA and is then sold to an Excluded Trade Channel Operator: 15% above LDP (provided, in each case, that Licensor and Licensee shall review such terms each year in good faith and make adjustments to the extent that such Excluded Trade Channel Operators require additional services or if such business is not profitable to Licensee); and/or

6

(ii)	for Licensed Products that are special makeup products without standard wholesale pricing: (a) where delivered by or on behalf of Licensee to an Excluded Trade Channel Operator on an FOB basis: Thirty Percent (30%) above FOB cost; or (b) where such product has already landed in the USA and is then sold to an Excluded Trade Channel Operator: Thirty Percent (30%) above LDP cost. In the event an Excluded Trade Channel Operator wishes to purchase such special makeup products, such purchases must meet commercially reasonable minimum order quantities as reasonably established by Licensee’s suppliers (provided further that such minimums may be satisfied by “tagging onto” other third-party orders).

(4)	Notwithstanding anything to the contrary in this Agreement, any sales by Licensee to Excluded Trade Channel Operators in accordance with this Agreement shall be excluded from the definition of Net Sales and, as such, such sales (a) shall not be subject to payments of Royalties, (b) shall not count towards satisfaction of Minimum Net Sales, Guaranteed Minimum Royalties and/or any Renewal Sales Threshold.

(5)	Licensor shall not be responsible for the contractual and/or other commitments of any Excluded Trade Channel Operators.

F.            Sales Through a Branded E-Com Site.

(1)	General Framework. The WHP E-Com Operator shall have the right to offer Licensed Products for sale through a Branded E-Com Site. The WHP E-Com Operator shall make good-faith efforts to purchase such Products from Licensee; provided, however, the WHP E-Com Operator shall not be required to purchase such Products from Licensee if Licensee is unable to satisfy the WHP E-Com Operator’s desired price points, quality standards, timelines, order volumes and/or other reasonable requirements.

As between the parties, the WHP E-Com Operator shall be responsible for, and bear all associated costs relating to, the development, operation and maintenance of the Branded E-Com Site, including with respect to:

(a)	staffing an internal team to oversee operations;
(b)	lifestyle imagery creation;
(c)	social media feed management;
(d)	customer service call center (outsourced);
(e)	managing a customer loyalty program;
(f)	email and/or sms blasts to a customer base;
(g)	develop and operate the Shopify platform;
(h)	maintain order management system;
(i)	data analytics;
(j)	track sales reports; and
(k)	system oversight.

7

As between the parties, Licensee shall be responsible for, and bear all associated costs relating to:

(a)	design and manufacture of Licensed Products;
(b)	providing product imagery consistent with what would be provided for drop-ship accounts;
(c)	providing copy for item description and information;
(d)	warehousing, storage and associated inventory risk (provided that such inventory shall be managed at Licensee’s good-faith discretion and shall be omni-inventory available to sell for other drop-ship customers);
(e)	storage and handling fees;
(f)	pick & pack;
(g)	fulfillment of orders;
(h)	shipping to customers (and paying for the shipping);*
(i)	processing returns; and
(j)	logistics and any technology integration costs on Licensee’s platforms that may be required among Licensee’s internal ERP, the e-commerce platform and any third-party shipping facility consistent with Licensee’s set-up for other drop-ship customers (for the avoidance of doubt, Licensee shall not be responsible for any costs incurred on the technology utilized by the WHP E-Commerce Operator).

*	During the sixty (60) day period following the end of Contract Year 1, the parties will give good faith consideration to whether or not the Revenue Allocations result in a disproportionately unprofitable structure for Licensee as compared to the WHP E-Com Operator (reviewed on a cash-flow basis giving consideration to the WHP E-Com Operator’s build-out of the Branded E-Com Site, relevant operating expenses, etc.) and, in the event of any material disproportionality, the parties will discuss potential amendment of the parties’ shipping cost arrangement/allocation in good-faith, with any such amendment subject to written agreement of the parties.

(2)	Product Offerings. At all times throughout the Term (and any Sell-off Period), Licensee shall make available to the WHP E-Com Operator a collection of Licensed Products comprised of all styles and skus offered by Licensee to drop-ship customers, except for Licensed Products which Licensee may sell to a particular account on an exclusive basis (but no more than 10% of Licensee’s entire seasonal collection may fall within such exclusivity exception). Subject to any recommendations which Licensee may wish to provide to the WHP E-Com Operator (which the WHP E-Com Operator shall consider in its good-faith discretion), the WHP E-Com Operator at any time shall have the right to select any or all skus of Licensed Products from such offerings for sale on a Branded E-Com Site.

(3)	Reasonable Reserves. Licensee shall set aside reasonable reserves of core and replenishment products in amounts reasonably necessary to satisfy the WHP E-Com Operator’s projected sales volumes through a Branded E-Com Site, on an ongoing rolling basis of projected operations. Projections shall be determined by the parties collaboratively, using Licensee’s planning teams to formulate reasonable projections based on relevant variables such as sales trends and projected growth plans. Licensee shall work with the WHP E-Com Operator to integrate and implement a system designed to provide the parties with just-in-time inventory updates.

(4)	Product Imagery and Descriptions. The WHP E-Com Operator shall be responsible, at its own expense, for creating any lifestyle product imagery depicting Licensed Products for display on the Branded E-Com Site. Licensee shall deliver (or at its own expense retain a third-party studio to deliver) to the WHP E-Com Operator product imagery, information and descriptions of such Licensed Products in forms designed for the WHP E-Com Operator to display on the Branded E-Com Site. Licensee’s delivery of such imagery, information and descriptions shall be of a quality consistent with that which Licensee provides to its department store customers for use on such customers’ authorized websites. The WHP E-Com Operator shall have the right to independently modify any such product imagery, information and/or descriptions, provided that Licensee shall not be responsible for any such modifications and Licensor shall indemnify Licensee for any such modifications pursuant to this Agreement.

8

(5)	Third-Party Promo Product. From time to time, Licensor may desire to include in shipments of Licensed Products ordered through the Branded E-Com Site a promotional product sold under a Mark by a third-party licensee (e.g., a fragrance sampler). In any such case, Licensor shall be responsible for coordinating delivery of such third-party product to Licensee’s warehouse (or other applicable location designated by Licensee), and Licensee shall include the product in any orders shipped by Licensee and shall charge Licensor the actual value-added service (VAS) cost (if any) charged by Licensee’s warehouse for such service.

(6)	Pricing. The WHP E-Com Operator shall consult in good faith with Licensee regarding the pricing of Licensed Products offered by the WHP E-Com Operator through a Branded E-Com Site, with pricing consistent to the pricing and promotional strategies of Licensed Products being sold on ecommerce sites of department stores forming part of Licensee’s otherwise permitted distribution channels.

(7)	Title. Licensee shall drop-ship Licensed Products to the WHP E-Com Operator’s customers that purchased such products and, each time that Licensee drop-ships, title to such product shall be deemed transferred from Licensee to the WHP E-Com Operator at the moment of shipment so as to position the WHP E-Com Operator as the lawful seller of such product to the WHP E-Com Operator’s customer.

(8)	Service Levels. Licensee shall service the WHP E-Com Operator’s orders with the same levels of priority than Licensee services its other best customers. Licensee shall make commercially reasonable efforts to ship orders to the WHP E-Com Operator’s customers within thirty-six (36) hours of its electronic receipt of an order.

(9)	Returns. Licensor shall be responsible for processing returns due to damage through its outside vendor; provided, however, if a customer returns a damaged product that was damaged when shipped to such customer (such determination to be made by Licensee in its commercially reasonably discretion consistent with generally accepted industry standards), then Licensee at its own expense shall ship to the customer an equivalent replacement.

(10)	Compensation.

A.	For purposes hereof, the following terms shall have the following meanings:

i.	“Licensee’s LDP Cost” means amounts paid by Licensee for Licensee’s factory charge for manufacture of the applicable Licensed Products plus amounts for shipping from such factory to port, and duty, as applicable;

9

ii.	“E-Com Sale Payments” means payments made by the WHP E-Com Operator’s customer to the WHP E-Com Operator for the applicable Licensed Products sold (excluding any amounts paid for taxes, shipping and/or insurance);

iii.	“Revenue Share Amounts” means E-Com Sale Payments minus associated Licensee’s LDP Cost;

iv.	“E-Com Shipping Payments” means any payments made by the WHP E-Com Operator’s customer to the WHP E-Com Operator for shipping costs of Licensed Products (provided that the WHP E-Com Operator shall have the right to offer its customers free shipping subject to Licensee’s prior approval, not to be unreasonably withheld, conditioned or delayed with deference to market norms);

v.	“Total Sale Price” means the sum of E-Com Sale Payments and E-Com Shipping Payments; and

vi.	“Digital Marketing Amounts” means seven and one-half percent (7.5%) of E-Com Sale Payments.

B.	Each calendar month, the parties shall report, allocate, distribute and/or otherwise reconcile revenues from the WHP E-Com Operator’s sales of Licensed Products sold through the Branded E-Com Site so as to conform to the following revenue allocations:

i.	Licensee shall be entitled to Licensee’s LDP Cost;

ii.	Each party shall be entitled to fifty percent (50%) of Revenue Share Amounts;

iii.	Licensee shall be entitled to one hundred percent (100%) of E-Com Shipping Payments; and

iv.	Licensee shall pay to Licensor amounts equal to Digital Marketing Amounts.

C.	Notwithstanding anything to the contrary above, any payments made to Licensee for a product that was returned shall be refunded to the WHP E-Com Operator and, without limiting the foregoing, the WHP E-Com Operator shall have the right to offset payments due to Licensee by any such amounts for which the WHP E-Com Operator is entitled to refund.

(11)	Excluded Sales. Notwithstanding anything to the contrary in this Agreement, Licensee’s sales to the WHP E-Com Operator for fulfillment of sales through a Branded E-Com Site shall be excluded from the definition of Net Sales and, as such, such sales (a) shall not be subject to payments of Royalties, and (b) shall not count towards satisfaction of Minimum Net Sales, Guaranteed Minimum Royalties and/or any Renewal Sales Threshold.

(12)	Reporting. If and as Licensee may reasonably request, Licensor shall provide Licensee with data (concerning visitors, conversion rates, sales and margin) concerning sale of Licensed Products over the Branded E-Com Site.

G.	Unauthorized Sales. If Licensee at any time should sell any Licensed Products to any unauthorized customer then, without limitation of any and all rights and remedies which Licensor may have arising from such breach, Licensee shall pay to Licensor, as liquidated damages, and not as a penalty, fifty percent (50%) of the total sale price of such unauthorized sales, and such liquidated damages shall not be applied towards satisfaction of any minimum thresholds and/or minimum payments under this Agreement. The parties hereby agree that this liquidated damage provision is reasonable in light of the anticipated or actual harm caused by a breach of this paragraph, the difficulties of proof of loss and the inconvenience or infeasibility of otherwise obtaining an adequate remedy.

10

9.	Promotion.

A.	Marketing. Licensee at its own expense and in its reasonable good-faith discretion shall be responsible for engaging in advertising initiatives specifically designed to promote Licensed Products in the Territory (e.g., point of purchase signage, in store events or promotions, direct to retailer advertising, cooperative advertising, digital, social media and/or direct mail advertising, loyalty programs, trade or product advertising, etc.) throughout the Term, and with any creative assets utilized in such initiatives (and/or other materials bearing the Marks) subject to Licensor’s prior written approval.

B.	Licensor Marketing Assets. Notwithstanding anything to the contrary in this Agreement, Licensor at any time shall have the right to undertake its own efforts to market, advertise and/or promote Licensed Products within the Territory, including, for example, celebrity endorsements, national consumer advertising, social media promotions (Instagram, Facebook, etc.), marketing personnel, event promotions, y photoshoots, banners and strategic brand positioning and marketing direction (“Licensor Marketing Assets”). In any instance where Licensor provides Licensor Marketing Assets to Licensee, Licensee may deploy such Licensor Marketing Assets throughout the Territory at Licensee’s expense and sole discretion.

C.	Marketing Materials. Licensee shall not make use of any form of materials advertising, marketing and/or promoting Licensed Products and/or otherwise incorporating any Intellectual Property (any or all such materials, collectively, “Marketing Materials”) without first having received Licensor’s prior written approval at each of the following stages: (1) proposed concept for the particular Marketing Materials; (2) proposed copy for the particular Marketing Materials; and (3) final artwork for such Marketing Materials. Notwithstanding the foregoing, prior written approval by Licensor of images and creative direction for a particular marketing campaign shall constitute ongoing approval for the duration of such campaign, and, unless required by a third-party agreement (e.g. concerning the name, image and/or likeness rights of a celebrity endorser), Licensee shall not be required to seek approval for each use of such images or immaterial variations thereof.

D.	Showroom. At Licensee’s sole cost and expense Licensee shall maintain an area of a high-quality showroom with such area exclusively designated to display of Licensed Products. The location, build-out and décor of such dedicated area and showroom shall be subject to Licensor’s prior written approval, which approval shall not be unreasonably withheld. Licensor acknowledges and agrees that Licensee has flexible showroom space and that the Licensed Products shall not be shown in such showroom on a permanent basis, but rather during market periods and other times during the Term at Licensee’s discretion consistent with the manner in which Licensee showcases its other top brands.

E.	Sample Lines. At the same time Licensee provides sample lines to its sales representatives, Licensee shall provide Licensor (free of charge) with one (1) full sample line of each Licensed Product for use in connection with fashion shows (including runway shows and ready-to-wear presentations), showroom displays, promotional photoshoots and/or other promotional efforts to be conducted by Licensor and/or Excluded Trade Channel Operators. To the extent such promotional activities occur prior to production, Licensee shall make commercially reasonable efforts to provide Licensor with prototypes and/or pre-production samples for such purpose. Licensor shall not be required to return any such samples delivered to it under this Agreement.

11

F.	Product Contribution. Separate and apart from samples that Licensee is required to provide Licensor pursuant to any other provisions of this Agreement, each Contract Year, Licensor shall have the right to order from Licensee and Licensee shall deliver to Licensor, free of charge, Licensed Products in amounts (at wholesale) totaling Five Thousand Dollars ($5,000), which Licensor may use in its discretion for purposes of promoting and/or marketing the Marks and/or Licensed Products (“Product Contribution Products”). The assortment of Product Contribution Products shall be at Licensor’s discretion. On a seasonal basis Licensee shall schedule an appointment with Licensor (“Licensor Market Appointment”) to solicit Licensor’s potential orders of Product Contribution Products, provided that such products may only be ordered for items which (i) Licensee actually orders from its suppliers, and (ii) where Licensee takes an inventory position in such items. For any Product Contribution Products so ordered by Licensor, Licensee shall ship such product to Licensor when available at Licensee’s warehouse. Licensor may additionally choose to order Product Contribution Products at any other time Licensor desires; provided that any such other orders placed outside the scope of Licensor Market Appointments shall be ordered from Licensee’s then available available-to-sell inventory, and shall be shipped by Licensee to Licensor as soon as reasonably possible, but in no event later than the time at which Licensee ships product to Authorized Retailers in the normal course. If Licensor does not request its allotted quantity of product with respect to any particular Contract Year then the unallotted portions for such Contract Year shall carry forward to subsequent Contract Year(s).

G.	No Promotional Uses. Licensee shall not use the Marks and/or Licensed Products in connection with any giveaway, tie-in, charitable donation and/or gift-with-purchase program absent Licensor’s prior written approval.

H.	No Third-Party Endorsements. Licensee shall not enter into any endorsement, sponsorship and/or other like agreement with any person or entity as it relates to the Marks and/or Licensed Products absent Licensor’s prior written approval.

I.	Press Releases. Licensee shall not publish any form of press release regarding this Agreement absent Licensor’s prior written approval.

10.	Quality Control.

A.	High Quality. Licensee represents and warrants that all Licensed Products shall (1) be of high quality and free of defects in design, material and workmanship; (2) be suitable for their intended purpose, (3) not be injurious, poisonous, or deleterious; (4) be safe to consumers; (5) have been manufactured in compliance with all applicable approval procedures set forth herein; (6) conform in all respects to designs and samples approved by Licensor in accordance with this approval processes in this Agreement; (7) conform at all times to all applicable laws, rules and/or regulations; and (8) not injure the reputation and goodwill associated with Marks.

12

B.	Seconds. Licensee shall not distribute or sell any damaged, imperfect, flawed, substandard quality or defective goods under any Mark without Licensor’s prior written approval (to be granted or withheld in Licensor’s sole discretion on case-by-case basis) and, in any such case, shall do so strictly on and subject to the terms and conditions upon which Licensor grants such approval. In the absence of any such approval, Licensee shall destroy such products, or distribute such products only after having removed any and all references to any Marks used on or in connection with such product in a manner which causes no reputational and/or other harm to Licensor and/or the Marks.

C.	Compliance with Laws and Social Compliance Standards. Licensee represents and warrants that all Licensed Products shall be designed, manufactured, distributed, sold and promoted in compliance with (1) all applicable laws, rules and regulations, including without limitation all customs requirements and country of origin regulations, all laws and regulations relating to health and safety, all flammability-related laws and regulations, all environmental laws, all employment and anti-discrimination laws, and all laws and regulations relating to consumer disclosures, such as truth-in-advertising and fiber content labeling laws; and (2) industry standard social compliance standards (e.g., no child labor; no prison labor; safe and healthy workplaces; no animal testing; etc.). Licensee shall promptly inform Licensor in writing of any complaint by any consumer, governmental or other regulatory or self-regulatory body relevant to the Licensed Products, and the status and resolution thereof. Licensee shall act expeditiously to resolve any such complaint at its sole cost and expense.

D.	Inspections. At any time Licensor may request, Licensee shall permit Licensor (and/or any of Licensor’s representatives) to inspect any of Licensee’s offices, showrooms, warehouses and/or other facilities which are in any way involved in design, manufacture, storage, distribution, sale and/or promotion of Licensed Products, and Licensee shall cause its Manufacturers to permit Licensor (and/or any of Licensor’s representatives) to inspect any factories and/or facilities used by such Manufacturers in connection with manufacture of Licensed Products (and/or any labeling, packaging and/or other materials using any Intellectual Property). If any such inspection(s) reveals any material breach of this Agreement then Licensee shall pay or reimburse Licensor for the full cost(s) and expense(s) of such inspection(s).

E.	Testing. Licensee at its own expense shall periodically test, and at any time Licensor has cause to require such a test Licensee shall test, all Licensed Products using independent certified laboratories to determine fiber content, physical properties and otherwise to assess compliance with applicable laws and regulations, and shall provide Licensor with copies of all test results upon Licensee’s receipt of same.

F.	Security Programs. Licensee shall maintain a strict, accurate and current inventory of all hangtags, labels and other like matter to preclude diversion. Licensee shall implement any security label program that Licensor may implement to protect the Marks and to help identify and/or prevent diverted and/or counterfeit product.

11.	Approvals. Except if and to the extent a different approval procedure is expressly provided for under this Agreement with respect to a particular matter, the following provisions shall govern approvals by Licensor under this Agreement:

A.	Approvals may be granted or withheld by Licensor in its reasonable and good-faith discretion. If Licensor fails to approve a style or artwork, Licensor shall give Licensee constructive feedback so that Licensee can revise such style or artwork for approval;

13

B.	Licensor’s failure to respond to any approval request within four (4) business days following the date of the request shall be deemed a denial of such request; provided, however, if Licensee then follows up on such request with a second request then Licensor’s failure to respond to such second approval request within three (3) business days following the date of such second request shall be deemed an approval of such request; and

C.	Licensor shall have the right to revoke any approval by delivering written notice of same to Licensee; provided, however, if revocation of an approval request would cause Licensee material prejudice based upon Licensee’s good-faith reliance upon the previously granted approval then, unless the revocation is motivated by a legal, health and/or safety concern (or other reason that may adversely impact the image, reputation and/or prestige of the Marks), Licensor in its good-faith discretion shall give Licensee reasonable wind-down rights as applicable to the subject matter at issue.

12.	Reports and Plans.

A.	Monthly Reports. Within twenty (20) days after the end of each calendar month of the Term (and or any Sell-Off Period), Licensee shall deliver to Licensor a report setting forth Licensor’s then good-faith estimate of total Gross Sales for such elapsed calendar month.

B.	Quarterly Reports. Within twenty (20) days after the end of each calendar quarter of the Term (and of any Sell-Off Period), Licensee shall deliver to Licensor statements detailing Gross Sales, Permitted Deductions, Net Sales (including a reconciliation of the calculation from Gross Sales to Net Sales), and sales to Excluded Trade Channel Operators, and identifying the “top-15” best-selling Licensed Products for such elapsed calendar quarter.

C.	Annual Reports. Within thirty (30) days after the end of each calendar year of the Term (and/or of any Sell-Off Period), Licensee shall deliver to Licensor (1) statements detailing Gross Sales, Permitted Deductions, Net Sales and sales to Excluded Trade Channel Operators for such elapsed calendar year; and (2) a schedule of all of Licensee’s then-existing inventory of Licensed Products.

D.	Sales and Marketing Plans. Prior to the commencement of each Contract Year of the Term (and within thirty (30) days following the Effective Date for the first Contract Year), Licensee shall deliver to Licensor sales and marketing plans covering Licensee’s sales and marketing plans for the then-next Contract Year.

E.	Audited Financials. Within forty-five (45) days following issuance of Licensee’s audited financial statements each Contract Year of the Term, Licensee shall deliver a copy of such financial statements to Licensor.

F.	Form of Reports. All statements and reports delivered by Licensee pursuant to this Agreement shall (1) be signed and certified by Licensee’s Chief Financial Officer as accurate; (2) be delivered by Licensee in electronic and/or other formats requested by Licensor; (3) be in form reasonably requested by Licensor (and broken down into categories and/or other form of information and/or detail as Licensor may request); and (4) be supplemented with any additional information or material as Licensor at any time may request relating to Licensee’s performance hereunder.

14

G.	Licensee Summits. If Licensor in its discretion should choose to organize a “licensee summit” for its various licensees of the Marks to attend then, provided that such summit takes place in New York, NY, Licensee shall send its appropriate staff as determined at Licensee’s sole discretion to attend such summit at Licensee’s own cost and expense.

13.	Intellectual Property.

A.	Prior Approval. Licensee shall not make use of any Mark in any manner absent Licensor’s prior approval in accordance with the terms and conditions of this Agreement.

B.	Ownership.

(1)	Marks. Licensor owns all rights to the Marks. Licensee acknowledges and agrees that the Marks are valid, protectible, inherently distinctive, strong and famous. All use of the Marks by, for and/or under the authority of Licensee shall inure to the benefit of Licensor.

(2)	Other Intellectual Property. As between the parties, except for Licensee I.P. (as hereinafter defined), Licensor shall own any and all forms of intellectual property (including without limitation trademark rights, trade dress rights, copyright rights, inventorship rights and patent rights) used by, for and/or under the authority of Licensee on or in connection with design, manufacture, distribution, sale and/or promotion of Licensed Products. Licensee hereby assigns to Licensor (and/or immediately upon creation shall assign to Licensor, and shall be deemed to have done so automatically) any and all such rights. All use of any such trademark and/or trade dress rights by, for and/or under the authority of Licensee shall inure to the benefit of Licensor.

(3)	Creation. To the extent that any of Licensee’s employees or contractors create any intellectual property used on or in connection with design, manufacture, distribution, sale and/or promotion of Licensed Products, Licensee shall ensure that such employees and/or contractors do so having a prior written agreement in place vesting ownership of all such intellectual property rights in and to Licensor (or to Licensee, subject to Licensee’s immediate and automatic assignment of such rights to Licensor in accordance with the ownership rights provided for herein).

(4)	Licensee I.P. For purposes of this Agreement, “Licensee I.P.” means intellectual property created by Licensee in connection with Licensee’s performance under this Agreement where such intellectual property satisfies all the following requirements: (1) it was not created at the request of Licensor; (2) it does not incorporate or reference any Marks or other intellectual property owned by Licensor; (3) it is not utilized by Licensee exclusively for Licensed Products; and (4) it has not become exclusively associated with the Marks. As between the parties, Licensee shall own Licensee I.P.; provided, however, Licensee hereby grants (and/or upon creation shall grant) to Licensor the perpetual royalty-free right to use and/or sublicense use of such Licensee I.P. on and in connection with design, manufacture, distribution, sale and/or promotion of any goods or services bearing the Marks.

C.	Registration. Licensor in its sole discretion shall apply for and/or maintain any trademark, copyright and/or other forms of applications and/or registrations covering Intellectual Property. Licensee shall not directly or indirectly file for registration of any Intellectual Property and/or of any derivatives, imitations, translations and/or transliterations of any Intellectual Property and/or of any intellectual property substantially and/or confusingly similar to any Intellectual Property, without Licensor’s prior written consent. If Licensee should do so without such prior written consent then, in addition to constituting a material breach of this Agreement, Licensee shall be deemed to have acted as an agent for the benefit of Licensor, Licensee shall execute, for no consideration, any and all documents requested by Licensor to assign all right, title and interest in and to such intellectual property to Licensor and, should Licensee fail to do so within three (3) business days following request, then Licensee hereby appoints Licensor as its attorney in fact and grants Licensor the power of attorney to execute the same in the name of Licensee.

15

D.	No Challenges. Licensee at no time during or after the Term shall challenge and/or directly or indirectly take any action which may adversely affect any of Licensor’s rights in and to any Intellectual Property.

E.	Intellectual Property Notices. Licensee shall use any intellectual property notices which may be required by Licensor in connection with Licensee’s uses of any Intellectual Property.

F.	Brand Guidelines. From time to time, Licensor shall have the right to provide Licensee with brand guidelines concerning the Marks, and all of Licensee’s uses of the Marks shall conform to such guidelines; provided, however, if Licensee’s adoption of any such modifications would result in material expense to Licensee based on Licensee’s reliance upon a previously issued set of guidelines then the parties shall work in good-faith to agree upon reasonable transition periods and/or other ways to minimize any such additional expense.

G.	Other Uses. Licensee shall not use any Mark as part of a corporate name or domain name. Licensee shall not register in its own name any domain name and/or social media handle incorporating any Mark and if Licensee desires use of any such domain name and/or social media handle Licensee must seek Licensor’s prior written approval and, if and to the extent any such approval is granted, only use such domain name and/or social media handle under license from Licensor and only for so long as Licensor may permit.

H.	Other Trademarks. Licensee shall not make use of any Mark in connection with any other trademark (whether by way of co-brand and/or otherwise) without Licensor’s prior written approval.

I.	Changes to Form of Mark. If Licensor for any reason should decide to change the design or form of any Mark with respect to all of its licensees in the Territory then Licensee shall promptly implement such change; provided shall have the right to sell-off any of its then-existing inventory bearing the prior form of any Mark for a three (3) month period if and to the extent Licensee has rights to sell Licensed Products pursuant to the terms and conditions of this Agreement throughout such period.

J.	Infringements and/or Counterfeits. If Licensee at any time learns of any attempted and/or actual counterfeiting, infringement, imitation, unauthorized and/or illegal use of any of the Intellectual Property (any or all the foregoing, “Infringements”), then Licensee immediately shall report the Infringements to Licensor in writing, and immediately provide Licensor with any additional information or material which Licensor may request concerning the Infringements. Licensor, in its sole and exclusive discretion shall have the right to decide whether or not to take, and to implement, any and all enforcement and/or other decisions in connection with any Infringements. Absent Licensor’s express prior written approval, which may be granted or withheld in Licensor’s discretion, Licensee shall not take any action with respect to any Infringements. To the extent Licensor takes or pre-approves in writing any action with respect to any Infringements, Licensee shall fully cooperate in connection therewith. Unless otherwise agreed in writing, Licensor shall retain any and all compensation, proceeds and/or recoveries recovered in connection with any enforcement proceeding and/or other form of claim arising from an Infringement.

16

14.	Confidentiality. For purposes of this Agreement, “Confidential Information” means (a) the terms and conditions of this Agreement; and (b) any information relating to Licensor’s business that is not generally known to the public and that at any time was used, developed or obtained by Licensee in connection with its performance under this Agreement; provided, however, Confidential Information shall not include information which (i) at any time becomes generally known or available to the public through no unauthorized act by or on behalf of Licensee; (ii) was known to Licensee, by lawful means, at the time Licensee received the same from Licensor; (iii) was furnished to Licensee by a third party that does not have an obligation of confidentiality to Licensor with respect thereto; and/or (iv) was independently developed by Licensee without use of or access to Licensor’s Confidential Information. Recognizing that Confidential Information is a valuable asset and the harm that may befall Licensor if any of its Confidential Information is disclosed, Licensee agrees that, during and after the Term, it shall hold all of Licensor’s Confidential Information in strict confidence and not use or otherwise disclose any such Confidential Information to any third parties without having received Licensor’s prior written consent and a written agreement from such third party to maintain such Confidential Information in confidence. Notwithstanding the foregoing, Licensee may share Licensor’s Confidential Information if and as reasonably necessary for Licensee’s legitimate and good-faith business needs with its actual or prospective lenders, attorneys and/or accountants, subject to any such third-parties first agreeing in writing to maintain the Confidential Information as strictly confidential. If Licensee at any time during or after the Term becomes legally compelled by order of a court or other competent governmental agency, or by applicable law to disclose any of Licensor’s Confidential Information, then Licensee shall promptly notify Licensor of such circumstance in writing to enable Licensor, at Licensor’s discretion, to seek a protective order or other appropriate remedy and Licensee shall reasonably cooperate with respect to any such effort by Licensor.

15.	Indemnifications.

A.	Licensor Indemnification. Licensor shall indemnify, defend and hold harmless Licensee from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and court costs) for which it may become liable or be compelled to pay, to the extent arising from a third-party claim arising from Licensor’s breach of any of its promises, obligations, representations and/or warranties under this Agreement. For avoidance of doubt, the provisions of this paragraph shall survive expiration or termination of this Agreement.

B.	Licensee Indemnification. Licensee shall indemnify, defend and hold harmless Licensor, Licensor’s Affiliates and Licensor’s licensees, and each of their respective members, partners, directors, officers, employees, agents and representatives (Licensor, together with all the foregoing, the “Licensor Indemnitees”) from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees and court costs) for which it may become liable or be compelled to pay, to the extent arising from a third-party claim arising from (i) any acts or omissions of Licensee in connection with its performance under this Agreement, including without limitation as it relates to design, manufacture, distribution, sale and/or promotion of Licensed Products, Packaging Materials and/or Marketing Materials, including without limitation to the extent arising from product liability claims; (ii) Licensee’s breach of any of its promises, obligations, representations and/or warranties under this Agreement; (iii) a claim that Licensee’s use of any Mark on and in connection with design, manufacture, distribution, sale and/or promotion of any Products in the Territory infringes upon the trademark and/or other rights of any third-party; (iv) any act or omission of any of Licensee’s employees, Manufacturers and/or other contractors; and/or (v) Licensee’s gross negligence, willful misconduct and/or failure to comply with any applicable law or regulation. Licensee shall not settle any such claim without Licensor’s prior written consent. For avoidance of doubt, the provisions of this paragraph shall survive expiration or termination of this Agreement.

17

16.	Insurance.

A.	Licensee, at its sole cost and expense, shall procure and maintain throughout the Term and for a period of three (3) years thereafter, comprehensive general liability insurance (including, without limitation, product liability insurance, inventory insurance, worker’s compensation insurance, operations liability insurance, advertising injury insurance and cyber liability insurance) to defend and protect against claims arising from Licensee’s acts and/or omissions under and/or relating to this Agreement. Licensee shall obtain such insurance from a carrier reasonably acceptable to Licensor, in an amount not less than Five Million U.S. Dollars ($5,000,000) in the aggregate. Each policy required hereunder shall name Licensor as an additional insured. In the event that any insurance policy required hereunder includes or permits a waiver of subrogation, such waiver shall apply to all such additional insureds. Licensee shall require the insurance carrier(s) to provide at least thirty (30) days notice to Licensor of any modification, cancellation, renewal or replacement of any insurance policy required hereunder.

B.	Within ten (10) business days following the Effective Date, Licensee shall deliver to Licensor a certificate of insurance confirming the coverages required herein; provided, however, whether or not Licensor receives such a certificate during such time frame shall not constitute a waiver of any of Licensee’s obligations herein. Licensee’s failure to maintain any of the coverages and endorsements required under this Agreement shall be a material breach of this Agreement.

C.	Licensee’s indemnification obligations shall not be limited by insurance requirements hereunder.

17.	Audit Rights.

A.	Books and Records. Licensee shall prepare and maintain throughout the Term and for five (5) years thereafter, in accordance with generally accepted accounting principles and with this Agreement and in a manner which will enable Licensor’s representatives to audit same, complete and accurate books of account and records (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to this Agreement.

B.	Audit Right. Licensor’s representatives may, during regular business hours with at least twenty-four (24) hours advance notice, during the Term and for three (3) years thereafter, inspect, copy and/or audit Licensee’s books of account and records and examine and copy any or all documents and materials relating to this Agreement. Any such audit commenced within such period may continue through completion in the ordinary course. Licensee shall cooperate in all respects with any such inspection and/or audit, including without limitation by promptly responding to any inquiries and/or providing any information or material requested by Licensor (and/or Licensor’s representatives) in connection therewith.

C.	Underpayments. If any audit of Licensee’s books and records discloses an underpayment by Licensee hereunder, the amount of such underpayment, plus interest at a rate equal to one and one-half percent (1½%) per month or the maximum rate of interest allowed by law, whichever is less, from the date such payments were originally due, shall be made immediately to Licensor. If the underpayment is five percent (5%) or more, or any lesser amount if such underpayment was intentional, then: (1) Licensee shall immediately pay to Licensor all of Licensor’s fees and costs incurred in connection with the audit, and (2) Licensor shall have the right to terminate this Agreement upon written notice to Licensee.

18

18.	Representations and Warranties.

A.	Licensor Representations. Licensor represents and warrants to Licensee that (i) Licensor has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; and (ii) the execution and delivery of this Agreement and the performance of Licensor’s obligations hereunder do not and will not conflict with, violate or breach, or constitute a default under any contractual obligation of Licensor.

B.	Licensee Representations. Licensee represents and warrants to Licensor that (i) Licensee has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) the execution and delivery of this Agreement and the performance of Licensee’s obligations hereunder do not and will not conflict with, violate or breach, or constitute a default under any contractual obligation of Licensee; (iii) Licensee’s operations and performance in any way concerning its design, manufacture, distribution, sale and/or promotion of Licensed Products under this Agreement shall comply with all laws, rules and regulations applicable thereto; and (iv) there is no pending or threatened litigation which may affect Licensee’s ability to fully perform all of its obligations herein.

C.	No Other Representations. Except if and as expressly set forth in this Agreement, neither party has made and is not making any representation or warranty hereunder. Without limiting the foregoing, Licensor has not made, and does not make, any representation or warranty to Licensee in any way concerning projections, sales, Net Sales and/or profits which Licensee should expect under this Agreement.

19.	Termination.

A.	Licensor’s Right to Terminate. Licensor shall have the right to terminate this Agreement (and/or any Sell-Off Period) immediately upon notice to Licensee:

(1)	if Licensee breaches an obligation to make any payment required under this Agreement and such payment is not made within five (5) business days following Licensor’s delivery of written notice of such breach;

(2)	if Licensee’s Net Sales for any two (2) consecutive Contract Years total less than the Minimum Net Sales applicable to such Contract Years;

(3)	if Licensee fails to procure and/or maintain the insurance policy(ies) required by this Agreement and such breach is not cured within thirty (30) days following Licensor’s delivery of written notice of such breach; and/or

(4)	if Licensee breaches any representation, warranty, covenant and/or agreement in this Agreement of a nature not otherwise expressly provided for in above subsections of this provision, and such breach is not cured within thirty (30) days following Licensor’s delivery of written notice of such breach;

19

(5)	if Licensee knowingly and intentionally breaches any provision of this Agreement; and/or

(6)	if Licensee experiences an event of insolvency, petition in bankruptcy and/or dissolution.

B.	Cure Periods. Notwithstanding any cure period provided to Licensee under this Agreement, Licensee shall not have an opportunity to cure any breach which, by its terms, cannot be cured, including, for example, selling Licensed Products outside the Territory and/or making any use of the Marks without having received Licensor’s prior approvals as required by this Agreement.

C.	Licensee’s Right to Terminate. Licensee shall have the right, but not the obligation, to terminate this Agreement in its entirety upon the occurrence of the material breach by Licensor of this Agreement or any of its express representations or express warranties herein, and such breach is not cured within thirty (30) business days of Licensor’s receipt of written notice from Licensee of the same.

D.	Termination Without Prejudice. Any termination right exercised by Licensor under this Agreement shall be without prejudice to and/or waiver of any other remedy which Licensor may have arising in connection with any breach of this Agreement by Licensee.

E.	Costs and Fees. If this Agreement is terminated by Licensor for any reason provided for herein then Licensee shall reimburse Licensor for all of Licensor’s costs and reasonable attorneys’ fees incurred in connection therewith, including without limitation as it relates to Licensor’s efforts to collect any sums then or thereafter owed to it by Licensee under this Agreement.

F.	Bankruptcy. If Licensee experiences an event of insolvency, petition in bankruptcy and/or dissolution then, to the fullest extent enforceable by law, no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee’s assets or business may continue this Agreement or exploit or use the Marks. Licensee further agrees that Licensed Products may not be sold or otherwise transferred in any such case without first offering the Licensed Products to Licensor at a price of fifty percent (50%) off Licensee’s Manufacturing Cost, and the Marks may not be used by a secured party, a creditor, or by the Licensee in a disposition of Licensed Products in enforcement of a security interest, attachment, or other seizure.

20.	Effects of Expiration and/or Termination.

A.	Termination of Licensee’s Rights. At expiration and/or termination of this Agreement for any reason, except as it relates to any limited rights which Licensee may have pursuant to the express terms of this Agreement with respect to a Sell-Off Period, all rights granted by Licensor to Licensee under this Agreement automatically and immediately shall terminate and revert to Licensor. Without limiting the foregoing, at expiration and/or termination of this Agreement, Licensee immediately shall cause its Manufacturers to cease and desist from any further manufacture of any Licensed Products (and/or of any labeling, packaging and/or other materials using any Intellectual Property). Licensee acknowledges that Licensor will have no adequate remedy at law if Licensee continues to design, manufacture, distribute, sell, and/or promote Licensed Products following expiration or termination of this Agreement outside the scope of any rights which Licensee may have pursuant to the express terms of this Agreement with respect to a Sell-Off Period. Accordingly, Licensee agrees that, in addition to any and all other remedies available to Licensor at law, Licensor shall have the right to have any such activity by Licensee restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of posting any bond.

20

B.	Unpaid Amounts. At expiration and/or termination of this Agreement for any reason, Licensee immediately shall pay to Licensor any and all unpaid amounts then due or owing to Licensor (including without limitation Royalties and Guaranteed Minimum Royalties).

C.	Acceleration of Guaranteed Minimum Royalties. At termination of this Agreement for any reason other than Section 19.A(2) (failure to achieve Minimum Net Sales), the following amounts shall be accelerated and become immediately due and payable by Licensee to Licensor, without prejudice to any other rights and remedies which Licensor may have: all Guaranteed Minimum Royalties that would have been payable to Licensor for the balance of the Term had such termination not occurred. The parties agree that such payment obligation shall not be deemed a penalty and shall not be deemed the sole and exclusive remedy of Licensor in the event of termination of this Agreement based on Licensee’s breach.

D.	Inventory. No later than sixty (60) days prior to natural expiration of the Term and/or ten (10) business days after an early termination of this Agreement, Licensee shall deliver to Licensor a schedule (signed and certified by Licensee’s Chief Financial Officer as accurate) itemizing all inventory of Licensed Products then in Licensee’s possession, custody and/or control, broken down by style number, color, size, quantity, and including Licensee’s Manufacturing Cost for each such product together with any other descriptive information which Licensor may request. At any time over the sixty (60) day period following Licensee’s delivery of all such information, Licensor (or any third-party which Licensor may designate) then shall have the option (but not the obligation), exercisable upon notice to Licensee, to purchase any or all such inventory at a price equal to eighty percent (80%) of Licensee’s Manufacturing Cost applicable to the inventory so purchased. If such purchase option is exercised then Licensee shall deliver the applicable inventory to Licensor (or its designee) within five (5) business days from the date of exercise, and Licensor (or its designee) shall pay Licensee for such inventory within thirty (30) days following its receipt thereof; provided, however, Licensor (or its designee) shall have the right to offset from such payment any sums then owed by Licensee to Licensor, without limitation of remedy.

E.	Sell-Off Period. If this Agreement naturally expires or is terminated by Licensee pursuant to this Agreement based on Licensor’s uncured material breach then, only if and for so long as Licensee is not in breach of this Agreement, Licensee shall have the non-exclusive right, for a period of one hundred and eighty (180) days following the expiration of this Agreement (a “Sell-Off Period”) to sell-off its inventory (solely to the extent Licensee owned such inventory as of the expiration or termination date of this Agreement) with such sales to be made (i) solely in the Territory; (ii) solely to Authorized Retailers, (iii) subject to payments of Royalties; and (iv) otherwise on and subject to the terms and conditions of this Agreement. Any sales made by Licensee during a Sell-Off Period shall not be credited towards any of Licensee’s obligations to pay Guaranteed Minimum Royalties.

F.	Transition Period. At any time during the Term, Licensor shall have the right to negotiate and enter into agreements with one or more third-parties under which such third-parties receive license(s) to use the Marks on and/or in connection with design, manufacture, distribution, sale and/or promotion of Products in the Territory following the Term. The terms of any such successor license may permit the successor licensees to engage in any and all such or other preparatory activities during the Term (including without limitation designing product, manufacturing product, showing product and accepting orders for product) so long as they do not ship any such product during the Term.

21

21.	Sublicensing. Licensee shall not sublicense any of its rights or obligations hereunder without having first received Licensor’s prior written approval which Licensor may grant or withhold in its reasonable discretion. In any case where Licensor should elect to grant written approval for a sublicense, (a) the sublicensee shall be bound by all terms and conditions of this Agreement as though it were Licensee and without limiting the foregoing, no sublicensee shall be granted any rights beyond the scope of rights granted to Licensee hereunder; (b) Licensee and its sublicensee shall be jointly and severally liable for any and all liabilities arising in connection with the sublicense; and (c) the sublicense shall be further conditioned upon the sublicensee’s entry into a written sublicense agreement in form and substance pre-approved in writing by Licensor. Any attempted sublicense by Licensee in violation of any of the foregoing shall be deemed void and of no force or effect.

22.	Assignment. This Agreement is of a nature such that the rights granted to Licensee hereunder are personal to Licensee, including in that Licensee acknowledges and recognizes that: (a) Licensee has been granted the license herein because of its particular expertise, knowledge, judgment, skill and ability; and (b) Licensor is relying on Licensee’s unique knowledge, experience and capabilities to perform this Agreement in specific manner consistent with the high standards of integrity and quality associated with the Marks. As such, Licensee shall not assign this Agreement or any of its rights or obligations hereunder, directly or indirectly, whether pursuant to any change of ownership, control or otherwise, without having first received Licensor’s prior written approval which Licensor may grant or withhold in its sole discretion. In any case where Licensor grants written consent to an assignment then, as a further condition of the requested assignment, Licensee shall pay to Licensor a transfer fee equal to fifty percent (50%) of the sum of Guaranteed Minimum Royalties for the then current Contract Year in which Licensee is seeking to assign its rights or obligations under this Agreement (irrespective of whether such guaranteed payments were paid). Any attempted assignment by Licensee in violation of any of the foregoing shall be deemed void and of no force or effect. Licensor shall have the right to assign any or all of its rights and/or obligations under this Agreement, in any form or manner, without the prior consent or approval of Licensee. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

23.	Dispute Resolution.

A.	Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to principles governing conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

B.	Forum. Any dispute between the parties relating to and/or arising out of this Agreement shall be adjudicated exclusively in the courts of the State of New York, New York County. Each party irrevocably submits to the jurisdiction of such courts and waives any claim or defense of inconvenient forum or lack or personal jurisdiction in such forum under any applicable law, decision or otherwise. Notwithstanding the foregoing, Licensor in its discretion shall be permitted to seek and obtain injunctive relief in New York and/or any other jurisdiction where Licensor deems appropriate by reason of its subject matter and in any such case Licensor shall be permitted to combine claims for injunctive and non-injunctive relief in such forum.

C.	Equitable Relief. Licensee acknowledges that any breach by Licensee shall cause Licensor irreparable harm for which there is no adequate remedy at law, and in the event of such breach, Licensor shall be entitled to, in addition to other available remedies, injunctive or other equitable relief, including, without limitation, interim or emergency relief, including, without limitation, a temporary restraining order or injunction, before any court with applicable jurisdiction, to protect or enforce its rights.

22

D.	LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER LICENSOR NOR ANY OF LICENSOR’S OWNERS, OFFICERS, EMPLOYEES AND/OR AGENTS SHALL BE LIABLE TO LICENSEE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES, OR FOR LOSS OF GOOD WILL OR BUSINESS PROFITS, REGARDLESS OF THE FORM OR ACTION, WHETHER IN CONTRACT, TORT AND/OR OTHERWISE, IN RELATION TO THIS AGREEMENT. ADDITIONALLY, IN NO EVENT SHALL LICENSOR’S TOTAL LIABILITY UNDER THIS AGREEMENT UNDER ANY THREORY OF RECOVERY EXCEED THE AMOUNTS ACTUALLY RECEIVED BY LICENSOR FROM LICENSEE HEREUNDER, REGARDLESS OF THE NUMBER OR TYPE OF CLAIMS.

E.	JURY TRIAL WAIVER. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS THAT IT MAY HAVE NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN THEM IN ANY WAY CONNECTED TO THIS AGREEMENT. IT IS INTENDED THAT THIS WAIVER OF JURY TRIAL SHALL APPLY TO ANY AND ALL CLAIMS, DEFENSES, RIGHTS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING.

24.	Miscellaneous.

A.	Notices. All notices under this Agreement shall be in writing, be written in English, be delivered by nationally recognized overnight delivery service which provides proof of delivery (e.g., UPS or Federal Express), and shall be deemed to have been given one (1) business day following deposit with such delivery service, and shall be delivered as follows (or to such other address as one party may notify the other in accordance with this notice provision):

If to Licensor:

IM TOPCO, LLC

530 Fifth Avenue

Floor 25

New York, NY 10036

Attn: Effy Zinkin, Esq.

with a copy simultaneously delivered by email to each of (i) EZinkin@WHP-Global.com and (ii) Gregg@DonnenfeldLaw.com.

If to Licensee:

Xcel-CT MFG, LLC

1333 Broadway, 10th Floor

New York, NY 10018

Attn: President

23

B.	Relationship. The parties are and shall remain independent contractors, and neither party may obligate or bind the other to any form of contractual and/or other obligation. Nothing herein contained shall be construed to have the effect of placing the parties hereto in the relationship of partners or joint venturers, or create any agency, or any other relationship other than that of licensor and licensee.

C.	No Franchise. Each party acknowledges and agrees that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement. Each party further acknowledges and agrees that state and federal franchise laws do not and will not apply to this Agreement or to the relationship between the parties and their respective rights and obligations hereunder. Without limiting the foregoing, the parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise laws.

D.	Survival. Any provisions under this Agreement which by their express terms and/or implication have a continuing effect shall survive any expiration or termination of this Agreement.

E.	Further Assurances. Licensee shall execute and deliver to Licensor any and all documents requested by Licensor to confirm and perfect Licensor’s right, title and interest in and to the Marks and/or otherwise with respect to the licensing arrangement provided for herein.

F.	No Waiver. If any acts or omissions by either party not in conformity with any requirement hereof are not objected to by the other party, the failure to object shall not be a waiver of the requirement and timely and proper performance may be insisted upon at any time. The waiver by any party to this Agreement of any breach or violation of any provision of this Agreement by the other party shall not operate or be constructed to be a waiver of any subsequent breach or violation thereof.

G.	Severability. Invalidity of any term of this Agreement shall not affect the validity or operation of any other term, and the invalid term shall be deemed severed from this Agreement.

H.	Construction.

(1)	In the event of any dispute concerning a definition in this Agreement which impacts the scope of rights granted hereunder (e.g., definition of the term “Marks”, “Products” and/or “Territory”), the final determination shall be made in Licensor’s good-faith discretion.

(2)	If it is necessary to construe the terms and conditions of this Agreement, it will be done without giving any consideration or effect as to which party drafted this Agreement. The parties acknowledge that all terms of this Agreement were negotiated at arms’ length, with independent counsel, and that this Agreement was prepared and executed without duress, undue influence or coercion.

I.	Captions and Exhibits. Captions used herein are for convenience only. The exhibits to this Agreement (including without limitation any terms and conditions contained therein) are incorporated herein by reference and shall form part of this Agreement.

J.	Signature Exchange: This Agreement may be executed in counterpart copy format, with each copy an original hereof, and all copies being one and the same agreement. Signatures affixed hereto by photocopy, facsimile transmission, e-mail, PDF, TIFF, JPEG, Docusign or other like digital format shall have the full force and effect of original signatures.

K.	Complete Agreement / No Oral Modification. This Agreement represents the complete Agreement between the parties with respect to its subject matter, and this Agreement replaces and supersedes any prior written and oral agreements, understanding or statements between the parties, whether express or implied, with respect to the subject matter contained in this Agreement. Without limiting the foregoing, the express terms of this Agreement shall control and supersede any course of dealing or performance, and/or usage of trade, that is inconsistent with any of the terms hereof. Any amendments to this Agreement must be in writing and signed by the parties.

{Signature Page(s) Follow}

24

IN WITNESS WHEREOF, by their signatures below, the parties enter into this Agreement as of the Effective Date.

LICENSOR	LICENSEE

IM TOPCO, LLC	XCEL-CT MFG, LLC

By:	By:
Name:Yehuda Shmidman	Name:
Title:Chief Executive Officer	Title:

THIS AGREEMENT SHALL NOT BE BINDING UNLESS AND UNTIL FULLY-EXECUTED.

25

Exhibit B

(Authorized Retailers)

1.	The following department stores and their dotcoms:

A.	Bealls
B.	Belk
C.	Bloomingdale' s
D.	Boscov's
E.	Dillard's
F.	Hudson's Bay
G.	JC Penney
H.	Lord & Taylor
I.	Macy's
J.	Neiman Marcus
K.	Nordstrom
L.	Saks 5th Avenue
M.	Urban Outfitters Group stores
N.	VonMaur

2. The following online retailers:

A.	Amazon.com
B.	Dressbarn.com
C.	The following flash sale sites:

(1)	Dia & Co.
(2)	Gilt
(3)	Haute Look
(4)	Revolve
(5)	Shopbop
(6)	Stitch Fix

D.	Lordandtaylor.com
E.	Zappos.com; and
F.	Live-Stream shopping e-commerce sites with similarly positioned fashion brands (specific sites subject to Licensor’s prior written approval on a case by case basis, with such approval not to be unreasonably withheld, conditioned or delayed).

3. The following elevated Off-Price Retailers and their dotcoms:

A.	Bloomingdale's Outlet
B.	Neiman Marcus Last Call
C.	Nordstrom Rack
D.	Saks Off 5th

4.	The following Off-Price Retailers and their dotcoms, such as:

A.	Beall's Outlet
B.	Burlington Coat Factory
C.	Gilt
D.	Haute Look

26

E.	Macy's Back Stage
F.	Marshall’s
G.	Ross Stores
H.	Rue LaLa
I.	Stein Mart
J.	TJ Maxx
K.	TJX
L.	Winners (Canada)
M.	Zulily

5.	The following club retailers:

A.	BJs (brick and mortar, e-commerce)
B.	Costco (Canada)
C.	Costco (US)
D.	Sam's Club (Canada)
E.	Sam's Club (US)

6. The Branded E-Com Site

7. Duty-Free Stores in the Territory (with any sales to Duty-Free Stores outside of the Territory subject to Licensor’s prior written approval)

8. AAFES / Military; and

9. Such other retailers or customers as may be approved by Licensor in writing on a case-by-case basis.

27

EXHIBIT J

SHARED ACCESS AGREEMENT

This SHARED ACCESS AGREEMENT (this “Agreement”), dated as of May [__], 2022, is by and between Xcel Brands, Inc., a Delaware limited liability company (the “Seller”), and IM TOPCO, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below). Each of the Seller, on the one hand, and the Company, on the other hand, are referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of May [__], 2022, among IMWHP, LLC, the Seller, IM Brands, LLC and the Company (the “Purchase Agreement”), among other things, the Seller is contributing the Contributed Assets to the Company, and thereafter the Seller is selling 70% of the limited liability company membership interests of the Company to IMWHP, LLC;

WHEREAS, in connection with the Purchase Agreement, the employees of the Seller listed on Schedule A hereto participate in the operation of the Business (the “Business Employees”);

WHEREAS, following the transactions contemplated by the Purchase Agreement, the Seller will continue to have a direct financial interest in the Company;

WHEREAS, the Parties desire that, following the contribution of the Contributed Assets to the Company and the sale of the Acquired Interests to IMWHP, LLC in accordance with the Purchase Agreement, the Seller provide to the Business Employees access to certain office space occupied by the Seller, as more fully described herein and as further described on Schedule B hereto (the “Facilities”), following the Closing Date;

WHEREAS, the Parties desire that during the Transition Period (as defined below), the Seller and its affiliates will continue to employ the Business Employees and will continue to allow the Business Employees to continue to participate in the Seller’s benefit plans in which the Business Employees participate prior to the Closing, in each case at the sole cost of the Company and until the Company has established its own payroll systems and can create equivalent benefit plans; and

WHEREAS, the Seller is willing to provide such services and access as set forth herein to the Company on the terms and subject to the conditions hereof.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Business Employees; ACCESS to FACILITIES

Section 1.1.          Business Employees; Transition Period.

(a) Subject to the terms and conditions of this Agreement, during the Transition Period, the Seller agrees to make, or cause to be made, available the Business Employees to the Company for purposes of operating the Business. The Seller will not fire, discipline or set or adjust the wages, benefits or terms and conditions of employment of any Business Employee without the prior written consent of the Company. The Seller shall require each Business Employee to acknowledge in writing that, notwithstanding that such Business Employee is an employee of the Seller (or its affiliate), he or she (i) is bound by the policies established by the Company as if such Business Employee were an employee of the Company and (ii) understand that his or her appointment with the Company or employment with the Seller may be terminated for failure to comply with such policies.

(b) The period during which the Business Employees shall be made available to the Company for purposes of operating the Business shall commence immediately following the Closing on the Closing Date and end as of the Personnel Transfer Date (the “Transition Period”). For purposes of this Agreement, unless otherwise mutually agreed between the Parties in writing, the “Personnel Transfer Date” means the earlier to occur of (i) 90 days following the Closing Date or (ii) the first date that the Company and its affiliates can organize payroll administration and replacement benefit plans under their own system.

Section 1.2.          Employment or Engagement Status; Management of Business Employees. The Business Employees shall at all times during the Transition Period remain employees of the Seller and shall not be considered to be employees of the Company or any of its affiliates; provided, however, that the Company shall direct the day-to-day activities of, and supervise, the Business Employees in connection with the operation of the Business.

Section 1.3.          Compensation and Benefits. During the Transition Period, the Seller shall provide each Business Employee with compensation and employee benefits that are consistent with the compensation and employee benefits provided to such Business Employee immediately prior to the Closing.

Section 1.4.          Service Costs.

(a) The Company shall, in accordance with the requirements of this Section 1.4, reimburse the Seller for all Service Costs that are incurred during the Transition Period by the Seller or its affiliates (without duplication). For purposes of this Agreement, “Service Costs” means any (i) any amounts paid or payable during the Transition Period by the Seller or its affiliates to its professional employer organization (PEO) in respect of the Business Employees and (ii) any other costs or expenses (including, without limitation, compensation, benefits and payroll taxes) incurred by the Seller or its affiliates in respect of Business Employees during the Transition Period, in each case of clause (i) and (ii) as listed, summarized and estimated in good faith (on a non-binding basis) on Schedule C hereto (collectively, the “Service Costs”).

(b) No later than five (5) Business Days following the end of any calendar month during the Transition Period, the Seller shall provide the Company with an invoice itemizing in reasonable detail, including supporting documentation, the Service Costs incurred by the Seller or its affiliates during such calendar month (each a “Service Costs Invoice”). Within five (5) Business Days after receipt of the Service Costs Invoice from the Seller, the Company shall pay to the Seller an amount equal to the Service Costs for such calendar month by wire transfer in immediately available funds to the account designated by the Seller.

Section 1.5.          Intellectual Property and Confidentiality.

(a) The Seller hereby agrees that the Company shall be the owner of any and all work product (the “Work Product”) and other programming, compilations of data, inventions, discovery, know-how and information of any nature first conceived, discovered, compiled, authored or otherwise developed by the Business Employees during the Term (the “Inventions and Works of Authorship”) and that the same shall constitute “works made for hire” (as that term is defined in the United States Copyright Act) by the Business Employees because they have been specifically ordered or commissioned from the Seller and the Business Employees for use by the Company. The Seller hereby acknowledges and agrees that, to the extent any Inventions and Works of Authorship are not, for whatever reason, deemed to be “works made for hire,” the Seller hereby grants, transfers, conveys, and assigns to the Company and its successors and assigns, all of the Seller’s right, title, interest, ownership and all subsidiary rights in and to, and shall cause each of the Business Employees to grant, transfer, convey and assign to the Company and its successors and assigns all of such Business Employees’ right, title, interest, ownership and all subsidiary rights in and to, the Inventions and Works of Authorship and all trademark, copyrights, trade secret, patent and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by such Inventions and Works of Authorship.

(b) The Seller covenants and agrees, without further consideration and at any time whether during or after the Term, to itself sign such documents and do such things, and to cause each of the Business Employees to sign such documents and do such things, as the Company may reasonably require in order to perfect the foregoing assignments and the Company’s ownership of the Inventions and Works of Authorship, and will execute all papers and perform any other lawful acts requested by the Company for the preparation, prosecution, procurement, maintenance, enforcement and defense of any trademark, copyright, trade secret, patent and/or other intellectual or industrial property rights in and for such Inventions and Works of Authorship throughout the world.

(c) To the extent that the Seller or the Business Employees use or incorporate into any Inventions and Works of Authorship or other Work Product any programming, compilations of data, inventions, discovery, know-how or information of any nature conceived, discovered, compiled, authored or otherwise developed by the Seller or the Business Employees prior to the Term, (collectively, the “Pre-existing Inventions and Works”), the Seller hereby grants, and shall cause the Business Employees to grant, to the Company a perpetual, fully-paid, royalty-free, non-exclusive, transferable, assignable and sublicenseable right, under any and all trademarks, copyrights, trade secrets, patents and other intellectual and industrial property rights of whatever nature throughout the world covering or embodied by the Pre-existing Inventions and Works, to make, have made, use, copy, distribute, display, perform, modify, translate, offer to sell, sell, and otherwise transfer or dispose of such Pre-existing Inventions and Works and any products and services embodying or covered by such trademark, copyright, patent, trade secret and other intellectual and industrial property rights.

(d) To the extent permitted by law, the Seller does hereby irrevocably waive, and shall cause each of the Business Employees to irrevocably waive, any and all moral rights or rights of droite morale, including without limitation rights of paternity (i.e., authorship), disclosure, withdrawal (i.e., the right to disclaim authorship in a work) and integrity (i.e., a right to prevent changes to a work), with respect to the Work Product, Inventions and Works of Authorship.

(e) The Seller acknowledges and agrees that a breach of this Section 1.5 by the Seller may cause the Company irreparable harm for which monetary damages alone would be an inadequate remedy and, accordingly, without limiting the remedies to which the Company is entitled at law, the Company may be entitled to equitable relief, including injunctive relief and specific performance, as a result of any breach or threatened breach of this Section 1.5 by the Seller or any Business Employee.

(f) This Section 1.5 shall survive termination of this Agreement.

Section 1.6.          Access. The Seller hereby grants to the Company, and the Company accepts from the Seller, the right to use and occupy, on a non-exclusive basis in common with the Seller, the Facilities for the purpose of providing the Business Employees a workplace location in connection with the conduct of the Business, upon all of the terms and conditions set forth herein during the Term (as defined below) applicable to each Facility. The Seller hereby grants to the Company, and the Company accepts from the Seller, the right to access and use any and all common entrances, elevators, stairways, corridors, foyers, lobbies and lavatories located within the Facilities which are reasonably necessary for the Company’s use and enjoyment of the Facilities, during the Term and upon all of the terms and conditions set forth herein.

Section 1.7.          As Is Condition. The Company accepts the Facilities in “As Is” condition with no representations or warranties from the Seller whatsoever. The Seller shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Facilities.

Section 1.8.          Use Restrictions. The Facilities may be used by the Company only for general office purposes, primarily by the Business Employees, consistent with the prior use by the Seller in the course of operating the Business prior to the Closing. In no event shall the Company’s use of the Facilities unreasonably interfere with the Seller’s use of the Facilities.

Section 1.9.          Compliance with Rules and Regulations. The Company’s use of each Facility shall, at the Company’s expense, comply with the applicable lease and all applicable statutes, ordinances, rules, regulations, orders, restrictions of record and requirements in effect during the Term or any part of the Term regulating the use by the Company of the Facilities. Without limiting the generality of the foregoing, the Company shall keep in force at all times all licenses, consents and permits necessary for the lawful conduct of the Company’s business.

Section 1.10.      Force Majeure. If the performance of either Party under this Agreement is prevented, restricted or interfered with by any Force Majeure Event, such Party shall give prompt notice to the other Party, and shall not be deemed to have breached this Agreement.

ARTICLE II
TERM AND TERMINATION

Section 2.1.          Term. The term of this Agreement (the “Term”) shall commence on the Closing Date and shall, subject to Section 2.2, be coextensive with the term of the Design, Interactive Television and Talent Services Agreement, dated as of [_____], 2022, by and among the Seller, IM Brands, LLC and the Company (the “DIT Agreement”); provided, however, that, in the event of any termination of this Agreement in accordance herewith, this Agreement (other than Section 1.5, this Section 2.1, Section 3.2 and Article IV) shall be of no further force or effect with no liability on the part of any Party hereto; provided, further, that, subject to the terms of this Agreement, no such termination shall relieve any Party hereto from liability for any breach of this Agreement prior to termination hereof.

Section 2.2.          Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, in whole or in part, at any time:

(a) by the mutual consent of the Seller and the Company; or

(b) by either Party upon thirty (30) days prior written notice if the other Party breaches this Agreement and fails to cure such breach, to the reasonable satisfaction of the non-breaching party, prior to the end of the notice period.

ARTICLE III
CONSIDERATION; Non-Solicitation

Section 3.1.          Consideration. The Seller making the Facilities available to the Company following the Closing is a material inducement to IMWHP, LLC to purchase the Acquired Interests and is a material inducement to the Company to enter into the Purchase Agreement and the DIT Agreement. Without this Agreement and the continued access to the Facilities, neither IMWHP, LLC nor the Company would enter into the transactions contemplated by the Purchase Agreement or the DIT Agreement.

Section 3.2.          Non-Solicitation. During the Term and for a period of two years following the termination of this Agreement for any reason (the “Non-Solicitation Period”), the Seller will not, and will not permit its affiliates to, directly or indirectly (including through representatives), for or for the benefit of itself or any other Person, solicit for employment, employ, engage, induce to leave, hire or retain (as an employee or independent contractor or otherwise) any employee of the Company.

ARTICLE IV
MISCELLANEOUS

Section 4.1.          Indemnification.

(A)       The Company shall indemnify, defend and hold harmless the Seller from and against any and all liability, claims, demands, causes of action, judgments, costs, expenses, and all losses and damages for bodily injury, death and property damage arising from (i) the Company’s use and occupancy of the Facilities, (ii) a breach by the Company of the terms of this Agreement, (iii) any action or inaction taken by any Business Employee at the direction of the Company or its affiliates; or (iv) any gross negligence or willful misconduct in the operation of the Business by any Business Employee while acting under the direction of the Company or any of its affiliates, and (v) from all costs, reasonable attorneys’ fees and disbursements, and liabilities incurred in the defense of any such claim (the “Indemnified Liabilities”); provided, however, that such indemnification shall not be available to the Seller with respect to any claim that arose from the gross negligence or willful misconduct of the Seller.

(B)       The Company shall reimburse Seller for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses), as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Seller would be entitled to indemnification under the terms of this Section, or any action or proceeding arising therefrom, whether or not Seller is a party thereto. The Company agrees that it will not, without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Seller settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if Seller is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Seller from all liability, without future obligation or prohibition on the part of Seller, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Seller.

(C) The rights of the Seller to indemnification hereunder will be in addition to any other rights it may have under any other agreement or instrument referenced above or any other agreement or instrument to which the Seller is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that the Seller may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which the Seller may be associated. The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Indemnified Liability, (ii) the Company shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to the Seller in respect of any Indemnified Liabilities, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which the Seller may be associated to indemnify the Seller and/or advance expenses to the Seller in respect of any proceeding shall be secondary to the obligations of the Company, (iv) the Company shall be required to indemnify the Seller and advance expenses to the Seller to the fullest extent provided herein without regard to any rights the Seller may have against any other person or entity with whom or which the Seller may be associated or insurer of any such person or entity and (v) the Company (on behalf of itself and its insurers) irrevocably waives, relinquishes and releases any other person or entity with whom or which the Seller may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company.

(D) In the event any other person or entity with whom or which the Seller may be associated or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which the Seller may be associated or its insurers affect the obligations of the Company or shift primary liability for any Indemnified Liability to any other person or entity with whom or which the Seller may be associated.

Section 4.2.          Costs of Collection. In any dispute involving monies owed to Seller hereunder, the prevailing party shall be entitled to receive from the other party all costs of collection or defense (as the case may be), including reasonable attorneys’ fees and interest on unpaid amounts found to be owing, calculated at a rate of 12% per annum or the highest rate allowed by law, whichever is less.

Section 4.3.          Relationship of Parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust, single or joint employer relationship, employer-employee relationship, or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that no employee or agent of either Party will have any authority of any kind to authorize or cause the disbursement of any funds of the other Party. No Party shall have the authority to assume or create any liability or obligation, express or implied, on behalf of, or bind in any manner, the other Party.

Section 4.4.          Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by e-mail or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

If to the Seller:

Xcel Brands, Inc.

1333 Broadway, 10th Floor

New York, NY 10018

Attention: James Haran, Chief Financial Officer

E-mail: jharan@excelbrands.com

with a copy (which shall not constitute notice) to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Robert J. Mittman
E-mail: robert.mittman@blankrome.com

If to the Company:

IM Topco, LLC

530 Fifth Avenue, 25th Floor

New York, NY 10036

Attention: Ephraim Zinkin

E-mail: ezinkin@whp-global.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036-6569

Attention: Brad D. Rose

E-mail: brose@pryorcashman.com;

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing.

Section 4.5.          Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that the Company may assign any or all of its rights, obligations and interests hereunder without any such written consent to any affiliate of the Company. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 4.6.          Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 4.7.          Captions. The titles, captions and descriptive headings contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

Section 4.8.          Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. No provision of this Agreement shall be modified, amended, extended, supplemented, discharged, terminated or waived except by a writing specifically referring thereto, signed by all of the Parties hereto, and delivered by all Parties to the other Parties.

Section 4.9.          Arbitration. Except with respect to either party’s right to injunctive relief hereunder, the parties agree that any controversy, claim or dispute arising out of or relating to this Agreement (including the determination of the scope or applicability of this Agreement to arbitrate) shall be determined by confidential arbitration in New York, New York, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”); provided, however, that notwithstanding the JAMS Rules, the arbitrator shall not have the power to award injunctive or other equitable relief, and nothing herein shall preclude or prevent a party from pursuing, injunctive or other equitable relief in a New York state or federal court of competent jurisdiction. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, or federal law if the law of the State of Delaware is preempted.

Section 4.10.      Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the Parties hereto, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 4.11.      Limitation on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, PUNITIVE, CONSEQUENTIAL OR OTHER SPECULATIVE DAMAGES OF ANY NATURE INCLUDING, WITHOUT LIMITATION, LOST PROFITS, EVEN IF A PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HEREUNDER.

Section 4.12.      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 4.13.      Counterparts and Electronic Delivery. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or other means of electronic transmission (including .pdf files) pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

Section 4.14.      Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 4.15.      Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 4.16.      Interpretation. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Company:

IMTOPCO, LLC

By:
Name:
Title:

Seller:

XCEL BRANDS, INC.

By:
Name:
Title:

[Signature Page to Shared Access Agreement]